EXHIBIT 2.1


*Represents language for which confidential treatment has been requested.


                            ASSET PURCHASE AGREEMENT



                             GOVERNING THE PURCHASE

                                       OF

                            CERTAIN OF THE ASSETS OF

                               SHIRE BIOCHEM INC.

                                       BY

                           ID BIOMEDICAL CORPORATION







                              DATED APRIL 19, 2004

                                TABLE OF CONTENTS


Article 1 - INTERPRETATION.................................................... 1

     1.1    Definitions........................................................1
     1.2    Other Defined Terms...............................................11
     1.3    Schedules.........................................................12
     1.4    Interpretation....................................................13

Article 2 - PURCHASE OF ASSETS................................................14

     2.1    Purchase and Sale.................................................14
     2.2    Consideration.....................................................14
     2.3    Payment of Consideration..........................................14
     2.4    Assignment of Contracts...........................................15
     2.5    Adjustments to Reflect Fluctuations in Purchaser's Stock
            Price.............................................................15
     2.6    Working Capital Adjustments.......................................15
     2.7    Net Operating Cash Adjustments....................................16
     2.8    Additional Adjustments for TPC Receivables........................17
     2.9    Taxes on Sale and Transfer........................................18
     2.10   Amounts Paid for Undertaking Future Obligations...................18
     2.11   Sale Tax Elections................................................18

Article 3 - ASSUMPTION OF OBLIGATIONS AND LIABILITIES.........................19

     3.1    Assumption of Obligations and Liabilities.........................19
     3.2    Excluded Obligations and Liabilities..............................19
     3.3    Product Liability and Warranty Obligations........................19
     3.4    Risk of Loss and Damage Prior to Closing..........................19

Article 4 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR......................20

     4.1    Corporate Status and Authority....................................20
     4.2    Assets............................................................21
     4.3    Business Operations...............................................23
     4.4    Intellectual Property.............................................23
     4.5    Financial.........................................................24
     4.6    Insurance.........................................................24
     4.7    Environment.......................................................25
     4.8    Tax Matters.......................................................26
     4.9    Employee Matters..................................................26
     4.10   Non-Compliance....................................................27
     4.11   Contracts and Commitments.........................................28

     4.12   Consents and Approvals............................................28
     4.13   Finder's Fees.....................................................28
     4.14   Transactions with Affiliates......................................28
     4.15   All Assets........................................................28
     4.16   Construction Projects.............................................28

Article 5 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................29

     5.1    Corporate Status and Authority....................................29
     5.2    Accuracy of Public Disclosure.....................................30
     5.3    Other Matters.....................................................31
     5.4    Tax Registration..................................................35

Article 6 - PRE-CLOSING MATTERS AND COVENANTS.................................35

     6.1    Access............................................................35
     6.2    Operations until Closing..........................................35
     6.3    Rebuilding Facilities.............................................36
     6.4    Required Consents.................................................37
     6.5    Contracts Requiring Consent.......................................37
     6.6    Novation Agreement................................................37
     6.7    Government Contracts and Biologics Undertakings...................37
     6.8    Loan Facility Agreement...........................................37
     6.9    Guarantee Agreements..............................................37
     6.10   Closing...........................................................38
     6.11   Assignment and Assumption Agreement...............................38
     6.12   Regulatory Approvals..............................................38
     6.13   Assistance with Preparation of Business Acquisition Report and
            Registration Statement............................................38
     6.14   Supplementary Disclosure..........................................38
     6.15   Shared Network Use Agreement......................................39
     6.16   Real Estate.......................................................41
     6.17   Use of Proceeds from Financings During Interim Period.............41
     6.18   Concurrent Closing of Share Purchase Agreement....................42

Article 7 - CONDITIONS OF CLOSING.............................................42

     7.1    Conditions of the Purchaser.......................................42
     7.2    Conditions of the Vendor..........................................43
     7.3    Mutual Conditions.................................................44
     7.4    Termination.......................................................45
     7.5    Effect on Termination.............................................45

Article 8 - CLOSING TRANSACTIONS..............................................46

     8.1    Time and Place....................................................46
     8.2    Vendor's Closing Documents........................................46
     8.3    Purchaser's Closing Documents.....................................46
     8.4    Transfer..........................................................47

Article 9 - EMPLOYEE MATTERS..................................................47

     9.1    Continuation of Employment........................................47
     9.2    Unionized Employees...............................................48
     9.3    Certain Obligations Respecting Employees..........................48

Article 10 - POST-CLOSING EVENTS..............................................48

     10.1   TPC Receivable....................................................48
     10.2   Delivery of Books and Records.....................................48
     10.3   Access to Information by the Vendor...............................48
     10.4   Contracts Requiring Consents......................................49
     10.5   Change of Name....................................................49
     10.6   Redemption of Outstanding Common Shares...........................49
     10.7   Restrictive Covenant..............................................49
     10.8   Confidentiality...................................................50
     10.9   Remedies..........................................................51

Article 11 - SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION..................51

     11.1   Indemnity in favour of Vendor.....................................51
     11.2   Indemnity in favour of Purchaser..................................51
     11.3   Time Limitations..................................................51
     11.4   Limitations on Damages............................................52
     11.5   Indemnification: Notice...........................................53
     11.6   Indemnification Proceedings - Third Party Claim...................53
     11.7   Indemnification Proceedings - Other Claims........................53
     11.8   Indemnity After Tax...............................................54
     11.9   Other Indemnification Principles..................................54
     11.10  No Affect of Investigation........................................55
     11.11  Sole Remedies.....................................................55

Article 12 - MISCELLANEOUS....................................................55

     12.1   Notices...........................................................55
     12.2   Further Assurances................................................56
     12.3   Time is of the Essence............................................56
     12.4   Brokers Fees......................................................56
     12.5   Entire Agreement..................................................57

     12.6   Announcements.....................................................57
     12.7   Amendment.........................................................57
     12.8   Waiver............................................................57
     12.9   Assignment........................................................57
     12.10  Enurement.........................................................58
     12.11  Expenses..........................................................58
     12.12  Governing Law.....................................................58
     12.13  Judgment Currency.................................................58
     12.14  Severability......................................................58
     12.15  Counterparts......................................................59
     12.16  Language..........................................................59

                            ASSET PURCHASE AGREEMENT


            THIS AGREEMENT, dated April 19, 2004,

BETWEEN:

            ID BIOMEDICAL CORPORATION, a British Columbia corporation having an office at 1630 - 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3L6

            (the "Purchaser")

AND:

            SHIRE BIOCHEM INC., a Canadian corporation having an office at 275 Armand-Frappier Boulevard, Laval, Quebec, Canada H7V 4A7

            (the "Vendor")

WITNESSES THAT WHEREAS:

A. The Vendor owns and operates the Business, and owns or is otherwise able to procure the sale of the Assets; and

B. The Vendor wishes to sell, and the Purchaser wishes to purchase, the Assets on the terms and conditions set forth in this Agreement.

            NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

                                   ARTICLE 1 -
                                 INTERPRETATION

1.1  Definitions.

       In this Agreement and in any schedules and amendments to this Agreement, the following terms shall have the meanings set forth below unless the context otherwise requires:

       (a) "Accountants" means any internationally recognized accounting firm mutually acceptable to the Parties;

       (b) "Accounts Payable" means all accounts payable attributable exclusively to the Business;

       (c) "Accounts Receivable" means all accounts receivable and trade receivables attributable exclusively to the Business. For greater certainty, Accounts Receivable will include the Government Receivables but will exclude the Tax Credit Recoverable;

       (d) "Adjustment Promissory Note" means a promissory note substantially in the form set out in Schedule 1.1(d) hereto;

       (e) "Affiliate" means, with respect to any Person (including a Party), any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with such first mentioned Person; and for the purposes of this definition, "control" with respect to any Person (including a Party) by any other Person is deemed to occur if (a) securities or other ownership interests of the first mentioned Person to which are attached more than 50% of the votes that may be cast to elect members of the board of directors are held, other than by way of security only, by or for the benefit of that other Person; and (b) the votes attached to those securities or other ownership interests are sufficient, if exercised, to elect a majority of the members of the board of directors of the first mentioned Person;

       (f) "Affiliate Contracts" means those Contracts to which an Affiliate of the Vendor is a party described in Schedule 1.1(f) hereto;

       (g) "Agreement" means this asset purchase agreement including the Schedules hereto and the Disclosure Letter, as amended or supplemented from time to time;

       (h) "Assets" means the undertaking and all of the Vendor's and the Subsidiary's right, title and interest in, to and under all property and assets, whether real, personal, moveable, immoveable, tangible or intangible, held for use, or used, exclusively in connection with the Business, as a going concern, of every kind or description and wheresoever situate (other than the Excluded Assets) including:

              (i)      Owned Real Property;
              (ii)     Leased Real Property;
              (iii)    Business Intellectual Property;
              (iv)     Licensed Intellectual Property;
              (v)      Machine, Equipment and Supplies;
              (vi)     All outstanding shares of the Subsidiary;
              (vii)    Inventory;
              (viii)   Current Assets;
              (ix)     Contracts;
              (x)      Books and Records;
              (xi)     Goodwill;
              (xii)    Environmental Permits;
              (xiii)   Authorizations; and
              (xiv)    IT Equipment.

       (i) "Assignment and Assumption Agreement" means an assignment and assumption agreement between the Purchaser and Shire Acquisition Inc. substantially in the form set out in Schedule 1.1(i) hereto;

       (j) "Assumed Obligations" means the liabilities, debts and obligations of the Vendor and of the Subsidiary arising out of, and relating to: (i) the Contracts; (ii) the Authorizations; (iii) the Environmental Permits; and (iv) all vacation pay, bonuses, commissions, incentive payments and other like payments with respect to the Employees, in each case which arise or accrue from and after the Closing Date, as well as (v) the Current Liabilities; and (vi) the Government Loan;

       (k) "Authorization" means, any order, permit, approval, consent, certificate, licence or similar authorization of any Governmental Authority having jurisdiction over the

              Vendor or the Subsidiary which are held or used by the Vendor or the Subsidiary exclusively in connection with the Business, including the Product Approvals and the authorizations listed in
              Schedule 1.1(k) but excluding the Environmental Permits;

       (l) "Benefit Plans" means all pension, employee stock purchase or option, bonus, incentive, retirement, profit sharing, group life, health, dental or other employee benefit plan or arrangement;

       (m) "Biologics Undertakings" has the meaning ascribed thereto in the Assignment and Assumption Agreement;

       (n) "Books and Records" means all of the Vendor's and the Subsidiary's title documents, files, ledgers, correspondence, customer and supplier lists, research and development records, clinical and regulatory files and applications, manufacturing records, manuals, books of account, business reports, accounting records, receipts, plans, financial working papers, minute books of the Subsidiary, share certificate books of the Subsidiary, share registers of the Subsidiary, and all other records, documents or data of any nature or kind whatsoever, in each case, relating exclusively to the Business;

       (o) "Business" means the entire vaccine business carried on by the Vendor and the Subsidiary as of the date of this Agreement, including the research and development, manufacturing, fill and finish, packaging, sales, marketing and distribution of vaccines;

       (p) "Business Day" means any day except a Saturday or Sunday or any statutory holiday in the Province of British Columbia or the Province of Quebec;

       (q) "Business Intellectual Property" means all Patents and other Intellectual Property that is registered or for which a registration is pending in the name of the Vendor or the Subsidiary and that is used exclusively in connection with the Business, other than the Patents and other Intellectual Property comprised in the Excluded Assets;

       (r) "Canadian GAAP" means Canadian generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants or any successor institute or board;

       (s) "CCRA" means the Canada Customs and Revenue Agency and any Governmental Authority which is a predecessor or successor to the CCRA, as the context requires;

       (t) "Charter Documents" means the constating document and by-laws of a body corporate, including Articles, Articles of Incorporation, Memorandum, Memorandum of Association and Articles of Association;

       (u) "Closing" means the completion of the sale and purchase of the Assets contemplated by this Agreement and the Share Purchase Agreement and the payment to the Vendor of the Purchase Price and the Share Purchase Price required to be paid on the Closing Date;

       (v) "Closing Date" means the date which is five Business days after the date on which the conditions of Closing set out in subsections 7.3(a), 7.3(b) and 7.3(c) are fully satisfied or such other date as may be agreed to by the Parties, provided that such date shall be no later than September 30, 2004 without the express written consent of both Parties;

       (w) "Closing Date Balance Sheet" means the balance sheet of the Business as at the Effective Time on the Closing Date which shall be prepared using the accounting policies of the Business consistently applied in accordance with Canadian GAAP. For greater certainty, if the Closing Date occurs on or prior to June 30, 2004, the Working Capital Adjustment Balance Sheet shall be deemed to be the Closing Date Balance Sheet;

       (x) "Closing Promissory Note" means a promissory note substantially in the form set out in Schedule 1.1(x).

       (y) "Contaminants" means any solid, liquid, gaseous matter, microorganism, vibration, rays, heat, odour, radiation, or a combination of any of them likely to alter the quality of the environment in any way, including, without limiting the generality of the foregoing, any explosives, radioactive materials, asbestos, asbestos-containing materials, urea formaldehyde, hydrocarbons, lead pollutants, contaminants, deleterious substances, dangerous substances or goods, hazardous, corrosive or toxic substances, special waste, hazardous waste, waste, pesticides and any substance the storage, manufacture, handling, disposal, treatment, generation, use, transport, remediation or Release into the environment which is prohibited, controlled, regulated or licensed under applicable Environmental Laws;

       (z) "Contracts" means the Affiliate Contracts and any agreement, contract, indenture, lease, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied relating to the Business to which the Vendor or the Subsidiary is a party and including the Material Contracts and the leases for the Leased Real Property;

       (aa) "Current Assets" means the sum of the cash, Accounts Receivable, Inventory, Prepaid Expenses and other current assets of the Business in each case: (i) net of applicable allowances, provisions and reserves, and (ii) calculated in accordance with Canadian GAAP;

       (bb) "Current Liabilities" means the sum of the Accounts Payable, accrued liabilities of the Business and current portion of the Government Loan, in each case, calculated in accordance with Canadian GAAP;

       (cc) "Damages" means any loss, liability, prosecution, claim, demand, damage, fine or expense (including legal and professional expense) whether or not involving a third party-claim;

       (dd) "Disclosure Letter" means that certain disclosure letter dated the date of this Agreement and delivered by the Vendor to the Purchaser;

       (ee)   "Effective Time" means 12:01 a.m.;

       (ff) "Employees" means all employees who at the Closing Date devote at least 75% of their working time to the Business, including full-time and part-time employees, temporary or seasonal employees, employees on short term or long term disability, workers compensation, sick leave, maternity leave or leave of absence and individuals who have received and accepted an offer of employment from the Vendor or the Subsidiary whether they effectively started to work in the Business or not;

       (gg) "Encumbrances" means, whether or not registered or recorded, any and all:

              (i) mortgages, assignments of rent, liens, licences, leases, charges, security interests, hypothecs, and pledges whether fixed or floating against property (whether real, personal, moveable, immoveable, tangible or intangible), or conditional sales contracts or title retention agreements or equipment trusts or financing leases relating thereto, or any subordination to any right or claim of others in respect thereof;

              (ii) claims, interests and estates against or in property (whether real, personal, moveable, immoveable, tangible or intangible) including easements, rights-of-way, servitudes or other similar rights in property granted to or reserved or taken by any Person or any Governmental Authority; and

              (iii) any option or other right to acquire any interest in any property;

       (hh) "Environment" includes the air (including air inside buildings and improvements), land (including soil, sediment, fill, land submerged under water, buildings and improvements), and water (including oceans, lakes, rivers, streams, groundwater and surface water);

       (ii) "Environmental Laws" means any and all statutes, laws, regulations, orders, municipal by-laws, rules, standards, codes, policies, guidelines, protocols, permits, decisions, directives each to the extent having the force of law as of the Closing Date and all other lawful requirements currently in force of any Governmental Authority relating to the Environment, environmental assessment, health, occupational health and safety, or transportation of dangerous goods, including the applicable principles of the Civil Code of Quebec, common law and equity;

       (jj) "Environmental Permits" means all permits, licences, approvals, consents, authorizations, registrations, privileges, waivers, exemptions, orders and certificates required under applicable Environmental Laws, which have been obtained by the Vendor or the Subsidiary in connection with the Business, as described in
              Schedule 1.1(jj) hereto;

       (kk) "Escrow Agreement" means an agreement to be entered into on the Closing Date between the Purchaser, the Vendor and the Trustee substantially in the form of Schedule 1.1(kk) attached hereto;

       (ll) "ETA" means the Excise Tax Act (Canada), as amended from time to time;

       (mm) "Excluded Assets" means the Tax Credit Recoverable, the IT Shared Network, the assets set out in Schedule 1.1(mm) hereto and any Assets which are disposed of by the Vendor or the Subsidiary in the ordinary course of business prior to the Closing Date as permitted pursuant to Section 6.2(a);

       (nn) "Financial Statements" means the financial statements for the Business for the financial year ended December 31, 2003, which have been prepared in accordance with US GAAP and provided by the Vendor to the Purchaser;

       (oo) "Goodwill" means the goodwill of the Vendor and the Subsidiary relating exclusively to the Business;

       (pp)   "Government Contracts" means the Material Contracts listed in
              Schedule 1.1(pp);

       (qq) "Government Loan" means the term loan from the Quebec provincial and Canadian federal governments which was provided to the Vendor to assist it financing its Quebec operations under the Entente Auxiliaire sur le Developpement Industriel (1985) among the Government of Canada, the Government of Quebec and the Vendor dated November 24, 1994;

       (rr) "Government Receivables" means the TPC Receivables and the amounts due to the Vendor in respect of the Contract no.
              E60PV-00FLU/001/PV with Her Majesty the Queen of Right of Canada, as represented by the Minister of Public Works and Government Services dated September 25, 2001, as amended by contract amendment no. 001 dated December 12, 2001 and by contract amendment no. 002 dated February 11, 2003;

       (ss) "Governmental Authority" means: (i) any international, multi-national, national, federal, provincial, state, municipal, local or other government or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) a subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

       (tt)   "GST" means Goods and Services Tax;

       (uu) "Guarantee Agreements" means, collectively: (i) a guarantee agreement between Shire Pharmaceuticals Group plc and the Purchaser to be dated as of the Closing Date pursuant to which Shire Pharmaceuticals Group plc will guarantee the obligations of the Vendor to pay any amounts payable pursuant to Section 3.2,
              Section 3.3 and Article 11 of this Agreement; and (ii) a guarantee agreement between Shire Pharmaceuticals Group plc, and the Purchaser pursuant to which Shire Pharmaceuticals Group plc will guarantee funding by Shire LLC under the Loan Facility Agreement, in each case dated as of the Closing Date and substantially in the forms attached hereto as Schedule 1.1(uu) hereto;

       (vv) "Intellectual Property" means: (i) all domestic and foreign Patents, trade-marks, copyrights and other registered intellectual property of a similar nature and (ii) all registrations and applications for registration of the above;

       (ww) "Interim Period" means the period between the date of this Agreement and the Closing Date;

       (xx) "Inventory" means all inventories of every kind and nature and wheresoever situate owned by the Vendor or the Subsidiary and used or to be used exclusively in connection with the Business including all finished goods, work in progress, raw materials and other stock in trade and packaging;

       (yy) "ITA" means the Income Tax Act (Canada), as amended from time to time;

       (zz) "IT Equipment" means the information technology equipment described in Schedule 1.1(zz) hereto;

       (aaa) "IT Shared Network" means the information technology equipment described in Schedule 1.1(aaa) hereto;

       (bbb) "Labour Dispute" means a strike, lockout (including a lockout declared or recommended by an employer's association), a slow-down, picketing, a work-stoppage caused in whole or part by picketing, whether or not lawful, by or involving a group of Employees and a trade union representing one or more Employees of the Vendor;

       (ccc) "Laws" means all statutes, municipal by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other lawful requirements currently in force of any Governmental Authority, including the applicable principles of common law and equity;

       (ddd) "Leased Real Property" means all real property which is leased by the Vendor and used in the Business, as described in Schedule 1.1(ddd) hereto;

       (eee) "Licensed Intellectual Property" means all Intellectual Property licensed to the Vendor or the Subsidiary by any third party and used exclusively in connection with the Business;

       (fff) "Loan Facility Agreement" means a loan facility agreement between the Purchaser and Shire LLC to be dated as of the Closing Date substantially in the form set out in Schedule 1.1(fff) hereto;

       (ggg) "Machine, Equipment and Supplies" means all machinery, equipment, tools, handling equipment, furniture, furnishings and accessories, spare parts and supplies of all kinds, including office supplies owned by the Vendor and the Subsidiary and used exclusively in connection with the Business;

       (hhh) "Material Contracts" means all Contracts entered into exclusively in connection with the Business, other than Contracts which are not material to the operation of the Business that have been entered into in the ordinary course of the Business consistent with past practice and:

              (i) pursuant to which the Vendor or the Subsidiary is not or would not be obligated to expend, or entitled to received:

                     A.     more than $100,000 in any 12-month period, or

                     B. more than $250,000 over the full term of such Contract; or

              (ii) are subject to cancellation by the Vendor or the Subsidiary upon less than three months notice without penalty or increased cost in excess of $100,000;

              and "Material Contracts" includes those Contracts listed in
              Schedule 1.1(hhh) hereto;

       (iii) "MRQ" means the Ministere du Revenu of the Province of Quebec and any Governmental Authority which may be substituted therefor;

       (jjj) "NASDAQ" means the NASDAQ National Market or any successor thereof;

       (kkk) "Net Operating Cash" means the net operating cash inflow or outflow, if any, with respect to the operations of the Business for the period between June 30, 2004 and the Closing Date consisting of:

              (i) the total amount of cash used by the Vendor or the Subsidiary to operate the Business, including ongoing capital expenditures, but excluding any payment made in settlement of any Current Liabilities payable as at June 30, 2004;

              less:

              (ii) the total cash received by the Vendor or the Subsidiary from the operation of the Business, including the Government Receivables earned after June 30, 2004, but excluding any receipts in collection of any Current Assets receivable as at June 30, 2004;

              determined as at the Effective Time on the Closing Date and valued in Canadian dollars using the accounting policies of the Business consistently applied in accordance with Canadian GAAP;

       (lll) "Net Operating Cash Statement" means the statement of Net Operating Cash prepared in accordance with Canadian GAAP and in accordance with Section 2.7;

       (mmm)  "Net Purchased Working Capital" means with respect to the
              Business:

              (i) the value of the Current Assets (excluding any inter-company receivable),

              less:

              (ii) the value of the Current Liabilities (excluding any inter-company payable and any deferred revenue),

              determined as at the Effective Time as of the Working Capital Adjustment Date and valued in Canadian dollars using the accounting policies of the Business consistently applied in accordance with Canadian GAAP;

       (nnn) "Net Purchased Working Capital Statement" means the statement of Net Purchased Working Capital prepared in accordance with Canadian GAAP and in accordance with Section 2.6;

       (ooo) "Novation Agreement" means a novation agreement substantially in the form attached hereto as Schedule 1.1(ooo);

       (ppp) "Order" means any outstanding judgment, award, decree, injunction, ruling or order issued, made, or rendered by any court, administrative agency or other Governmental Authority;

       (qqq) "Owned Real Property" means all real property used in the Business owned by the Vendor or the Subsidiary described in Schedule 1.1(qqq);

       (rrr) "Parties" means the Vendor and the Purchaser, and "Party" means either one of them as the context may require;

       (sss) "Patents" means (i) all domestic and foreign patents, patent applications and provisional patent applications and any divisions, continuations, continuations in part, re-issuances, extensions, prolongations, re-examinations and renewals thereof; and (ii) all patents, patent applications and provisional patent applications claiming priority from any of the foregoing;

       (ttt)  "Permitted Encumbrances" means those Encumbrances listed in
              Schedule 1.1(ttt) hereto and any third party's Patent rights which overlap the activities of the Business or any Patent rights held by the Vendor;

       (uuu) "Person" means an individual, a sole proprietorship, a corporation, a partnership, a limited partnership, a joint venture, a limited liability company, an unincorporated association, a trust, a body corporate, an unincorporated organization, a Governmental Authority or any other entity and pronouns shall have a similar extended meaning;

       (vvv) "Place of Closing" means the offices of the Vendor's Solicitors in Montreal, Quebec;

       (www) "Prepaid Expenses" means, on any date, all prepaid expenses attributable exclusively to the Business including, amounts paid for insurance (to the extent that the policies in respect of which such payments were made are being transferred to the Purchaser at Closing), licensing fees relating to software, property taxes, telephone rentals, utilities and rentals which will have a continuing benefit for the owner of the Business after such date;

       (xxx) "Prime Rate" means the annual rate of interest announced from time to time by the Royal Bank of Canada as a reference rate then in effect for determining the interest rate on Canadian dollar demand commercial loans in Canada;

       (yyy) "Proceedings" means any action, claim, suit, litigation, arbitration, prosecution, investigation or proceeding including any appeal or application for review at law or in equity or before or by any Governmental Authority;

       (zzz) "Product Approvals" means all clinical trial applications (CTAs), notices of compliance (NOCs) and drug identification numbers
              (DINs) issued by the Health Canada's Biologics and Genetic Therapies Directorate and any corresponding or similar approvals issued by any other Governmental Authority outside of Canada, which are held or used (through contractual rights granted by the holders thereof) by the Vendor or the Subsidiary and which permit the Vendor or the Subsidiary to investigate, manufacture and sell the products currently investigated, manufactured or sold by the Vendor and the Subsidiary exclusively as part of the Business;

       (aaaa) "Projects" means collectively, the expansion of the manufacturing plant in the City of Quebec, the construction of the vaccine research centre in the City of Laval and the renovation work relating to the Leased Real Property leased from the Institut national de recherche scientifique (INRS) in the City of Laval;

       (bbbb) "Purchaser IT Equipment" means the information technology equipment described in Schedule 1.1(bbbb) hereto;

       (cccc) "Purchaser's Solicitors" means the law firm of Borden Ladner Gervais LLP;

       (dddd) "QST" means Quebec Sales Tax;

       (eeee) "QSTA" means the Act respecting the Quebec sales tax (Quebec), as amended from time to time;

       (ffff) "Registration Rights Agreement" means a registration right agreement between the Vendor and the Purchaser to be dated as of the Closing Date substantially in the form attached hereto as
              Schedule 1.1(ffff) hereto;

       (gggg) "Release" and words of a similar import includes any past or present release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal or dumping (including abandonment or discarding of barrels, containers and other closed receptacles);

       (hhhh) "Required Consents" means those consents from Governmental Authorities which are required in order to assign the Government Contracts to the Purchaser and those consents listed in Schedule 1.1(hhhh);

       (iiii) "Share Purchase Agreement" means that certain Share Purchase Agreement entered into on the date of this Agreement between the Vendor and the Purchaser relating to the sale of all outstanding shares of the Subsidiary;

       (jjjj) "Share Purchase Price" means the consideration payable by the Purchaser under the Share Purchase Agreement for the outstanding shares of the Subsidiary;

       (kkkk) "Subscription Receipt" means an instrument substantially in the form set out in Schedule 1.1(kkkk) hereto;

       (llll) "Subsidiary" means Shire Biologics Inc., a Delaware company;

       (mmmm) "Survey" means the survey referred to in Schedule B, Item 23 of the Title Insurance Policy;

       (nnnn) "Tax" means any tax, duty, fee, sales or value added tax, royalty, levy, impost, assessment, deduction, charge, withholding, and all liabilities with respect thereto, levied, imposed or assessed from time to time upon or in respect of income, capital, wages of employees, profits, services, property or transactions of any nature or kind by any Government Authority or the taxing authority of any such Governmental Authority including, GST and QST;

       (oooo) "Tax Credit Recoverable" means all tax credit recoverables attributable to the Business, including income tax credits, input tax credits and input tax refunds;

       (pppp) "Title Insurance Policy" means that certain Owner's Policy, Policy number SV 2936057, dated September 21, 2000, issued by Old Republic National Title Insurance Company ("Old Republic") to BioChem Pharma, Inc., as amended by

              General Endorsement dated August 30, 2001 issued by Old Republic and as shall be amended by an update endorsement up to the Closing Date, a copy of which is attached as Schedule 1.1(pppp);

       (qqqq) "TPC Agreement" means the Technology Partnerships Canada Project no. 720-477045 Agreement between Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, and the Vendor dated March 31, 2000, as amended pursuant to the Amendment Agreement made between such Minister and the Vendor on August 28, 2002;

       (rrrr) "TPC Receivables" means the amounts due to the Vendor in respect of the TPC Agreement;

       (ssss) "Transition Period" means the period starting on the Closing Date and ending 60 days thereafter;

       (tttt) "Trustee" means Computershare Trust Company of Canada which will be appointed trustee under the Escrow Agreement;

       (uuuu) "TSX" means the Toronto Stock Exchange;

       (vvvv) "US GAAP" means US generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board or any successor board or institute;

       (wwww) "Vendor's Solicitors" means the law firm of Stikeman Elliott LLP;

       (xxxx) "Working Capital Adjustment Date" means the earlier of the Closing Date and June 30, 2004; and

       (yyyy) "Working Capital Adjustment Date Balance Sheet" means the balance sheet of the Business as at the Effective Time on the Working Capital Adjustment Date which shall be prepared using the accounting policies of the Business consistently applied in accordance with Canadian GAAP.

1.2    Other Defined Terms.

       In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Sections or subsections:

Term                                                   Section/subsection
----                                                   ------------------

ARC                                                    7.3(b)
Authorized Person                                      6.1
Cash Price                                             2.2
Closing Price                                          2.5(a)
Commissioner                                           7.3(b)
Competing Business                                     10.7
Continuous Disclosure Documents                        5.2(a)
Currency of the Agreement                              12.13
Excluded Employees                                     9.1

Term                                                   Section/subsection
----                                                   ------------------

ID Subsidiaries                                        5.1(a)
Indemnified Party                                      11.5
Indemnifying Party                                     11.5
Judgment Currency                                      12.13
Judgment Conversion Date                               12.13
Last Claim Date                                        2.8
Material Adverse Effect                                5.3(d)
Material Intellectual Property                         5.3(j)
Notice                                                 11.5
Permits                                                5.3(d)
Product Liability                                      3.3
Purchase Price                                         2.2
Purchaser                                              Recitals
Quebec Title Documents                                 6.16
Rate of Exchange                                       12.13
Server Room                                            6.15(e)(ii)
Shared Network Use Agreement                           6.15
Third Party Claim                                      11.6
Title Defects                                          6.16
Update Endorsement                                     6.16
Vendor                                                 Recitals
Working Capital Adjustment Payment Date                2.6(b)

1.3    Schedules.

       The following are the schedules delivered concurrently with, and incorporated into this Agreement:

Schedule                             Description
--------                             -----------

Schedule 1.1(d)                      Form of Adjustment Promissory Note
Schedule 1.1(f)                      Affiliate Contracts
Schedule 1.1(i)                      Form of Assignment and Assumption Agreement
Schedule 1.1(k)                      Authorization
Schedule 1.1(x)                      Closing Promissory Note
Schedule 1.1(jj)                     Environmental Permits
Schedule 1.1(kk)                     Form of Escrow Agreement
Schedule 1.1(mm)                     Excluded Assets
Schedule 1.1(pp)                     Government Contracts
Schedule 1.1(uu)                     Form of Guarantee Agreements
Schedule 1.1(zz)                     IT Equipment
Schedule 1.1(aaa)                    IT Shared Network
Schedule 1.1(ddd)                    Leased Real Property
Schedule 1.1(fff)                    Form of Loan Facility Agreement
Schedule 1.1(hhh)                    Material Contracts
Schedule 1.1(nnn)                    Form of Novation Agreement
Schedule 1.1(ooo)                    Owned Real Property
Schedule 1.1(ttt)                    Permitted Encumbrances
Schedule 1.1(bbbb)                   Purchaser IT Equipment

Schedule 1.1(ffff)                   Form of Registration Rights Agreement
Schedule 1.1(hhhh)                   Required Consents
Schedule 1.1(kkkk)                   Form of Subscription Receipt
Schedule 1.1(pppp)                   Title Insurance Policy
Schedule 1.4(f)                      Knowledge of the Vendor
Schedule 1.4(g)                      Knowledge of the Purchaser
Schedule 2.2                         Purchase Price Allocation
Schedule 6.2(b)                      Budgets Relating to Projects

1.4    Interpretation.

       In this Agreement, except as otherwise expressly provided:

       (a) the division of this Agreement into Articles, Sections, subsection and paragraphs and the insertion of headings and any index provided are for convenience of reference only and shall not affect the construction or interpretation hereof;

       (b) words importing the singular include the plural and vice versa and words importing gender include all genders;

       (c) all monetary amounts referred to in this Agreement are stated in United States currency;

       (d) a reference to a designated Article, Section, subsection or paragraph or to a Schedule is a reference to the designated Article, Section, subsection or paragraph of, or Schedule to, this Agreement;

       (e) the words "herein", "hereof", "hereunder" and other similar words refer to this Agreement as a whole and not to any particular Section or subsection or Schedule;

       (f) where any of the representations and warranties of the Vendor contained in Article 4 of this Agreement are expressly qualified by reference to the knowledge of the Vendor or the Subsidiary, it shall be deemed to refer to the actual knowledge of any of the Persons listed on Schedule 1.4(f), after usual and reasonable inquiries;

       (g) where any of the representations and warranties of the Purchaser contained in Article 5 of this Agreement are expressly qualified by reference to the knowledge of the Purchaser, it shall be deemed to refer to the actual knowledge of any of the Persons listed on
              Schedule 1.4(g), after usual and reasonable inquiries;

       (h) the words "includes" and "including" mean "include (or including) without limitation";

       (i) any accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with Canadian GAAP;

       (j) the Schedules attached to this Agreement shall for all purposes of this Agreement, form an integral part of this Agreement; and

       (k) any reference to a statute includes all regulations made under that statute, and includes all amendments made to the statute and the regulations in force from time to time, and any statute or regulation that supplements or replaces that statute or regulation.

                                   ARTICLE 2 -
                               PURCHASE OF ASSETS

2.1    Purchase and Sale.

       In accordance with and subject to the terms and conditions set forth in this Agreement, the Vendor agrees, or as required in relation to the Affiliate Contracts agrees to cause its Affiliates, to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase, the Assets (other than the outstanding shares of the Subsidiary) for the Purchase Price, effective as of and from the Effective Time on the Closing Date, free and clear of all Encumbrances, other than Permitted Encumbrances. For greater certainty, it is acknowledged that the Purchaser is acquiring the outstanding shares of the Subsidiary (and is not directly acquiring the assets of the Subsidiary) pursuant to the Share Purchase Agreement, effective as of and from the Effective Time on the Closing Date, free and clear from all Encumbrances, other than Permitted Encumbrances.

2.2    Consideration.

       The Purchase Price for the Assets (other than the shares of the Subsidiary) is: (a) an aggregate amount of $101,250,000 (subject to any adjustments made pursuant to Sections 2.6 and 2.7, as applicable) (the "Cash Price") and (b) the assumption as of and from the Effective Time on the Closing Date of the Assumed Obligations (collectively, the "Purchase Price"). The Purchase Price shall be allocated among the Assets (other than the shares of the Subsidiary) as described in Schedule 2.2 hereto.

2.3    Payment of Consideration.

       The Purchaser will pay the Cash Price as follows:

       (a) at Closing, a cash amount equal to $11,250,000 by way of wire transfer of immediately available funds in Canada to an account designated by the Vendor;

       (b) at Closing, at the sole discretion of the Purchaser but subject to adjustment in accordance with Section 2.5 below, either:

              (i) Subscription Receipts registered in the name of the Vendor representing the right to acquire 5,425,593 common shares in the capital of the Purchaser; or

              (ii) a cash amount equal to $60,000,000 by way of wire transfer of immediately available funds in Canada to an account designated by the Vendor; and

       (c) at Closing, the Closing Promissory Note pursuant to which the Purchaser will agree to pay to the Vendor on the date which is one year after the Closing Date a cash amount equal to $30,000,000. Such cash amount of $30,000,000 shall be deposited at Closing by the Purchaser with the Trustee by way of wire transfer of immediately available funds in Canada to the Trustee to be held in accordance with the terms of the Escrow Agreement.

2.4    Assignment of Contracts.

       Nothing in this Agreement shall be construed as an attempt to assign any Asset which is not assignable without the consent, approval or waiver of the other party or parties to it, unless such consent, approval or waiver has been given. In accordance with Sections 6.4, 6.5, 6.6 and 6.7, the Parties will use their commercially reasonable efforts to obtain such consents, approvals or waivers.

2.5    Adjustments to Reflect Fluctuations in Purchaser's Stock Price.

       In the event that the Purchaser elects to deliver Subscription Receipts at Closing pursuant to Section 2.3(b) above, the following rules shall apply:

       (a) in the event that the weighted average trading price of the Purchaser's common shares on NASDAQ for the ten trading days immediately prior to the Closing Date (the "Closing Price") is less than $11.0587, then in addition to delivering Subscription Receipts to the Vendor at Closing, the Purchaser shall deliver to the Vendor the Adjustment Promissory Note pursuant to which the Purchaser will agree to pay to the Vendor an amount calculated in accordance with the following formula:

              $X    =    $60,000,000 - (A x 5,425,593)

              Where:

              X is the amount payable by the Purchaser to the Vendor under such Adjustment Promissory Note;

              A is the greater of: (a) the Closing Price; and (b) $9.9528.

       (b) in the event that the Closing Price is more than $11.0587, then the number of Subscription Receipts deliverable by the Purchaser to the Vendor shall be reduced such that the total number of Subscription Receipts delivered multiplied by the Closing Price shall equal $60,000,000. Notwithstanding the foregoing, in no event shall the number of Subscription Receipts otherwise deliverable prior to the adjustments contemplated by this Section 2.5(b) be reduced by more than 9.1%.

2.6    Working Capital Adjustments.

       (a) Preparation of Working Capital Adjustment Balance Sheet and Working Capital Statement:

       Forthwith after the earlier of Closing Date (if such date occurs prior to June 30, 2004) or June 30, 2004, the Vendor will prepare the Working Capital Adjustment Date Balance Sheet and the Net Purchased Working Capital Statement setting out the Net Purchased Working Capital as at the Effective Time on the Closing Date or June 30, 2004, as the case may be. The Vendor will cause two copies of the Working Capital Adjustment Date Balance Sheet and the Working Capital Statement to be delivered to the Purchaser as soon as possible and in any event not later than 45 days after the Closing Date or June 30, 2004, as the case may be. Notwithstanding the preceding sentence or any other provisions hereof, if the Closing Date would otherwise occur between June 17, 2004 and June 30, 2004, the Vendor will, in its sole discretion, either: (i) cause two copies of the Working Capital Adjustment Date Balance Sheet and the Working Capital Statement to be delivered to the Purchaser as soon as possible and any event not later than 30 days after June 30, 2004; or (ii) agree to delay the Closing to July 2, 2004. The

Vendor will provide the Purchaser's auditors with such cooperation and supporting working papers as they may reasonably require to enable them to review the Working Capital Adjustment Date Balance Sheet and the Net Purchased Working Capital Statement. Within 30 days after delivery of the Working Capital Adjustment Date Balance Sheet and the Net Purchased Working Capital Statement, the Purchaser will advise the Vendor in writing whether the Net Purchased Working Capital is agreed to by the Purchaser and if not, specifying the matters not agreed to and, in such case, the matters in dispute will be referred to the Accountants acting as experts and not arbitrators. The Parties may make submissions to the Accountants and shall provide the Accountants with additional documents, materials and other presentations they might require in relation with the disputed matters. The determination of the Accountants shall be final and binding on the Parties. The fees of the Accountants in respect of the dispute shall be borne as to one-half by the Vendor and as to one-half by the Purchaser.

      (b)     Final Adjustments:

       On the later of the Closing Date or the third Business Day following: (i) the Vendor's receipt of the Purchaser's notice of approval of the Net Purchased Working Capital under Section 2.6(a); or (ii) final determination of the Net Purchased Working Capital by the Accountants, as the case may be (the "Working Capital Adjustment Payment Date"):

       (i)    If the Working Capital Adjustment Payment Date is the Closing
              Date,

              (A) the Cash Price will be increased by the amount, if any, by which the final determination of the Net Purchased Working Capital, exceeds $0.00 together with interest on the amount of such excess calculated from June 30, 2004 to the date of payment at a rate equal to the Prime Rate; or

              (B) the Cash Price will be reduced by the amount, if any, by which the final determination on the Net Purchased Working Capital, is less than $0.00 together with the interest on the amount of such difference calculated from June 30, 2004 to the date of payment at a rate equal to the Prime Rate.

       (ii) If the Working Capital Adjustment Payment Date is not the Closing Date,

              (A) the Purchaser will pay to the Vendor by bank draft or certified cheque the amount, if any, by which the final determination of the Net Purchased Working Capital, exceeds $0.00 together with interest on the amount of such excess calculated from the earlier of the Closing Date or June 30, 2004 to the date of payment at a rate equal to the Prime Rate; or

              (B) the Vendor will pay to the Purchaser by bank draft or certified cheque the amount, if any, by which the final determination of the Net Purchased Working Capital, is less than $0.00 together with the interest on the amount of such difference calculated from the earlier of the Closing Date or June 30, 2004 to the date of payment at a rate equal to the Prime Rate.

2.7    Net Operating Cash Adjustments.

       The Parties agree that the adjustments contemplated by this Section 2.7 will only be made if the Closing occurs after June 30, 2004.

       (a)    Preparation of Closing Date Balance Sheet and Net Operating Cash
              Statement:

       Forthwith after the Closing Date, the Vendor will prepare the Closing Date Balance Sheet and the Net Operating Cash Statement setting out the Net Operating Cash as at the Effective Time on the Closing Date. The Vendor will cause two copies of the Closing Date Balance Sheet and the Net Operating Cash Statement to be delivered to the Purchaser as soon as possible and in any event not later than 45 days after the Closing Date. The Vendor will provide the Purchaser's auditors with such cooperation and supporting working papers as they may reasonably require to enable them to review the Closing Date Balance Sheet and the Net Operating Cash Statement. Within 30 days after delivery of the Closing Date Balance Sheet and the Net Operating Cash Statement, the Purchaser will advise the Vendor in writing whether the Net Operating Cash is agreed to by the Purchaser and if not, specifying the matters not agreed to and, in such case, the matters in dispute will be referred to the Accountants acting as experts and not arbitrators. The Parties may make submissions to the Accountants and shall provide the Accountants with additional documents, materials and other presentations they might require in relation with the disputed matters. The determination of the Accountants shall be final and binding on the Parties. The fees of the Accountants in respect of the dispute shall be borne as to one-half by the Vendor and as to one-half by the Purchaser.

       (b)    Final Adjustments:

       On the third Business Day following: (i) the Vendor's receipt of the Purchaser's notice of approval of the Net Operating Cash under Section 2.7(a); or (ii) final determination of the Net Operating Cash by the Accountants, as the case may be:

              A. if the Net Operating Cash is less than $0.00, the Vendor will pay to the Purchaser, by bank draft, wire transfer or certified cheque, the amount of such deficiency, together with interest on such amount calculated from June 30, 2004 to the date of payment at a rate equal to the Prime Rate; or

              B. if the Net Operating Cash is more than $0.00, the Purchaser will pay to the Vendor, by bank draft, wire transfer or certified cheque, the amount of such excess, together with interest on such amount calculated from June 30, 2004 to the date of payment at a rate equal to the Prime Rate.

2.8    Additional Adjustments for TPC Receivables.

       If the TPC Receivables agreed to based upon the Working Capital Adjustment Date Balance Sheet have not been collected in full by the Purchaser within 270 days after the date of the filing of the last claim for reimbursement of eligible costs incurred prior to the Closing Date made by the Purchaser to Technology Partnerships Canada (the "Last Claim Date"):

       (a) the Vendor shall forthwith pay to the Purchaser an amount equal to the difference between: (i) the amount of the TPC Receivables agreed to based upon the Working Capital Adjustment Date Balance Sheet; and (ii) the amount actually recovered by the Purchaser in respect of such TPC Receivables on or before the date being the 270th day after the Last Claim Date;

       (b) the Purchaser shall forthwith execute and deliver all documents necessary to assign all remaining amounts owing in respect of the TPC Receivables to the Vendor.

              The Purchaser shall not compromise any TPC Receivables reflected on the Working Capital Adjustment Date Balance Sheet. If amounts owing in respect of the TPC Receivables are assigned to the Vendor in accordance with paragraph (b) above, the Purchaser shall use commercially reasonable efforts to assist the Vendor in the recovery of such amounts.

              If the amounts actually collected by the Purchaser in respect of the TPC Receivables exceed the amounts of the TPC Receivables agreed to based upon the Working Capital Adjustment Date Balance Sheet, the Purchaser will forthwith pay to the Vendor the amount of such excess and such payment shall be deemed to be an adjustment to the Purchase Price. The Purchaser shall provide the Vendor with all documents and materials reasonably necessary to enable the Vendor to confirm the amount, if any, payable by the Vendor pursuant to paragraph (a) above or by the Purchaser pursuant to this paragraph.

2.9    Taxes on Sale and Transfer.

       The Purchaser will be responsible for and will pay when due all transfer taxes including any land transfer taxes, mutation rights, property purchase taxes, sales taxes, social services taxes, GST and QST or similar taxes and any registration fees, payable in respect of the sale and transfer of the Assets to the Purchaser.

2.10   Amounts Paid for Undertaking Future Obligations.

       The Vendor and the Purchaser shall jointly execute and file an election under subsections 20(24) and 20(25) of the ITA and under the equivalent provisions of any other applicable Law, in the prescribed forms and within the time period permitted under the ITA and under any other applicable Law, as to such amount paid by the Vendor to the Purchaser for undertaking future obligations. In this regard, the Vendor and the Purchaser acknowledge that part of the Assets was transferred to the Purchaser as a payment by the Vendor to the Purchaser for the undertaking by the Purchaser of such future obligations of the Vendor to the Purchaser.

2.11   Sale Tax Elections.

       The Vendor and the Purchaser shall jointly execute an election under section 167 of the ETA and under section 75 of the QSTA, in the prescribed form, such that the sale and transfer of the Assets by the Vendor will take place without payment of any GST or any QST. The Purchaser will file the election forms referred to above with the appropriate competent Tax authorities, together with the Purchaser's GST and QST returns for its GST and QST reporting period during which the transaction of purchase and sale contemplated by this Agreement occurs and, promptly thereafter, the Purchaser will provide the Vendor a copy of such election forms and will confirm to the Vendor in writing that such election forms have been so filed.

       Notwithstanding such election, in the event that it is determined by the CCRA or by the MRQ that there is a GST or QST liability on the sale and transfer of the Assets, the Parties agree that such GST or QST, as the case may be, shall, unless already collected from the Purchaser by the Vendor, be forthwith paid by the Purchaser to the Vendor to be remitted to the CCRA or the MRQ as the case may be, and the Purchaser shall indemnify and hold harmless the Vendor with respect to any such GST or QST arising herein, as well as any interest and penalties related thereto.

                                  ARTICLE 3 -
                   ASSUMPTION OF OBLIGATIONS AND LIABILITIES

3.1    Assumption of Obligations and Liabilities.

       As of and from the Effective Time on the Closing Date, the Purchaser will assume, pay, discharge when due, satisfy, perform, fulfill and be responsible for the Assumed Obligations and the Purchaser will indemnify and hold harmless the Vendor from and against any Damages suffered or incurred by the Vendor in respect of the Assumed Obligations.

3.2    Excluded Obligations and Liabilities.

       For greater certainty, the Purchaser is not assuming and will not be responsible for any liabilities, debts or obligations of the Vendor or the Subsidiary, whether present or future, absolute or contingent and whether or not relating to the Business, other than the Assumed Obligations. The Vendor agrees to indemnify and hold harmless the Purchaser from and against all Damages the Purchaser may suffer in respect of any liabilities, debts or obligations of the Vendor or the Subsidiary which are not part of the Assumed Obligations. Notwithstanding the foregoing, the Vendor shall not be obligated to indemnify the Purchaser for any such liabilities, debts or obligations which result directly from actions taken by the Vendor in respect of the Business during the Interim Period if and to the extent that such actions are undertaken at the request of the Purchaser.

3.3    Product Liability and Warranty Obligations.

       The Purchaser will not assume, and the Vendor will be solely responsible for and will indemnify and hold harmless the Purchaser from and against all Damages the Purchaser may suffer in respect of all product liability, product warranty and other claims and obligations (the "Product Liability") made or otherwise arising at any time (whether prior to or after the Closing) in connection with products of the Business manufactured or sold prior to the Closing Date by the Vendor or the Subsidiary. The Vendor shall have sole control of the defense in respect of all such Product Liability and the Purchaser shall not be permitted to compromise and settle or to cause a compromise and settlement in respect of any such Product Liability without the prior written consent of the Vendor. The Vendor will reimburse the Purchaser forthwith following demand for all reasonable expenses incurred by the Purchaser where the Purchaser is required by Law or pursuant to an Order to satisfy the Product Liability. The Purchaser will indemnify and hold harmless the Vendor from and against all Damages in respect of all Product Liability made or arising at any time after the Closing otherwise than in connection with manufacturing defects of products of the Business manufactured prior to the Closing by the Vendor. Notwithstanding the foregoing, the Vendor shall not be obligated to indemnify the Purchaser for any Product Liability which relates to product returns to the extent that allowances, provisions or reserves for such product returns were made in the Closing Date Balance Sheet.

3.4    Risk of Loss and Damage Prior to Closing.

       The Vendor will bear all risk of loss or damage to the Assets until the Closing and the Purchaser will bear all risk of loss or damage to the Assets from and after the Closing. The Purchaser will indemnify and hold harmless the Vendor from and against any Damages suffered or incurred by the Vendor in connection with the Purchaser's ownership and/or use of the Assets and the Purchaser's conduct of the Business from and after the Closing.

                                  ARTICLE 4 -
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

       The Vendor hereby makes the representations and warranties contained in this Article 4 to the Purchaser and acknowledges that the Purchaser is relying upon such representations and warranties in connection with its purchase of the Assets. Notwithstanding the foregoing, the Purchaser acknowledges that the Schedules and the Disclosure Letter sets out a number of disclosures in respect of, exceptions to, and exclusions from, the representations and warranties of the Vendor contained in this Agreement and such disclosures, exclusions and exceptions are deemed to be incorporated into this Agreement.

       The Purchaser also acknowledges that it shall not be entitled to claim that any fact causes any of the representations and warranties of the Vendor contained in this Agreement to be untrue or incorrect if it has been fully and fairly disclosed by the Vendor in the Disclosure Letter.

4.1    Corporate Status and Authority.

       (a) Status of the Vendor and the Subsidiary: Each of the Vendor and the Subsidiary has been duly incorporated and is a validly subsisting company in good standing under the applicable Laws of its jurisdiction of incorporation, has all necessary corporate power and authority to own all of the properties and assets that it purports to own, to carry on the Business and, in the case of the Vendor, to carry out the transactions contemplated by this Agreement.

       (b) Due Authorization: The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been, or will prior to Closing have been, duly authorized by all necessary corporate action on the part of the Vendor, and this Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable against it in accordance with its terms, subject to any limitation under any applicable Laws relating to
              (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws affecting the rights of creditors generally and (ii) the discretion that a court of competent jurisdiction may exercise in granting extraordinary remedies, such as specific performance and injunction. Each of the contracts, agreements and instruments required by this Agreement to be delivered by the Vendor will prior to Closing have been duly executed and delivered by the Vendor and will be enforceable against it in accordance with its terms, subject to any limitation under any applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws affecting the rights of creditors generally and (ii) the discretion that a court of competent jurisdiction may exercise in granting extraordinary remedies, such as specific performance and injunction.

       (c) Non-Contravention: The execution, delivery and performance of this Agreement by the Vendor and the completion of the transactions contemplated by this Agreement will not result in:

              (i)    a material breach or termination of any Material Contract;

              (ii) a conflict with, or contravention of, any provision of the Charter Documents or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor or the Subsidiary;

              (iii) a contravention to any Order to which any of the Vendor or the Subsidiary may be subject which could reasonably be expected to result in a material adverse change to the financial condition of the Business or in any of the material Assets; or

              (iv) a contravention of any applicable Law which could reasonably be expected to result in a material adverse change to the financial condition of the Business or in any of the material Assets.

       (d) Litigation: There is no Proceeding to which either of the Vendor or the Subsidiary is or would be a party pending or, to the knowledge of the Vendor and the Subsidiary, threatened in writing against:

              (i) the Business or any of the Assets and which would result in a material adverse change in the financial condition of the Business or in any of the material Assets;

              (ii) the Vendor or the Subsidiary which would prevent the completion of the transactions contemplated by this Agreement;

              and there is not outstanding against the Vendor or the Subsidiary any Order which materially affects the Business, any of the Assets or the right of the Purchaser to the use or benefit thereof.

       (e) Subsidiaries: No Affiliates of the Vendor, other than the Subsidiary, are involved in the Business. The Vendor holds all of the outstanding securities of the Subsidiary and the Subsidiary is not a party to any shareholders or similar agreement. There are no outstanding rights, commitments or agreements which give or could give any Person the right to acquire any security of the Subsidiary, except pursuant to this Agreement.

4.2    Assets.

       (a) Ownership: Subject to the provisions of Section 6.16 and except for the rights under the Affiliate Contracts, the Vendor has all necessary right, title or interest in, to and under the Assets in order to permit it to transfer the Assets to the Purchaser as contemplated by this Agreement, free and clear of all Encumbrances other than Permitted Encumbrances.

       (b) Leased Assets: The Vendor has provided the Purchaser with true and correct copies of all leases included in the Material Contracts and there are no other material leases, agreements to lease or other tenancy arrangements relating exclusively to the Business.

       (c) Condition of Assets: All of the Assets which are tangible personal property are, subject to normal wear and tear, in good operating condition and repair having regard to their use and age and, within general industry standards, are suitable for their use. Except for the Projects, all buildings, fixtures and facilities situated on the Owned Real Property are in good operating condition and repair having regard to their use and age and are suitable for the purposes for which they are used. To the knowledge of the Vendor and the Subsidiary, the premises situated on the Leased Real Property which are used in the Business are in good operating condition and repair having regard to their use and age and are suitable for the purposes for which they are used.

       (d) Real Property: Schedules 1.1(ccc) and 1.1(qqq) set out a complete list of the Leased Real Property and the Owned Real Property and identify all real property interests used exclusively in connection with the Business. Either the Vendor or the Subsidiary occupies the Owned Real Property and the Leased Real Property and has the exclusive right to use and occupy such properties.

       (e) Taxes: All property, municipal, school, general and special taxes, rates, assessments, local improvements charges, frontage taxes, business taxes, development cost charges, other subdivision charges and costs and other levies which are chargeable against the Owned Real Property and the Leased Real Property have been paid in full unless the same are not due and payable.

       (f) Zoning: All Owned Real Property and Leased Real Property is zoned to permit the particular activity carried out on such property in connection with the Business.

       (g)    Encroachments: Subject to the provisions of Section 6.16:

              (i) all buildings, fixtures and facilities situated on the Owned Real Property are wholly within the boundaries of the Owned Real Property;

              (ii) there are no buildings, fixtures, improvements or facilities on any adjoining lands, whether public or private, that encroach on the Owned Real Property, except for any encroachment which does not have a material adverse effect on the use of the Owned Real Property in connection with the Business and except for any encroachment identified in Schedule B of the Title Insurance Policy or shown on the Survey; and

              (iii) either the Vendor or the Subsidiary has adequate right of ingress and egress for the operation of the Business in the ordinary course, except for any restriction which does not have a material adverse effect on the use of the Owned Real Property in connection with the Business and except for any restriction identified in Schedule B of the Title Insurance Policy.

       (h) Customers and Suppliers: The Disclosure Letter sets out a list of the top three customers (ranked based on value of sales) of the Business during the 12 month period ended December 31, 2003, together with the amount billed to such customers and a list of the top ten suppliers, excluding the suppliers for the Projects, (ranked based on value of purchases) of goods and services to the Business during the 12 month period ended December 31, 2003, together with the amount earned by such suppliers.

       (i) Inventory: The Disclosure Letter accurately reflects the Inventory value as at the date of the Financial Statements. The Inventory, subject to reasonable allowances, provisions and reserves, is of good and usable condition, and:

              (i) in the case of raw materials and work in progress is usable in the normal manufacturing process of the finished products manufactured by the Business; and

              (ii) in the case of finished products, meet the specifications for such finished products.

              The Inventories are not excessive in kind or amount, having regard to seasonal variations and have been purchased for the Business in the ordinary course and consistent with seasonal requirements and the volumes of purchases and orders therefor have not been materially reduced or increased in anticipation of the transactions contemplated by this Agreement other than in the ordinary course.

4.3    Business Operations.

       (a) Operating Authorities: Schedule 1.1(k) sets out all material Authorizations which are held or used (through contractual rights granted by the holders thereof) by the Vendor or the Subsidiary as of the date of this Agreement to conduct the Business or to own, lease or operate any of the Assets as owned, leased or operated as of the date of this Agreement. Such Authorizations constitute all material orders, permits, approvals, consents, certificates, licenses or similar authorizations from Governmental Authorities which are necessary to conduct the Business or to own, lease or operate any of the Assets as owned, leased or operated as of the date of this Agreement. Neither the Vendor nor the Subsidiary is in material default or in material breach of the terms of any of the Authorizations and, to the knowledge of the Vendor and the Subsidiary, no Proceeding is pending or threatened in writing to revoke or limit any of the Authorizations.

       (b) Compliance with Laws: The Business has been operated in compliance in all material respects with all applicable Laws of each jurisdiction in which the Business has been carried on.

       (c) Jurisdictions in which Business is Carried On: With the exception of distribution of products by the Vendor, the Subsidiary or parties the Vendor or the Subsidiary have contracted with, the Business has not been conducted nor are any of the Assets located in any jurisdiction other than in Canada and the State of Massachusetts.

4.4    Intellectual Property.

       Notwithstanding any other provisions of this Agreement, the representations and warranties contained in this Section 4.4 are the only and exclusive representations and warranties of the Vendor with respect to Intellectual Property and all other representations and warranties of the Vendor in this Agreement shall be interpreted accordingly.

       (a) List of Intellectual Property: To the knowledge of the Vendor and the Subsidiary, the Disclosure Letter sets forth a complete list and brief description of the Business Intellectual Property and the Licensed Intellectual Property.

       (b) Ownership: The Vendor and/or the Subsidiary are the sole and exclusive owners of all right, title and interest in, to and under the Business Intellectual Property.

       (c) Maintenance of Business Intellectual Property: To the knowledge of the Vendor and the Subsidiary, the Business Intellectual Property is subsisting, all necessary registration, maintenance and renewal fees in connection with the Business Intellectual Property have been paid and none of the Business Intellectual Property has irrevocably lapsed for failure to meet a deadline in connection therewith.

       (d) No Proceeding Relating to Business Intellectual Property: There is no material adverse Proceeding pending relating to the Business Intellectual Property and the Vendor or the Subsidiary has received no written notification within the last 12 months of Proceedings threatened against the Vendor or the Subsidiary relating to the Business Intellectual Property.

       (e) No Right to Purchase Business Intellectual Property: Except pursuant to this Agreement, there is no agreement, license, option or other right or privilege outstanding in favour of any Person for the purchase of, or acquisition of any interest in any of the Business Intellectual Property.

4.5    Financial.

       (a) No Material Adverse Change: Since the date of the Financial Statements, the Business has been carried on in the ordinary course as it had previously been carried on and in accordance with past practice and except for changes due to the cyclical nature of the Business and the seasonal variations, there has been no material adverse change in the affairs, operation or financial condition of the Business.

       (b) Financial Statements: The Financial Statements fairly present and disclose the financial position of the Business as at the dates and for the periods indicated therein.

       (c) Statements Prepared Hereunder: Each of the Closing Date Balance Sheet, the Net Operating Cash Statement, the Net Purchased Working Capital Statement and the Working Capital Adjustment Date Balance Sheet will, upon completion, be true and correct in all material respects and will be prepared in accordance with Canadian GAAP.

       (d) Receivables: All Accounts Receivable are recorded in the financial records of the Business and are bona fide due and payable and, to the knowledge of the Vendor and the Subsidiary, collectible in the aggregate amount recorded therein.

       (e) Rebates: The Vendor has not entered into, or offered to enter into, any agreement or arrangement under which either of the Vendor or the Subsidiary is or will be obliged to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer of the Business which would have a material adverse effect on the financial condition of the Business.

       (f) Product Warranties: Except as imposed by Law or contained in Contracts, neither the Vendor or nor the Subsidiary has provided any express warranties (other than warranties given in accordance with general industry practice) to purchasers of products supplied in connection with the Business.

       (g) Books and Records. The financial and accounting books and records of the Business have been maintained in accordance with sound business practices and fairly, accurately and completely present and disclose in accordance with US GAAP applied on a basis consistent with prior periods and throughout the periods involved
              (i) the financial condition of the Business and (ii) all transactions of the Business, for the periods indicated therein.

4.6    Insurance.

       The Disclosure Letter contains a complete and accurate listing of all insurance policies of the Vendor and the Subsidiary relating to the Assets and the Business, including all property damage, general liability, motor vehicle, director and officer liability and life insurance policies. In addition, there have been no material claims filed under any of such policies in the last two years.

4.7    Environment.

       Notwithstanding any other provisions of this Agreement, the representations and warranties contained in this Section 4.7 are the sole and exclusive representations and warranties of the Vendor with respect to environmental matters (including, matters relating to applicable Environmental Laws and Environmental Permits) and all other representations and warranties of the Vendor in this Agreement shall be interpreted accordingly.

       (a) Compliance with Environmental Laws: The Assets are in compliance and have been operated in compliance in all material respects with all applicable Environmental Laws.

       (b) Environmental Permits: The Environmental Permits constitute all material permits, licences, approvals, consents, authorizations, registrations, privileges, waivers, exemptions, orders and certificates required under applicable Environmental Laws in connection with the Business and the Assets. All such Environmental Permits are being complied with. No Proceeding is pending and the Vendor or the Subsidiary have received no written notification within the last 12 months of any steps being taken by any Governmental Authority or other Person to revoke, amend or limit any of the Environmental Permits and to the knowledge of the Vendor and the Subsidiary, no grounds exist for any such Proceeding or steps.

       (c) Contaminants: To the knowledge of the Vendor and the Subsidiary, there are no Contaminants in, on, at, under or which have been or are being Released in violation of applicable Environmental Laws by either the Vendor or the Subsidiary in, on, at, under or to, from or by any of the Assets including, any of the Owned Real Property or to the knowledge of the Vendor and the Subsidiary, on any of the Leased Real Property.

       (d) Underground Storage Tanks: To the knowledge of the Vendor and the Subsidiary, underground storage tanks are not and have not been located on any of the Owned Real Property or to the knowledge of the Vendor and the Subsidiary, on any of the Leased Real Property, except in compliance in all material respects with all applicable Environmental Laws.

       (e) Agreements: There are no agreements with, or consent, orders, decrees, judgments, permits or other orders, directives or legal requirements of, any Governmental Authority or any other Person relating to the Assets which require any material work, repairs, construction, containment, clean-up, investigation, studies, removal or other remedial action required under applicable Environmental Laws or material capital expenditures with respect to any environmental condition, issue or matter at or with respect to any of the Assets including, any of the Owned Real Property or the Leased Real Property.

       (f) Claims: There are no Proceedings pending and the Vendor and the Subsidiary have received no written notification within the last 12 months of Proceedings with respect to the environmental condition of, or any environmental issue or matter with respect to, the Assets or alleging any breach of, default or liability under, applicable Environmental Laws with respect to the Business or the Assets or relating to the presence of, or the exposure of any Person to, any Contaminant, or a Release or a threat of a Release of any Contaminant, in, on, at, under, from or to any of the Assets including any of the Owned Real Property or the Leased Real Property which could have a material adverse effect on the financial condition of the Business.

       (g) Disclosure: The Vendor has fully disclosed to the Purchaser all written environmental reports, site assessments, reports, audits, studies, evaluations, tests and records in the possession or control of the Vendor and the Subsidiary with respect to the Assets including the Owned Real Property or the Leased Real Property and the Vendor has fully disclosed to the Purchaser all material facts and circumstances of which it has knowledge relating to the environmental condition of the Assets.

       (h) Nuisance: The use of and operations relating to the Assets conducted by the Vendor or the Subsidiary on or from any of the Owned Real Property or the Leased Real Property do not constitute a material nuisance of any environmental nature, nor has any written claim for nuisance been made in respect of such use and operations by any Person.

4.8    Tax Matters.

       (a) Filings: All Tax returns or filings relating, directly or indirectly, to the Business and the Assets which are required to be filed with any taxation authority have been filed on a timely basis or, if not filed on a timely basis, all fees, penalties, interest and other amounts payable as a result thereof have been paid. No such Tax return or filing contains any misstatement or omit any statements that should have been included and each Tax return or filing, including accompanying schedules and statements is true, correct and complete.

       (b) Payment: All material Taxes due and payable in connection with the Business and the Assets have been paid in full, excluding any Taxes due and payable in connection with the transactions contemplated by this Agreement.

       (c) Extensions: There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time with respect to the filing of any Tax return by, or any payment of any Taxes by or governmental charge against the Subsidiary, nor with respect to the issuance of any assessment or reassessment.

       (d) GST and QST Registrations: The Vendor is a registrant for purposes of Part IX of the ETA, as amended from time to time, and its registration number is 888677176RT. The Vendor is also a registrant for purposes of the QST and its registration number is 1020885943TQ0001.

       (e) Residency: The Vendor is not a non-resident of Canada for purposes of the ITA.

4.9    Employee Matters.

       (a) List of Employees: The Disclosure Letter sets out a comprehensive list of the Employees and includes an accurate description of the compensation, benefits, position, date of hire and working location of each such Employee.

       (b) Employment Contracts: None of the Employees are employed on other than an indefinite hiring basis terminable on reasonable notice according to applicable Law without further liability.

       (c) Union Contracts: There are no collective bargaining agreements, contracts or legally binding commitments to any trade union or employee organization or group in respect of or affecting Employees and there are no pending applications for certification or decertification of any bargaining unit of Employees, notice of which has been served upon either the Vendor or the Subsidiary and there are no oral understandings with union negotiators or otherwise in respect of such matters.

       (d) Benefit Plans: The Disclosure Letter contains a complete and accurate list of all Benefit Plans provided to the Employees. All contributions required to be made to such Benefit Plans have been properly made in accordance with their terms, and all returns and other documents have been filed and all amounts owing to any Governmental Authority relating to such Benefit Plans have been paid.

       (e) Pension Plans: Neither the Vendor nor the Subsidiary contribute to or sponsor any defined benefit or defined contribution pension plans relating to the Business.

       (f) Labour Disputes: There are no pending or, to the knowledge of the Vendor and the Subsidiary, threatened Labour Disputes, charges of unfair labour practice, complaints or applications pursuant to any applicable Laws, or other Proceeding whatsoever, by or involving any present or former Employee.

       (g) Employer Associations: Neither the Vendor nor the Subsidiary is a member of any employer, management, industry or other trade, labour relations or business association relating to the Business under which it is obligated to contribute to any employee or contractor employee benefit or industry enhancement fund, including any pension plans, health benefit plans or other similar employee entitlements.

       (h) Workers Compensation Assessment: No events have occurred with respect to the Business which, to the knowledge of the Vendor and the Subsidiary, is likely to result in any significant increase in any workers compensation board assessment (including the Commission de la sante et de la securite du travail) or any similar assessment payable by the Purchaser after the Closing and no such amounts are outstanding and unpaid.

4.10   Non-Compliance.

       (a) Compliance Directives: To the knowledge of the Vendor and the Subsidiary, there are no material outstanding compliance directives or work orders which require any material capital expenditures relating to the Owned Real Property or the Leased Real Property from any police, fire department, or from any other federal, provincial or municipal authority, department or agency, nor has the Vendor or the Subsidiary received written notification that there are any matters under formal consideration by any such authorities relating to the Business.

       (b) No Seizure: There is no appropriation, expropriation or seizure of any of the Assets that is pending, and the Vendor or the Subsidiary has received no written notification in this respect within the last 12 months.

4.11   Contracts and Commitments.

       (a) Material Contracts: Schedule 1.1(hhh) contains a complete and accurate list of all Material Contracts.

       (b) Breach: Neither the Vendor nor the Subsidiary is in material breach or default of any of the terms of the Material Contracts and to the knowledge of the Vendor and the Subsidiary, there is no material breach or default of any terms of the Material Contracts by any other party thereto, and each such Material Contract is in full force and effect.

4.12   Consents and Approvals.

       Except for the Required Consents, there are no approvals, waivers, consents, orders, orders in council, legislation, regulations, or any other action of any:

       (a)    Governmental Authority; or

       (b)    any other Person

that may be required in connection with the execution, delivery or performance by the Vendor of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such approval, consent, order, orders in council, legislation, regulations or other action would not, individually or collectively, have a material adverse effect on the Business or the Assets taken as a whole.

4.13   Finder's Fees.

       Neither the Vendor nor the Subsidiary has taken nor will take any action that would cause the Purchaser to become liable pursuant to any Proceeding for a brokerage commission, finder's fee or other similar arrangement.

4.14   Transactions with Affiliates.

       The Disclosure Letter identifies each arrangement through which the Business acquires from, or provides to, Affiliates of the Vendor or the Subsidiary any goods, properties or services.

4.15   All Assets.

       The assets transferred to the Purchaser at Closing will include all the Assets, except Excluded Assets, and the deeds, assignments, bills of sale, conveyances, transfers and other assurances will be in appropriate form and sufficient to transfer the Assets to the Purchaser. The Assets constitute all assets necessary to conduct the Business.

4.16   Construction Projects.

       The Projects are being carried out by the Vendor and to the knowledge of the Vendor, by any third party contractor, in all material respects in compliance with all applicable Laws. The Authorizations include all material orders, permits, approvals, consents, certificates, licenses or similar authorizations from Governmental Authorities which, as of the date of this Agreement, are materially required for the construction, completion or servicing of the Projects. To the knowledge of the Vendor, the progress of the Projects as of the date of this Agreement is consistent with designed and planned progress and the costs of the Projects as of the date of this Agreement are consistent with budgeted costs.

                                  ARTICLE 5 -
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       The Purchaser hereby makes the representations and warranties contained in this Article 5 to the Vendor and acknowledges that the Vendor is relying upon such representations and warranties in connection with its sale and transfer of the Assets.

       In addition, notwithstanding any other provisions of this Agreement, if the Purchaser exercises its rights under Section 2.3(b)(ii) hereof to deliver to the Vendor $60,000,000 in cash at Closing in lieu of delivering Subscription Receipts, the representations and warranties contained in Sections 5.2 and 5.3 below shall be deemed not to be made at the Closing and the Vendor shall not be entitled to make any claim against the Purchaser in respect of any breach or inaccuracy of the representations or warranties contained therein.

5.1    Corporate Status and Authority.

       (a) Status of the Purchaser and the ID Subsidiaries: Each of the Purchaser, and ID Biomedical Corporation of Washington, ID Biomedical Corporation of Quebec and ID Biomedical Corporation of Maryland (collectively, the "ID Subsidiaries") has been duly incorporated and is a validly subsisting company in good standing under the applicable Laws of its jurisdiction of incorporation, has all necessary corporate power and authority to own all properties and assets that it purports to own, to carry on its business as conducted as of the date of this Agreement and, in the case of the Purchaser, to carry out the transactions contemplated by this Agreement.

       (b) Due Authorization: The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been or will prior to Closing have been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms subject to any limitation under any applicable Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws affecting the rights of creditors generally; and (ii) the discretion that a court of competent jurisdiction may exercise in granting extraordinary remedies, such as specific performance and injunction. Each of the contracts, agreements and instruments required by this Agreement to be delivered by the Purchaser will, prior to Closing, have been duly executed and delivered by the Purchaser and will be enforceable against it in accordance with its terms, subject to any limitation under any applicable Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws affecting the rights of creditors generally and; (ii) the discretion that a court of competent jurisdiction may exercise in granting extraordinary remedies, such as specific performance and injunction.

       (c) Non-Contravention: The execution, delivery and performance of this Agreement by the Purchaser and the completion of the transactions contemplated by this Agreement will not result in:

              (i) a conflict with, or contravention of, any provision of the Charter Documents or resolutions of the board of directors (or any committee thereof) or shareholders or agreements of the Purchaser;

              (ii) a contravention of any Order to which the Purchaser may be subject which could reasonably be expected to result in a material adverse change to the financial condition of the Business or in any of the material Assets; and

              (iii) a contravention of any applicable Law which could reasonably be expected to result in a material adverse change to the financial condition of the Business or in any of the material Assets.

       (d) Litigation: There is no Proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser which would prevent the completion of the transactions contemplated by this Agreement.

       (e) Subsidiaries: The Purchaser does not control directly or indirectly any entities, other than the ID Subsidiaries. All outstanding shares of capital stock of each ID Subsidiary have been duly authorized and validly issued and are beneficially owned by the Purchaser, free and clear of any Encumbrances.

5.2    Accuracy of Public Disclosure.

       (a) Continuous Disclosure Documents: All information and statements contained in the following continuous disclosure documents of the Purchaser (collectively, the "Continuous Disclosure Documents"), which have been publicly issued and filed with the relevant securities regulatory authorities as of the date of this
              Agreement:

              (i) the annual information form dated February 28, 2003 for the year ended December 31, 2002, including the annual management's discussion and analysis;

              (ii) the annual audited consolidated financial statements for the year ended December 31, 2002;

              (iii) the interim unaudited consolidated financial statements and the interim management's discussion and analysis for the three, six and nine month periods ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively;

              (iv) the information circular dated April 22, 2003 relating to the Purchaser's annual meeting held on June 3, 2003; and

              (v)    all material change reports after December 31, 2002,

              were, as of their respective dates of publication, true and correct in all material respects. In addition, on their respective dates of publication, each of such documents complied in all material respects with applicable securities Laws, did not contain any untrue statement of a material fact and did not omit to state a material fact which was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made.

              Since December 31, 2002, all material change reports required to be filed with the relevant securities regulatory authorities under applicable securities Laws have been filed by the Purchaser and no material change reports or other documents have been filed by the Purchaser on a confidential basis with the relevant securities regulatory authorities.

              Except as may occur as a result of the transactions contemplated hereby, the Purchaser has no knowledge of any material change which has occurred in its affairs or in the affairs of the ID Subsidiaries, which has not been generally disclosed and reported to the relevant securities regulatory authorities and the Purchaser does not have any knowledge of any other material adverse information in regard to the current and prospective operations of the Company and the ID Subsidiaries, which have not been generally disclosed.

       (b) Status under Securities Laws: The Purchaser is a reporting issuer (or the equivalent thereof) in good standing under the securities Laws of the provinces of Quebec, Ontario, Manitoba, Saskatchewan, Alberta and British Columbia.

       (c) Financial Statements: The annual audited financial statements of the Purchaser (including all notes and schedules thereto) for the year ended December 31, 2002 and the interim unaudited consolidated financial statements for the three, six and nine month periods ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively, present fairly the financial condition, the results of operations, the statements of cash flows and the statements of shareholders' equity and the other information purported to be shown therein of the Purchaser at the respective dates and for the respective periods to which they apply in conformity with Canadian GAAP and consistently applied throughout the periods involved, except as may be indicated therein.

5.3    Other Matters.

       (a) Listing: The common shares of the Purchaser are listed and posted for trading on the TSX and NASDAQ. The Purchaser has taken no action designed to, or likely to have the effect of, delisting the common shares from the TSX or NASDAQ, nor has the Purchaser received any notification that the TSX or NASDAQ is contemplating such delisting.

       (b) Authorized Capital: The authorized capital of the Purchaser consists of 200,000,000 common shares without par value, 100,000,000 Class "A" Preference shares with a par value of $10.00 each, and 100,000,000 Class "B" Preference shares with a par value of $50.00 each. As of the date of this Agreement, a total of 41,971,744 common shares, no Class "A" Preference shares and no Class "B" Preference shares are issued and outstanding. All of the issued and outstanding common shares in the capital of the Purchaser have been duly and validly issued in compliance with all applicable Laws and are fully paid and non assessable. None of the issued and outstanding common shares in the capital of the Purchaser was issued in violation of any pre-emptive or other similar rights of any shareholder of the Purchaser. There are no statutory pre-emptive or other similar rights to subscribe for or to purchase or acquire any shares of the Purchaser or any such rights pursuant to its Charter Documents or any agreement or instrument to or by which the Purchaser is a party or bound. The description of the Purchaser's stock option and other stock plans or arrangements, and the options or other rights granted thereunder, as set forth in the Continuous Disclosure Documents and other public disclosure of the Purchaser does accurately and fairly present the information required to be disclosed with respect to such plans, arrangements, options and rights. There is no outstanding option, warrant or other right calling for the issuance of, and there is no commitment, plan or arrangement to issue, any shares of the Purchaser or any of the ID Subsidiaries or any security convertible into, or exercisable or exchangeable for, such shares other than: (i) the Purchaser's existing shareholder rights plan; (ii) options or shares issued in the ordinary course of business under existing stock option, directors' fee payment or similar plans; (iii) warrants to acquire common shares of the Purchaser issued under a final prospectus of the Purchaser dated October 22, 2003; and (iv) 91,659 warrants to acquire common shares of the Purchaser, exercisable at a price of $16.01 per share, which were issued to Technology Partnerships Canada on March 17, 2004.

       (c) Subscription Receipts: As of Closing, the Purchaser will have taken all steps necessary to authorize the issuance of the Subscription Receipts and the common shares issuable upon exercise or deemed exercise thereof and any common shares so issued will be duly and validly issued as fully paid and non-assessable shares in the capital of the Purchaser. The common shares issuable upon exercise or deemed exercise of the Subscription Receipts will, prior to Closing, be reserved for issuance by the Purchaser. The certificate evidencing the Subscription Receipts will comply with the requirements of the TSX and NASDAQ, as applicable.

       (d) Business Operations: The Purchaser and each ID Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or location of the assets or properties owned, leased or licensed by it requires such qualification, except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the assets or properties, business, results of operations, prospects or financial condition of the Purchaser and each of the ID Subsidiaries, taken as a whole (a "Material Adverse Effect"). The Purchaser and each of the ID Subsidiaries has all requisite corporate power and authority, and all necessary authorizations, approvals, consents, orders, licenses, certificates and permits of and from all Governmental Authorities (collectively, the "Permits"), to own, lease and license its assets and properties and conduct its business, all of which are valid and in full force and effect, except where the lack of such Permits, individually or in the aggregate, would not have a Material Adverse Effect. The Purchaser and each of the ID Subsidiaries has fulfilled and performed in all material respects all of its obligations with respect to such Permits, and no event has occurred that could reasonably be expected to result in revocation or termination thereof or result in any other material impairment of the rights of the Purchaser or any ID Subsidiaries, as the case may be, thereunder.

       (e) Compliance with Laws: The Purchaser and the ID Subsidiaries are in compliance in all material respects and conduct their businesses in compliance in all material respects with, all applicable Laws and all Orders.

       (f) Material Adverse Change: Except as publicly disclosed, since December 31, 2002, (i) there has not been any material adverse change with regard to the affairs, operation or financial condition of the Purchaser.

       (g) Tax Filings: The Purchaser and the ID Subsidiaries have duly and timely filed all Tax returns or filings required to be filed with any taxation authority or if not filed on a timely basis, all fees, penalties, interest and other amounts payable as a result thereof have been paid. No such Tax return or filing contains any misstatement or omit any statements that should have been included and each Tax return or filing, including accompanying schedules and statements is true, correct and complete.

       (h) Payment: The Purchaser and the ID Subsidiaries have paid all Taxes payable whether or not shown on such Tax returns and all assessments received by them to the extent that the same are material and have become due other than those Taxes and assessments that are currently being challenged and for which a reserve has been taken.

       (i) Extensions: There are no agreements with any taxation authority providing for an extension of time with respect to the filing of any Tax return by, or any payment of any Taxes or governmental charge against the Purchaser or the ID Subsidiaries, nor with respect to the issuance of any assessment or reassessment. There are no Tax audits or investigations pending which, if adversely determined, would have a Material Adverse Effect; nor are there any material proposed additional Tax assessments against the Purchaser or any of the ID Subsidiaries.

       (j) Intellectual Property: The Purchaser and the ID Subsidiaries either own or have the right to use all Patents and other Intellectual Property which are material to their business, on a consolidated basis (the "Material Intellectual Property"). To the knowledge of the Purchaser, neither the Purchaser nor the ID Subsidiaries has used the Material Intellectual Property in a manner that would result in the irrevocable abandonment or cancellation thereof and all necessary registration, maintenance and renewal fees in respect thereof have been paid except where the failure to do so would not have a Material Adverse Effect. There are no material adverse Proceedings related to the Material Intellectual Property and the Purchaser and the ID Subsidiaries have not received notice within the last 12 months of any threatened Proceedings in respect thereof.

       (k) Assets: The Purchaser and each of the ID Subsidiaries has good and marketable title in fee simple to all items of real property and good and marketable title to all personal property owned by it subject to defects that would not result in a Material Adverse Effect. Any real property and buildings that being held under lease by the Purchaser and each of the ID Subsidiaries is held by it under valid, existing and enforceable leases, free and clear of all Encumbrances, except such as would not have a Material Adverse Effect.

       (l) No Default: No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default, in the due performance and observance of any term, covenant or condition, by the Purchaser or any ID Subsidiary, if such ID Subsidiary is a party thereto, and the execution, delivery and performance of this Agreement will not result in any material breach of any agreement or instrument to which the Purchaser or such ID Subsidiary is a party or by which the Purchaser, any ID Subsidiary or their respective properties or business may be bound or affected which default, event or breach, individually or in the aggregate, would have a Material Adverse Effect.

       (m) No Conflict: Neither the Purchaser nor any of the ID Subsidiaries is in violation of any term or provision of its Charter Documents or of any Permit, Order or Law, where the consequences of such violation, individually or in the aggregate, would have a Material Adverse Effect.

       (n) Labour Dispute: Neither the Purchaser nor any of the ID Subsidiaries are involved in any Labour Dispute nor, to the best of the Purchaser's knowledge, is any such dispute threatened, which dispute in either case would have a Material Adverse Effect. The Purchaser is not aware of any existing or imminent labour disturbance by the employees of any of its principal suppliers or contractors which would have a Material Adverse Effect. The Purchaser is not aware of any threatened or pending litigation between the Purchaser or any of the ID Subsidiaries and any of its executive officers which, if adversely determined, could have a Material Adverse Effect and has not been informed that such officers will not remain in the employment of the Purchaser.

       (o) Books and Records: The financial and accounting books and records of the Purchaser have been maintained in accordance with sound business practices and fairly, accurately and completely present and disclose, in accordance with Canadian GAAP applied on a basis consistent with prior periods and throughout the periods involved:
              (i) the financial position of the Purchaser; and (ii) all transactions of the Purchaser, for the periods therein indicated.

       (p) Insurance: The Purchaser and the ID Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which it is or they are engaged; all policies of insurance and fidelity or surety bonds insuring the Purchaser or any of the ID Subsidiaries or the Purchaser's or the ID Subsidiaries' respective businesses, assets, employees, officers and directors are in full force and effect; the Purchaser and each of the ID Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and neither the Purchaser nor any ID Subsidiary believes that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, neither the Purchaser nor any ID Subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

       (q) Environment: (i) Each of the Purchaser and the ID Subsidiaries is in compliance with all applicable Environmental Laws except for non-compliance that would not have a Material Adverse Effect; (ii) neither the Purchaser nor any of the ID Subsidiaries has received any notice from (A) any third party of an asserted claim under applicable Environmental Laws, which would have a Material Adverse Effect, or (B) any Governmental Authority of an asserted claim under applicable Environmental Laws, which would have a Material Adverse Effect; (iii) each of the Purchaser and the ID Subsidiaries has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, except where the failure to obtain such permit, license or approval would not have a Material Adverse Effect, and is in all material respects in compliance with all terms and conditions of any such permit, license or approval; (iv) to the Purchaser's knowledge, no facts currently exist that will require the Purchaser or any of the ID Subsidiaries to make future material capital expenditures to comply with applicable Environmental Laws; and (v) to the best of the Purchaser's knowledge, no property which is or has been owned, leased or occupied by the Purchaser or the ID Subsidiaries has been designated as a contaminated site under applicable Law.

5.4    Tax Registration.

       The Purchaser is a registrant for purposes of Part IX of the ETA, as amended from time to time, whose registration number is 13229 8449 RT0001. The Purchaser will also be a registrant under the QSTA as of the Closing Date.

                                  ARTICLE 6 -
                       PRE-CLOSING MATTERS AND COVENANTS

6.1    Access.

       The Vendor will and will cause the Subsidiary to provide to the Purchaser, its employees, representatives and agents (collectively, the "Authorized Persons"), upon prior request during the Interim Period, during normal business hours and without affecting the conduct of the Business in the ordinary course and the conduct of the business of the Vendor in the ordinary course, reasonable access to the facilities, properties (excluding allowing the Purchaser to carry out environmental audits and site investigations) and all books, accounts, data and records (including electronically stored data and records) relating to the Business or the Assets and copies of all material title documents, contracts, agreements, mortgages, instruments, leases and other documents relating to the Business or the Assets as the Purchaser may reasonably request. Notwithstanding the generality of the foregoing, the Vendor will and will cause the Subsidiary to provide to the Authorized Persons, in each case upon appointment to be scheduled through the Finance Director of the Vendor, or such other person or persons as may be appointed by the Vendor, reasonable access to any of the Vendor's appropriate executive personnel.

       At the request of the Purchaser, the Vendor will execute or cause to be executed such consents, authorizations and directions as may be reasonably necessary to enable the Authorized Persons to obtain full access to all files and records relating exclusively to the Business and Assets maintained by any Governmental Authority.

       For greater certainty, to the extent that any relevant books, accounts, data and records of the Vendor or the Subsidiary do not relate exclusively to the Business or the Assets, the Purchaser will only be entitled to access to the portions of such books, accounts, data and records which relate exclusively to the Business or the Assets.

6.2    Operations until Closing.

       Except as otherwise provided in this Agreement or as otherwise agreed in writing by the Purchaser, the Vendor will, and will cause the Subsidiary to, during the Interim Period:

       (a) Conduct of Business: carry on and conduct the Business in the ordinary course, consistent with past practice, and in particular:

              (i) will use all commercially reasonable efforts to maintain the Assets in accordance with past practice;

              (ii) will not discontinue or cease to carry on any material part of the Business as carried on as of the date of this Agreement;

              (iii) except with respect to Permitted Encumbrances, will not subject to an Encumbrance the Assets in whole or in part; and

              (iv) except in the ordinary course of the Business, consistent with past practice, will not sell, transfer or dispose, or agree to dispose, of any of the material Assets.

       (b) New Capital Projects: not, without the Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed, or unless required by applicable Law or required to repair or replace any loss or damage to the Assets arising subsequent to the date of this Agreement, make, or commit to make, any capital expenditure in excess of $500,000. For greater certainty, capital expenditures made in connection with the Projects shall not require the Purchaser's prior written consent, provided such expenditures are contemplated by the budgets prepared in respect of the Projects as of the date hereof and listed on Schedule 6.2(b) hereto.

       (c) Agreements: not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, amend or vary any of the Material Contracts or enter into any long term, unusual, abnormal or onerous agreement affecting a material part of the Business.

       (d) Insurance: maintain in full force and effect an insurance coverage substantially equivalent to the insurance coverage described in the Disclosure Letter.

       (e) Exceptions: For greater certainty, this Section 6.2 shall not operate so as to restrict or prevent:

              (i) any matter reasonably undertaken in response to events beyond the control of the Vendor or the Subsidiary, with the intention of minimizing any adverse effect of such events on the Assets or the Business;

              (ii) any matter undertaken at the request or with the consent of the Purchaser, including the repayment of the shareholder's advances made to the Subsidiary;

              (iii) any action or omission which the Vendor or the Subsidiary are required to take or omit to take by any applicable Law or by any Governmental Authority or competent jurisdiction;

              (iv) any disposal of Inventory or obsolete Assets, in each case in the ordinary course of Business; and

              (v) the performance of the Vendor's obligations pursuant to this Agreement.

6.3    Rebuilding Facilities.

       In the event of any loss or destruction of any of the material Assets in whole or in part during the Interim Period, the Vendor and the Purchaser will negotiate with the Purchaser in good faith to agree upon the application of any proceeds of insurance to rebuilding, repairing or replacement of the lost or destroyed material Assets. If the Purchaser and the Vendor are unable to agree upon the application of such proceeds, the proceeds will be applied to rebuild, repair or replace the lost or destroyed material Assets as nearly as possible with assets or facilities of the same nature, kind and quality as those lost or destroyed. For greater certainty, the Vendor shall in no event be obligated to spend monies in excess of the insurance proceeds received to rebuild, repair or replace the lost or destroyed material Assets.

6.4    Required Consents.

       Each Party will use commercially reasonable efforts to obtain, prior to the Closing Date, all Required Consents and the Vendor will not, except as contemplated by the terms of this Agreement, or with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, agree to any amendment or variation to the terms of any Material Contract in connection with, or as a condition of, the receipt of such Required Consents. Each Party will cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by the other Party in connection with the foregoing.

6.5    Contracts Requiring Consent.

       Where a consent, approval or waiver of a third party (which is not a Required Consent) is required to assign to the Purchaser any of the Assets, each of the Parties will use commercially reasonable efforts to obtain, prior to the Closing Date, the required consents, approvals or waiver (other than the Required Consents). Each Party will cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by the other Party in connection with the foregoing.

       Without limiting the generality of the foregoing, the parties agree to use commercially reasonable efforts to obtain, prior to the Closing Date, any consents from Technology Partnerships Canada which are necessary in connection with the granting of security by the Purchaser to Shire LLC as contemplated in the Loan Facility Agreement.

6.6    Novation Agreement

       Each Party will cooperate with one another in order to obtain the novation of the Vendor's rights and obligations under the Material Contracts in favour of the Purchaser pursuant to novation agreements among the Vendor, Purchaser and third parties substantially in the form of the Novation Agreement.

6.7    Government Contracts and Biologics Undertakings

       Notwithstanding anything contrary in this Agreement, during the Interim Period, the Purchaser shall not, without the prior written consent of the Vendor, which consent may be withheld in the Vendor's sole discretion, directly or indirectly, through any employee, representatives, agents or otherwise, negotiate with, accept or consider any proposal of any other Person relating to any amendment or variation of the terms of the Government Contracts and of the Biologics Undertakings.

6.8    Loan Facility Agreement.

       The Vendor will cause Shire LLC to enter into, and the Purchaser will enter into the Loan Facility Agreement.

6.9    Guarantee Agreements

       On the Closing Date, the Vendor will cause Shire Pharmaceuticals Group plc to execute and deliver both Guarantee Agreements.

6.10   Closing.

       Each Party shall, to the extent within its control, use commercially reasonable efforts to ensure the fulfilment of the conditions of Closing by or on the Closing Date.

6.11   Assignment and Assumption Agreement.

       On or before the Closing Date, the Purchaser and Shire Acquisition Inc. will enter into the Assignment and Assumption Agreement.

6.12   Regulatory Approvals

       The Purchaser shall use commercially reasonable efforts to obtain all necessary approvals or exemptions from applicable securities regulatory authorities, the TSX and NASDAQ to complete the transactions contemplated by this Agreement.

6.13 Assistance with Preparation of Business Acquisition Report and Registration Statement

       The Vendor acknowledges that:

       (a) the Purchaser will be required to prepare and publicly file a "business acquisition report" pursuant to Part 8 of National Instrument 51-102 in respect of the acquisition of the Business; and

       (b) under the terms of the Registration Rights Agreement (if applicable) the Purchaser may be required to prepare and file a registration statement to qualify the resale of the common shares issuable upon exercise or deemed exercise of the Subscription Receipts.

       In each of the foregoing circumstances, the Purchaser will require assistance and information relating to the Business from the Vendor (including historical audited annual financial statements of the Business and unaudited interim financial statements of the Business subject to a review engagement report by the Vendor's auditors). The Vendor shall, at all times during the Interim Period and after the Closing Date, provide the Purchaser will all information and assistance reasonably required by the Purchaser in order to complete and file any such business acquisition report or registration statement in accordance with the requirements of applicable Laws. Without limiting the foregoing, the Vendor will deliver to the Purchaser copies of: (i) all historical audited financial statements of the Business required to be included in such business acquisition report or registration statement (together with all required auditors' reports thereon) by no later than the Closing Date; and (ii) any interim financial statements of the Business required to be included in such business acquisition report or registration statement as soon as practicable after the Closing Date, but in any event by no later than 45 days after the Closing Date.

6.14   Supplementary Disclosure

       (a) The Vendor shall update the representations and warranties contained in Article 4 of this Agreement in the manner set forth in this Section 6.14(a). The Vendor shall deliver to the Purchaser two Business Days prior to the Closing Date, a revised Disclosure Letter setting out any matters or events which have occurred from and after the date of this Agreement, which, if existing on the date of this Agreement would have resulted in disclosures in respect of, exceptions to, or exclusions from, the representations and warranties contained in Article 4 of this Agreement.

       (b) The Purchaser shall update the representations and warranties contained in Sections 5.1 and, if the Purchaser is delivering Subscription Receipts to the Vendor on the Closing Date, the representations and warranties contained in Sections 5.2 and 5.3 of this Agreement in the manner set forth in this Section 6.14(b). The Purchaser shall deliver to the Vendor two Business Days prior to the Closing Date, a certificate from a senior officer of the Purchaser setting out any matters or events which have occurred from and after the date of this Agreement, which, if existing on the date of this Agreement would have resulted in disclosures in respect of, exceptions to, exclusions from, the representations and warranties contained in Sections 5.1 and, if required, Sections 5.2 and 5.3 of this Agreement. For greater certainty, if the Purchaser is delivering Subscription Receipts to the Vendor on the Closing Date, the foregoing officer's certificate shall also update the list of Continuous Disclosure Documents to include any such documents filed with relevant securities regulatory authorities after the date of this Agreement but before the Closing Date.

       (c) For greater certainty, the Parties agree that, subject to Sections 7.1(d) and 7.2(d), neither the Purchaser nor the Vendor shall have the right to terminate this Agreement or to seek indemnification under this Agreement in respect of the representations and warranties to be updated pursuant to this Section 6.14 and the supplementary Disclosure Letter referred to at paragraph (a) above or the certificate referred to at paragraph (b) above, unless the matters disclosed therein relate to any matter or event in existence prior to the date of this Agreement.

6.15   Shared Network Use Agreement.

       During the Interim Period, the Parties will use their commercially reasonable efforts to negotiate and agree on the form of a shared network use agreement (the "Shared Network Use Agreement"). The Shared Network Use Agreement shall contain provisions in respect of the sharing and the use by the Parties during the Transition Period of the information technology equipment comprised in the IT Shared Network in connection with their respective networks. The Parties further agree that the following terms and conditions shall be reflected in the Shared Network Use Agreement:

       (a) each Party shall cooperate with one another in securing an agreement with J.D. Edwards in respect of certain licenses to be acquired for the Purchaser;

       (b) the Purchaser shall be responsible for establishing a network hub on its own property by the end of the Transition Period and shall bear all costs associated therewith;

       (c) the Purchaser shall be responsible for installing any server or software to be used in connection with its own network and shall bear all costs associated therewith;

       (d) the Purchaser shall, at all times, be responsible of the management of its own application and e-mail servers;

       (e)    during the Transition Period,

              (i) the Vendor shall retain the entire and full control over the management of the IT Shared Network;

              (ii) the Purchaser shall have the right to leave, at its sole risk and peril, information technology equipment in the server room located in the Vendor's premises bearing civic address 275 Armand-Frappier Blvd., City of Laval H7V 4A7 (the "Server Room");

              (iii) the information technology equipment located in the Server Room shall be clearly labelled with the owner's name;

              (iv) the Vendor shall provide to the Authorized Persons, without affecting the conduct of the business of the Vendor in the ordinary course, reasonable access to the Server Room as required, both during and outside normal business hours;

       (f)    at the expiry of the Transition Period,

              (i) the Purchaser will obtain title to the Purchaser IT Equipment and shall from that date on bear all risk of loss or damage to the Purchaser IT Equipment;

              (ii) the Parties shall decommission and disconnect, or cause to be disconnected, all connections to the Purchaser IT Equipment;

              (iii) the Purchaser shall remove, or cause to be removed, the Purchaser IT Equipment from the Server Room. If the Purchaser fails to remove the Purchaser IT Equipment, the Vendor shall have the right to remove and dispose of any such Purchaser IT Equipment;

       (g) the following costs incurred by the Parties shall be borne as to one-half by the Vendor and as to one-half by the Purchaser:

              (i) the costs of operation of the IT Shared Network incurred during the Transition Period, including the cost of employees directly responsible for the day-to-day operation of the IT Shared Network but excluding any costs associated with employees located outside Montreal and any corporate allocations;

              (ii) the costs of the licenses to be acquired for the Purchaser from J.D. Edwards, the costs to replicate the J.D. Edwards servers which are part of the IT Shared Network, associated software licenses and any third party consultancy fees incurred in connection therewith, whether incurred prior to or after Closing;

              (iii) the costs of management of the IT Shared Network incurred during the Transition Period, including the cost of employees directly responsible for the day-to-day operation of the IT Shared Network but excluding any costs associated with employees located outside Montreal and any corporate allocations;

       (h) the following costs incurred by any Party during the Transition Period shall be borne by the Party incurring such costs:

              (i) any costs associated with the IT Equipment located on the Owned Real Property located in the City of Quebec, on the Owned Real Property located in the City of Northborough, on the Leased Real Property leased from Institut national de la recherche scientifique (INRS) in the City of Laval or on the Leased Real Property leased from Societe Immobiliere SIDEV Inc.;

              (ii) any costs relating to support services in connection with applications software or hardware;

              (iii) any costs relating to support services in connection with the Parties' respective networks (other than the IT Shared Network);

              (iv) any costs relating to video-conferencing and/or voice communications;

              (v) any costs relating to the establishment of any network infrastructure for the ongoing use of such Party.

6.16   Real Estate.

       During the Interim Period, the Vendor will obtain title opinions from Vendor's Solicitors and certificates of location from reputable Quebec surveyors (collectively the "Quebec Title Documents"), the whole in respect of the Owned Real Property located in the Province of Quebec. During the Interim Period, the Vendor will also obtain with respect to the Owned Real Property located in Massachusetts, an endorsement update to the title insurance policy currently issued by Old Republic National Title Insurance Policy (the "Update Endorsement"). In the event the Title Documents or the Update Endorsement reveal any defect or irregularity (the "Title Defects") which, in the Vendor's sole judgment, acting reasonably, causes the Vendor to breach any of its representations and warranties set forth in Sections 4.2(a) and 4.2(g) of this Agreement, the Vendor shall disclose the Title Defects in writing to the Purchaser and proceed, in its sole discretion, in accordance with one of the following options:

       (a) the Vendor shall remedy the Title Defect prior to the Closing Date in order for the Vendor's representations and warranties affected by the Title Defect to be true and accurate as of the Closing Date; or

       (b) if the Vendor is unable or unwilling to remedy the Title Defect prior to the Closing Date as provided in paragraph (a) above, the Vendor shall arrange, with the Purchaser's cooperation, to subscribe for the Purchaser's benefit at the Vendor's cost a title insurance policy or, with respect to the Title Insurance Policy an endorsement, as the case may be, for the relevant Owned Real Property. Such policy or endorsement shall cover the risk resulting from the Title Defects and shall come into effect as of the Closing Date; in consideration for this title insurance coverage the Purchaser shall deliver to the Vendor as of the Closing Date a waiver of any rights and recourses which it would have against the Vendor under this Agreement resulting from the Title Defects; or

       (c) the Vendor shall have the right to terminate this Agreement in accordance with the provisions of Sections 7.4(b) and 7.5, unless the Purchaser agrees to deliver to the Vendor, as of the Closing Date, a waiver of any rights and recourses which it would have against the Vendor under this Agreement resulting from the Title Defects.

6.17   Use of Proceeds from Financings During Interim Period

       In the event that, during the Interim Period, the Purchaser completes a Financing (as defined in the form of Subscription Receipt Certificate) pursuant to which it raises net proceeds in excess of $60,000,000, the Purchaser agrees that it will exercise its right under subsection 2.3(b)(ii) hereof to deliver $60,000,000 in cash to the Vendor at Closing in lieu of issuing Subscription Receipts. The

Purchaser further agrees that, during the Interim Period, it will not complete any such Financing which raises net proceeds of less than $60,000,000.

6.18   Concurrent Closing of Share Purchase Agreement.

       The parties agree that, notwithstanding any provision of the Share Purchase Agreement:

       (a) they will not complete the transactions contemplated in the Share Purchase Agreement unless such transactions are completed concurrently with the transactions contemplated hereby; and

       (b) in the event that this Agreement is terminated pursuant to Section 7.4, the Share Purchase Agreement shall also be deemed to be terminated and, thereafter, of no further force or effect.

                                  ARTICLE 7 -
                             CONDITIONS OF CLOSING

7.1    Conditions of the Purchaser.

       The obligation of the Purchaser to complete the purchase of the Assets as contemplated by this Agreement is subject to the fulfilment of the following conditions:

       (a) Performance of Covenants: All of the covenants of the Vendor contained in this Agreement to be performed or complied with on or before the Closing Date will have been performed and complied with in all material respects, and the Purchaser will have received a certificate from a senior officer of the Vendor dated the Closing Date, confirming the foregoing, to the best of his or her knowledge, without personal liability, in form and substance satisfactory to the Purchaser, acting reasonably;

       (b) Corporate Authorizations: All necessary corporate authorizations of the Vendor will have been obtained in respect of this Agreement and the transactions contemplated by this Agreement and evidence thereof will have been provided to the Purchaser;

       (c) No Legal Impediments: There will not be any applicable Law in effect as of the Closing Date which will prevent the Purchaser from consummating the transactions contemplated by this Agreement;

       (d) No Material Adverse Change: No material adverse fact relating to the material Assets or the affairs, operation or financial condition of the Business shall have been disclosed to the Purchaser during the Interim Period or no material adverse change to any of the material Assets or the affairs, operation or financial condition of the Business will have occurred or otherwise been disclosed to the Purchaser during the Interim Period and a certificate from a senior officer of the Vendor dated the Closing Date, confirming the foregoing, to the best of his or her knowledge, without personal liability, will have been delivered to the Purchaser, in a form and substance satisfactory to the Purchaser, acting reasonably;

       (e) Opinion of Vendor's Solicitors: The Vendor will have delivered to the Purchaser a legal opinion of the Vendor's Solicitors in form and substance satisfactory to the Purchaser, acting reasonably;

       (f) No Orders or Proceedings: No injunction or restraining order of a court or a administrative tribunal of competent jurisdiction or Proceeding shall be pending in any jurisdiction, to enjoin, restrict or prohibit the Purchaser from consummating the transactions contemplated by this Agreement or the Purchaser to conduct the Business after Closing on substantially the same basis as previously conducted;

       (g) Loan Facility Agreement: The Vendor shall have caused Shire LLC to execute and deliver the Loan Facility Agreement;

       (h) Guarantee Agreements: The Vendor shall have caused Shire Pharmaceuticals Group plc to execute and deliver each of the Guarantee Agreements; and

       (i) Shared Network Use Agreement: The Vendor shall have executed and delivered the Shared Network Use Agreement.

       The foregoing conditions are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.

7.2    Conditions of the Vendor.

       The obligation of the Vendor to complete the sale and transfer of the Assets as contemplated by this Agreement is subject to the fulfilment of each of the following conditions:

       (a) Performance of Covenants: all of the covenants of the Purchaser contained in this Agreement to be performed or complied with on or before the Closing Date will have been performed and complied with in all material respects and the Vendor will have received a certificate from a senior officer of the Purchaser dated the Closing Date, confirming the foregoing, to the best of his or her knowledge, without personal liability, in form and substance satisfactory to the Vendor, acting reasonably.

              For greater certainty, in the event that the Purchaser exercises its rights under Section 2.3(b)(ii) of this Agreement to deliver to the Vendor $60,000,000 in cash at Closing in lieu of delivering Subscription Receipts, the representations and warranties contained in Sections 5.2 and 5.3 contained in this Agreement shall be deemed not to be made by the Purchaser at the Closing Date and any inaccuracies in such representations and warranties at the Closing Date will not entitle the Vendor to terminate this Agreement nor will the Vendor be entitled to seek indemnification under this Agreement in respect of any such breach or inaccuracy.

       (b) Corporate Authorizations: All necessary corporate authorizations of the Purchaser will have been obtained in respect of this Agreement and the transactions contemplated by this Agreement and evidence thereof shall have been provided to the Vendor;

       (c) No Legal Impediments: There will not be any applicable Law in effect as of the Closing Date which will prevent the Vendor from consummating the transactions contemplated by this Agreement;

       (d) No Material Adverse Change: No material adverse fact relating to the affairs, operation or financial condition of the Purchaser shall have been disclosed to the Vendor during the Interim Period or no material adverse change in the affairs, operation or financial condition in the business of the Purchaser will have occurred or otherwise been disclosed to the Vendor during the Interim Period and a certificate of a senior officer of the Purchaser dated the Closing Date, confirming the foregoing, to the best of his or her knowledge, without personal liability, will have been delivered to the Vendor, in a form and substance satisfactory to the Vendor, acting reasonably;

       (e) Opinion of Purchaser's Solicitors: The Purchaser will have delivered to the Vendor a legal opinion of the Purchaser's Solicitors, in form and substance satisfactory to the Vendor, acting reasonably;

       (f) No Orders or Proceedings: No injunction or restraining order of a court or administration tribunal of competent jurisdiction or Proceeding shall be pending in any jurisdiction, to enjoin, restrict or prohibit the Vendor from consummating the transactions contemplated by this Agreement;

       (g) Assignment and Assumption Agreement: The Purchaser shall have executed and delivered to the Vendor, on or prior to the Closing Date, the Assignment and Assumption Agreement and Her Majesty the Queen in Right of Canada represented by the Minister of Industry and the Minister responsible for the Investment Canada Act shall have acknowledged the assumption effected thereby;

       (h) Loan Facility Agreement: The Purchaser shall have entered into the Loan Facility Agreement;

       (i) Shared Network Use Agreement: The Purchaser shall have executed and delivered the Shared Network Use Agreement; and

       (j) Title: The Vendor shall be satisfied, acting reasonably, that the Title Documents do not cause the Vendor to breach any of the representations and warranties contained in this Agreement or in the circumstances set forth in Section 6.16(b) or (c), the necessary title insurance policy and/or Purchaser's waiver shall have been executed or issued, as the case may be, or delivered.

       The foregoing conditions are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time.

7.3    Mutual Conditions.

       The obligation of the Vendor to complete the sale and transfer of the Assets as contemplated by this Agreement and of the Purchaser to complete the purchase of the Assets as contemplated by this Agreement is subject to fulfilment of the following conditions:

       (a) Required Consents: All Required Consents will have been obtained at or prior to Closing;

       (b) Competition Approval: For purposes of this Section 7.3(b), all required approvals under the Competition Act (Canada) will be deemed to have been received if, at Closing, (i) an advance ruling certificate ("ARC") pursuant to section 102 of the Competition Act (Canada) has been issued by the Commissioner of Competition (the "Commissioner") appointed under that Act; or (ii) the relevant waiting period in section 123 of the Competition Act (Canada) has expired and a "no action" letter indicating that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act (Canada) has been received from the Commissioner, and any terms and conditions attached to any such letter would not have a materially adverse effect on either the Purchaser or the Vendor as determined by the relevant Party, acting reasonably; or, in the event that no ARC or "no action" letter is issued, there is no threatened or actual application by the Commissioner for an order under section 92 or 100 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement which would have a materially adverse effect on either the Purchaser or the Vendor as determined by the relevant Party, acting reasonably; and

       (c) Other Regulatory Approvals: The Purchaser shall have received all necessary approvals from the TSX and NASDAQ to list the common shares underlying the Subscription Receipts.

       The foregoing conditions are inserted for the mutual benefit of the Vendor and the Purchaser and may be waived in whole or in part only if jointly waived by the Vendor and the Purchaser.

7.4    Termination.

       This Agreement may, by notice, be terminated:

       (a) by the Vendor, if the covenant contained in Section 6.7 of this Agreement is not complied with in all material respects; or

       (b)    by the Vendor, pursuant to Section of this Agreement; or

       (c) by the Purchaser, if any of the condition in Sections 7.1 or 7.3 has not been fulfilled by the Closing Date or has become incapable of fulfillment (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such conditions on or before the Closing Date; or

       (d) by the Vendor, if any of the conditions in Sections 7.2 or 7.3 has not been fulfilled by the Closing Date or has become incapable of fulfillment (other than through the failure of the Vendor to comply with their obligations under this Agreement) and the Vendor has not waived such conditions on or before the Closing Date; or

       (e)    by mutual consent of the Parties.

7.5    Effect on Termination

       Each Party's right of termination under Section 7.4 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.4, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 12.10 which shall survive the termination of this Agreement. Notwithstanding anything contrary in this Agreement, if any condition has not been satisfied, the Party with the benefit of the condition, may in addition to any other rights which may be available to it, waive such condition and require the other Party to proceed with the Closing Date.

                                  ARTICLE 8 -
                              CLOSING TRANSACTIONS

8.1    Time and Place.

       The Closing will take place at the Place of Closing at the time agreed upon by the Parties on the Closing Date.

8.2    Vendor's Closing Documents.

       At the Closing, the Vendor will deliver the following to the Purchaser:

       (a) all deeds, assignments, bills of sale conveyances, transfers and other assurances which are necessary to assign or transfer the Assets or the Vendor's right, title and interest in, to and under the Assets to the Purchaser as contemplated by this Agreement in such form and substance satisfactory to the Purchaser acting reasonably, including any bill of sale for the transfer of the Owned Real Property and any assignment relating to the transfer of the Business Intellectual Property;

       (b)    the supplementary Disclosure Letter referred to in Section
              6.14(a);

       (c) certified copies of resolutions of the directors of the Vendor approving the sale and transfer of the Assets as contemplated by this Agreement and the execution and delivery of this Agreement and all documents required to be executed by the Vendor pursuant to this Agreement;

       (d)    the certificates referred to in Section 7.1(a);

       (e)    the opinion of the Vendor's Solicitors referred to in Section
              7.1(e);

       (f) resignations of all directors and officers of the Subsidiary and all documents necessary to effect the transfer of the outstanding shares of the Subsidiary to the Purchaser;

       (g)    an executed copy of the Escrow Agreement;

       (h) an executed copy of the Registration Rights Agreement, if required;

       (i)    an executed copy of each of the Guarantees;

       (j)    an executed copy of the Shared Network Use Agreement;

       (k)    an executed copy of the Loan Facility Agreement; and

       (l) the update endorsement to the Title Insurance Policy as contemplated in item 11 of Schedule 1.1 (sss) and any other title insurance policy or endorsement thereto which the Vendor has elected to deliver to the Purchaser pursuant to Section 6.16.

8.3    Purchaser's Closing Documents.

       At the Closing the Purchaser will deliver the following to the Vendor:

       (a) wire transferred immediately available funds in Canada payable to an account designated by the Vendor, for $11,250,000;

       (b) the Subscription Receipts (or funds in lieu thereof) referred to in Section 2.3(b);

       (c)    the Closing Promissory Note referred in Section 2.3(c);

       (d)    the certificate referred to in Section 6.14(b);

       (e) a certified copy of resolutions of the directors of the Purchaser approving the purchase of the Assets as contemplated by this Agreement and the execution and delivery of this Agreement and all documents required to be executed by the Purchaser pursuant to this Agreement;

       (f)    the certificate referred to in Section 7.2(a);

       (g)    an opinion of the Purchaser's Solicitors referred to in Section
              7.2(e);

       (h)    an executed copy of the Loan Facility Agreement;

       (i) an executed copy of the Registration Rights Agreement, if required;

       (j) a copy of the Assignment and Assumption Agreement executed by the Purchaser;

       (k)    an executed copy of the Escrow Agreement;

       (l)    an executed copy of each of the Guarantee Agreements;

       (m)    an executed copy of the Shared Network Use Agreement; and

       (n)    if required, the Adjustment Promissory Note as contemplated in
              Section 2.5(a).

8.4    Transfer.

       Subject to compliance with the terms and conditions of this Agreement, the transfer of possession of the Assets will be deemed to take effect as at the Effective Time on the Closing Date.

                                  ARTICLE 9 -
                                EMPLOYEE MATTERS

9.1    Continuation of Employment.

       The Vendor and the Purchaser will cooperate to effect an orderly continuation of employment of the Employees of the Vendor (except the employees listed in the Disclosure Letter (the "Excluded Employees") and Employees whose employment otherwise ceases prior to Closing) and in that regard the Purchaser will offer to continue the employment (such employment to commence on the Closing Date) of each of such salaried Employees of the Vendor, except for the Excluded Employees and Employees whose employment otherwise ceased prior to the Closing Date, on terms and conditions substantially similar to their then current employment terms and conditions or, with respect to the Employees who accepted a job offer from the Vendor but did not start to effectively work in the Business, as of the Closing Date, the terms and conditions of employment which were described in their offer letter, including with respect to:

       (a)    job function and title, job responsibility or authority;

       (b)    remuneration;

       (c) fringe benefits (other than participation in a stock option plan but including a retirement benefit plan);

       (d)    job location and relocation conditions (if any); and

       (e) that all seniority or length of service rights or benefits previously enjoyed by such Employee as an employee of the Vendor will be recognized by the Purchaser for purposes of determining benefits and any notice or severance entitlements.

9.2    Unionized Employees.

       The Purchaser agrees to recognize and be bound by the terms of the applicable collective agreements for the unionized Employees.

9.3    Certain Obligations Respecting Employees.

       The Vendor and the Purchaser agree that, with respect to the Employees which are made redundant within the 18 months following the Closing, the Purchaser will be responsible for and will pay to those Employees the termination compensation in accordance with the most favourable of the Vendor's or the Purchaser's redundancy policy.

                                  ARTICLE 10 -
                              POST-CLOSING EVENTS

10.1   TPC Receivable.

       After Closing, the Purchaser shall use commercially reasonable efforts to collect the TPC Receivable.

10.2   Delivery of Books and Records.

       Promptly following the Closing, the Vendor will deliver or make available to the Purchaser in the respective places where such documents are now located, the Books and Records together with the original Contracts, Authorizations and all other documents related to the Business reasonably requested by the Purchaser.

10.3   Access to Information by the Vendor.

       (a) The Vendor may request and the Purchaser will furnish such documents, records and information pertaining to the Business and/or Assets as will reasonably be requested by the Vendor in respect of governmental demands, returns, inquiries, grants, Tax assessments, litigation and the completion of any accounting or other record keeping in connection with the Business and/or Assets, including preparation of the Vendor's financial statements. The Vendor may request and the Purchaser will use commercially reasonable efforts to ensure the prompt and continuing cooperation of employees of the Purchaser to provide the Vendor with such documents, records and information and to assist in the completion of any such accounting and record keeping in connection with the sale and transfer of the Business and/or Assets to the extent reasonably required.

       (b) Without limiting the generality of the foregoing, the Purchaser shall, upon the reasonable request from the Vendor, any time and from time to time until the eighth anniversary of the Closing Date, allow the Vendor to have access to the Books and Records which pertain to the Business on or prior to the Closing Date in order to allow the Vendor to prepare its Tax returns, contest Tax assessments or reassessments, defend litigation or other claims, prepare its financial statements and such other matters as may be reasonably incumbent on the Vendor.

10.4   Contracts Requiring Consents

       Where a consent, approval or waiver of a third party required to assign to the Purchaser any Asset has not been obtained prior to Closing, such Asset will be held by the Vendor following the Closing Date, in trust for the benefit and exclusive use of the Purchaser. Each Party will continue to use all commercially reasonable efforts and cooperate with one another to obtain the required consent, approval or waiver and will only make use of such Assets in accordance with the directions of the Purchaser.

10.5   Change of Name

       The Purchaser agrees and undertakes to change or cause to be changed the name of the Subsidiary to delete the reference to "Shire Biologics" and to otherwise cease and desist all use of the name "Shire", either alone or as part of any trade-mark or trade-name or corporate name in any manner whatsoever including on stationery and on-premise sign, and further agrees and undertakes not to, at any time, adopt or use any trade-mark, trade-name or corporate name confusingly similar to, or likely to be confused with the name "Shire" either alone or as part of any trade-mark, trade-name or corporate name.

10.6   Redemption of Outstanding Common Shares

       If Subscription Receipts are issued to the Vendor on the Closing Date then, beginning on the Closing Date and continuing until the earliest of:

       (a) The date on which the Purchaser has repurchased all Subscription Receipts held by the Vendor;

       (b) the date on which the Vendor has disposed of all common shares issued to it upon the exercise or deemed exercise of the Subscription Receipts; and

       (c) the date which is 24 months after the date the Vendor receives common shares pursuant to an exercise of the Subscription Receipts,

the Purchaser agrees and undertakes not to redeem any of the then outstanding common shares of its share capital without offering to redeem common shares held by the Vendor, on a pro rata basis, in order to permit the Vendor to maintain (and not increase) its then current ownership percentage in the share capital of the Purchaser.

10.7   Restrictive Covenant.

       The Vendor agrees that, for a period of three years following the Closing Date, neither of the Vendor nor its Affiliates will, anywhere in Canada or the United States, engage or participate or have any interest, direct or indirect, in any vaccine business with vaccine prophylactic products directly competing with the products or product candidates of the Business (a "Competing Business") provided that nothing herein shall prevent the Vendor or its Affiliates from entering into any agreements with the Purchaser relating thereto and provided further that nothing herein shall prevent the Vendor or its Affiliates from acquiring (either by private acquisition, take-over bid, merger, plan of arrangement or similar transaction) a business involved in a Competing Business, where the Competing Business at the time of the acquisition represented less than a principal part of the acquired business.

       The Vendor agrees that, for a period of one year following the Closing Date, it will not, unless acting in accordance with the written approval of the Purchaser, directly or indirectly, solicit for employment any person who is an Employee or who has accepted employment from, and is still employed by, the Purchaser provided that nothing in this sentence will prohibit the Vendor from placing advertisements in publications of general circulation and from hiring any person who has responded to such advertisement or who was approached by an employee search firm without prompting or other solicitation by the Vendor.

       The Purchaser agrees that, for a period of one year following the Closing Date, it will not, unless acting in accordance with the written approval of the Vendor, directly or indirectly, solicit for employment any person who is employed by the Vendor or any of its Affiliates provided that nothing in this sentence will prohibit the Purchaser from placing advertisements in publications of general circulation and from hiring any person who has responded to such advertisement or who was approached by an employee search firm without prompting or other solicitation by the Purchaser.

10.8   Confidentiality.

       The Purchaser will not use or disclose, directly or indirectly any information obtained by the Purchaser or on its behalf from the Vendor in connection with this Agreement and the transactions contemplated by this Agreement and will have all such information kept strictly confidential and not used in any way detrimental to the Vendor, provided that:

       (a) the Purchaser may use and disclose any such information which has been publicly disclosed (other than by the Purchaser in breach of its obligations under this Section 10.8) or has rightfully come into the possession of the Purchaser (other than from the Vendor); and

       (b) to the extent that the Purchaser may become compelled by any applicable Law to disclose any of such information, the Purchaser may disclose such information if it shall have used its reasonable efforts, and shall have afforded the Vendor the opportunity to the extent possible, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be so disclosed.

       The Parties acknowledge that the Purchaser will be required, under the terms of applicable Canadian securities Laws, to file a copy of this Agreement concurrently with the filing of a material change report no later than 10 days after the date of this Agreement. The Purchaser agrees that it will consult, in good faith, with the Vendor regarding which provisions of this Agreement, if any, will be redacted prior to filing. If the Parties are unable to agree on which portions of this Agreement should be redacted, the Purchaser shall be entitled to file the Agreement with such redactions, if any, as it considers are permitted under applicable Canadian securities Laws, provided such determination is made reasonably and in good faith based upon an opinion of legal counsel.

       If this Agreement is terminated, the Purchaser will deliver to the Vendor, and will retain no copies of, all confidential information, documents, work papers and other material obtained by the

Purchaser or on its behalf from the Vendor before or after the execution of this Agreement in connection with this Agreement and the transactions contemplated by this Agreement.

10.9   Remedies.

       The Purchaser acknowledges and agrees that if any of the provisions contained in Section 10.8 are not performed in accordance with the terms set out therein, the Vendor will be entitled to extraordinary remedies, including injunction to ensure compliance with and prevent any breach of such provisions and may specifically enforce such provisions in any action instituted in any court having jurisdiction notwithstanding and without prejudice to the Vendor's other rights and remedies under this Agreement or under applicable Laws.

                                  ARTICLE 11 -
                SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

11.1   Indemnity in favour of Vendor.

       Subject to Sections 11.4, 11.8 and 11.9, the Purchaser will indemnify and hold harmless the Vendor from and against all Damages suffered or incurred by the Vendor as a result of, arising out of, or relating to:

       (a) any breach or inaccuracy of any representation and warranty of the Purchaser contained in this Agreement or the Share Purchase Agreement (provided that if the Purchaser exercises its rights under Section 2.3(b)(ii) hereof to deliver to the Vendor $60,000,000 in cash at Closing in lieu of delivering Subscription Receipts, the representations and warranties contained in Sections
              5.2 and 5.3 of this Agreement shall be deemed not to be made at the Closing and the Vendor shall not be entitled to make any claim against the Purchaser in respect of any breach or inaccuracy of the representations or warranties contained therein); or

       (b) any failure of the Purchaser to perform or fulfill any of its covenants contained in this Agreement.

11.2   Indemnity in favour of Purchaser.

       Subject to Sections 11.4, 11.8 and 11.9, the Vendor will indemnify and hold harmless the Purchaser from and against all Damages suffered or incurred by the Purchaser as a result of, or arising out of, or relating to:

       (a) any breach or inaccuracy of any representation and warranty of the Vendor contained in this Agreement or the Share Purchase Agreement; or

       (b) any failure of the Vendor to perform or fulfill any of its covenants contained in this Agreement or the Share Purchase Agreement.

11.3   Time Limitations.

       (a) The representations and warranties of the Vendor contained this Agreement and the Share Purchase Agreement and the representations and warranties of the Purchaser contained this Agreement and the Share Purchase Agreement shall survive the Closing and shall continue for a period of 2 years after the Closing Date, except that:

              (i)    the representations and warranties of the Vendor set out in
                     Section 4.7 and the representations and warranties of the Purchaser set out in Section 5.3(q) relating to environmental matters will survive for a period of 3 years after the Closing Date;

              (ii)   the representations and warranties of the Vendor set out in
                     Section 4.8 hereof and Sections 3.2(d) and (e) of the Share Purchase Agreement and the representations and warranties of the Purchaser set out in Section 5.3(g) hereof relating to Tax matters will survive for a period ending 90 days after the later of:

                     A. the last date on which an assessment or reassessment for Taxes under applicable Law can be made in respect of the dates or periods covered by the representations and warranties; and

                     B. the date at which the period for an appeal from an assessment, reassessment or other determination of such Taxes, or decision of a court or other competent tribunal in respect thereof may be filed has expired and such appeal has not been filed.

       (b) If no claim has been made under this Agreement of the Share Purchase Agreement for any breach or inaccuracy of any representation or warranty contained in this Agreement or the Share Purchase Agreement prior to the expiry of the foregoing survival periods, the Party having made such representation and warranty will have no further liability under this Agreement with respect to such representation or warranty.

       (c) Notwithstanding any other provision of this Section 11.3, a claim which involves fraudulent misrepresentation or fraud may be brought at any time subject only to applicable limitation periods imposed by applicable Law.

11.4   Limitations on Damages.

       The indemnification obligations of the Purchaser and the Vendor pursuant to Sections 11.1 and 11.2 shall:

       (a)    not be applicable for a single claim for Damages under this
              Article 11, unless the amount of Damages claimed exceeds $20,000;

       (b) not be applicable to any claim for Damages under this Article 11 unless the aggregate amount of all Damages claimed exceeds $200,000. However, if the aggregate amount of Damages claimed exceeds $200,000, the Party making such claim may claim for the full amount of the Damages and will not be limited to only claiming the amount in excess of $200,000; and

       (c) the liability of each Party for Damages under this Article 11 shall not exceed an aggregate amount of $20,000,000.

       For greater certainty, nothing in this Section 11.4 shall limit the indemnification obligations of the Purchaser in respect of any Damage which arises as a result of the non-payment of the Purchase Price or the Share Purchase Price (including the due and valid issuance by the Purchaser to the Vendor upon exercise of the Subscription Receipts of fully paid and non-assessable common shares in the capital of the Purchaser) or adjustments thereto.

11.5   Indemnification: Notice.

       Promptly upon obtaining knowledge thereof, the Party making a claim pursuant to Sections 11.1 or 11.2 (the "Indemnified Party") against the other Party (the "Indemnifying Party") shall give notice to the Indemnifying Party of any facts or events which the Indemnified Party has determined has given or could give rise to such claim (the "Notice"). The Notice shall specify the facts or events which have given or could give rise to a claim pursuant to Sections
11.1 or 11.2, the nature of the claim and the amount claimed. The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation to indemnify and hold harmless which otherwise might exist with respect to such facts or events unless the notification occurs after the expiration of the applicable time limit as set out in Section 11.3 or (and only to that extent) the omission to notify prejudices the ability of the Indemnifying Party to dispute any liability or quantum of liability, to mitigate the claim against the Indemnified Party or to exercise its right to defend provided in this Article 11.

11.6   Indemnification Proceedings - Third Party Claim.

       (a) If any Proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "Third Party Claim") and the Indemnified Party gives the Notice under Section 11.5, then the Indemnifying Party shall have the right, upon giving notice to the Indemnified Party within not more than 15 days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

              (i) the Indemnified Party shall at all times have the right to fully participate in the defense at its own cost and expense; and

              (ii) the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party.

       (b) If the Indemnifying Party defends a Third Party Claim, then the Indemnified Party will use its reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and participating in the defense of any such claim.

       (c) The Indemnified Party shall, at the request of the Indemnifying Party, make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any Third Party Claim, the defense of which it has elected to assume, and the Indemnified Party shall otherwise cooperate on a timely basis with the Indemnifying Party in the defense of such claim.

       (d) All amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or final non-appealable judgment.

11.7   Indemnification Proceedings - Other Claims.

       A claim for indemnification for any other matter not involving a Third Party Claim may be asserted by Notice to the Indemnifying Party.

11.8   Indemnity After Tax.

       For the purposes of computing any amount payable by the Indemnifying Party to the Indemnified Party pursuant to this Article 11 as a result of, or in connection with, a Damage, any Tax relief available to such Indemnified Party in relation to such Damage, as well as any Taxes payable by such Indemnified Party as a result of being so indemnified, shall be taken into account.

11.9   Other Indemnification Principles.

       For the purposes of calculating Damages pursuant to this Article 11:

       (a) where the Indemnifying Party is at any time entitled to recover from an insurer under any insurance policy any sum in respect of any matter giving rise to a claim under this Article 11, the Indemnified Party shall make a claim against its insurers in order to enforce such recovery and, in the event that the Indemnified Party shall recover any amount from such insurer the Indemnifying Party shall be entitled to benefit from any such recovery with respect to any Damages paid by the Indemnifying Party;

       (b) where the Indemnified Party is at any time entitled to recover from some other Person any sum in respect of any matter giving rise to a claim under this Article 11, the Indemnified Party shall take all necessary steps to enforce such recovery and, in the event that the Indemnified Party shall recover any amount from such other Person, the Indemnifying Party shall be entitled to benefit from any such recovery with respect to any Damages paid by the Indemnifying Party;

       (c) any payment made by any Party pursuant to this Article 11 shall be treated as an adjustment of the equivalent amount, whether upward or downward, to the Purchase Price;

       (d) the Indemnifying Party shall not be liable for breach or inaccuracy of any representation or warranty contained in this Agreement to the extent that the subject of the claim for Damages pursuant to this Article 11 has been or is made good or is otherwise compensated for without cost to the Indemnified Party;

       (e) no claim for Damages pursuant to this Article 11 shall lie against the Indemnifying Party under any representation and warranty contained in this Agreement to the extent that the claim for Damages is wholly or partly attributable to any voluntary act, omission, transaction, or arrangement carried out at the request of or with the consent of the Indemnified Party prior to Closing;

       (f) no matter shall be the subject of a claim for breach or inaccuracy of any representation or warranty contained in this Agreement pursuant to this Article 11 to the extent that allowance, provision or reserve in respect of that matter shall have been made in the Closing Date Balance Sheet;

       (g) the Indemnified Party shall make commercially reasonable efforts to mitigate Damages suffered by it for which it is seeking indemnification under this Article 11; and

       (h) the Indemnifying Party shall not be liable for a Damage in respect of the aggravation of the Damages that the Indemnified Party could have avoided.

11.10  No Affect of Investigation.

       No investigation by an Indemnified Party at or prior to the Closing shall relieve an Indemnifying Party of any liability under this Agreement.

11.11  Sole Remedies.

       The provisions of this Article 11 and any other recourse specifically referred to in this Agreement shall be the sole remedies of the Parties with respect to the subject matter of this Agreement and with respect to the subject matter of the Share Purchase Agreement, subject however, to the right of any Party to seek specific performance or any extraordinary remedy in court of competent jurisdiction for breaches or inaccuracies which would give rise to such extraordinary remedies.

                                  ARTICLE 12 -
                                 MISCELLANEOUS

12.1   Notices.

       Any notice, request, demand or other communication given pursuant to or in connection with this Agreement shall be in writing in the English language and shall be sufficiently given to the Person to whom it is addressed if delivered by hand or transmitted by facsimile to such Person at the address of such Person indicated below or at such other address as such Person shall have theretofore notified to the other Party or Parties hereto in accordance herewith.

       To the Vendor:

       Shire BioChem Inc.
       275, boul. Armand-Frappier
       Laval, QC H7V 4A7

       Attention: Matthew Emmens, Chief Executive Officer

       Facsimile No.: (450) 978-7755

       With a copy to:

              Stikeman Elliott LLP
              1155, Rene-Levesque Blvd. West
              40th Floor
              Montreal, QC H3B 3V2

              Attention: Jean Marc Huot and Louis Morisset

              Facsimile No.: (514) 397-3222

       To the Purchaser:

       ID Biomedical Corporation
       1630 - 200 Burrard Street
       Vancouver, B.C. V6C 3L6

       Attention: Chief Executive Officer

       Facsimile No.: (604) 431-9378

       With a copy to:

              Borden Ladner Gervais LLP
              1200 Waterfront Centre
              200 Burrard Street
              Vancouver, B.C. V7X 1T2

              Attention: Warren Learmonth

              Facsimile No.: (604) 687-1415

       Any such notice, request, demand or other communication so addressed, delivered or transmitted as aforesaid shall be deemed to have been sufficiently given, in the case of delivery by hand, on the date of such delivery, and in the case of transmission by facsimile, on the date sent if confirmation of receipt is received.

12.2   Further Assurances.

       The Parties hereto shall, from time to time after the Closing and at the request of the other Party, execute and deliver such additional deeds, assignments, bills of sale conveyances, transfers and other assurances and do all such acts or things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement, including to more effectively transfer and record the transfer of the Assets.

12.3   Time is of the Essence.

       Time will be of the essence of this Agreement. The mere lapse of time in the performance of the terms of this Agreement by any Party shall have the effect of putting such Party in default in accordance with articles 1594 and 1600 of the Civil Code of Quebec.

12.4   Brokers Fees.

       The Parties mutually acknowledge and agree that neither is aware of any claim for brokerage, agency, finder's fee or commission in connection with the transaction contemplated by this Agreement (other than fees payable to each of Bear, Stearns & Co. Inc. and UBS Securities LLC) and that if any such claim should arise through or under by virtue of any action taken by a Party, such Party will indemnify the other in respect thereof.

12.5   Entire Agreement.

       This Agreement and the Share Purchase Agreement constitute the entire agreement between the Parties in connection with the subject matter of this Agreement and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the Parties. There are no representations or warranties, covenants, conditions or agreements, express or implied, between the Vendor (or any Affiliate thereof) and the Purchaser (or any Affiliate thereof) in connection with the subject matter of this Agreement except as set forth in this Agreement and in the Share Purchase Agreement and no Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

12.6   Announcements.

       Except as required by applicable Law or any regulatory authority and as may be required in order to obtain the approvals, consents or waivers contemplated by this Agreement, no announcements or disclosures concerning the transactions contemplated by this Agreement may be made by either Party, its employees, agents or representatives to the public, suppliers, customers or Employees unless previously approved by both Parties. The Parties will consult with each other regarding any disclosure required by applicable Law or any regulatory authority.

12.7   Amendment.

       This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all Parties.

12.8   Waiver.

       No waiver of any provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) or a future waiver of the same provisions, nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

       No failure on the part of the Vendor or the Purchaser to exercise, and no delay in exercising any right under the Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

12.9   Assignment.

       Except with the written consent of the other Party, neither the Vendor nor the Purchaser may assign this Agreement or any of their respective rights, benefits, liabilities or obligations under or in respect of this Agreement, provided that, at any time prior to the Closing, the Purchaser may, without any such consent, assign this Agreement or any or all of its rights, benefits, liabilities or obligations under this Agreement to any Affiliate of the Purchaser which delivers to the Vendor an instrument in writing executed by the Affiliate confirming that it is bound by and will perform all of the liabilities and obligations of the Purchaser under this Agreement as if it were an original signatory thereto, jointly and severally bound thereby with the Purchaser, and such instrument in writing will contain an acknowledgement of the Purchaser that it continues to be bound by the Agreement. Unless otherwise agreed in writing with the Vendor, no such assignment will relieve the Purchaser of its obligations and liabilities under this Agreement. In the event of an assignment contemplated above, any reference in this Agreement to "Purchaser" will be deemed to include the assignee.

12.10  Enurement.

       This Agreement will enure to the benefit of and will be binding upon the Parties hereto and their respective successors and any Affiliate of the Purchaser which is an assignee of the Purchaser as contemplated in Section 12.7.

12.11  Expenses.

       Each of the Parties will pay their respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions and the agreements contemplated by this Agreement and any other costs and expenses incurred.

12.12  Governing Law.

       This Agreement shall in all respects be governed by, construed in accordance with and enforced in accordance with the Laws of the Province of Quebec and the federal Laws of Canada applicable therein, excluding rules of private and international Law that form part of the Law of the Province of Quebec or Canada and that lead to the application of the Laws of any other jurisdiction. Each Party attorns irrevocably and unconditionally to the non-exclusive jurisdiction of the courts of the Province of Quebec and the courts sitting in the City of Montreal and courts entitled to hear appeals therefrom, in respect of any Proceeding arising from, or relating to this Agreement.

12.13  Judgment Currency.

       If, for the purpose of obtaining judgment against any Party in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction (in this Section referred to as the "Judgment Currency") any amount due hereunder in any currency other than the Judgment Currency (in this Section referred to as the "Currency of the Agreement"), then conversion shall be made at the Rate of Exchange prevailing on the Business Day preceding (i) the date of actual payment of the amount due, in the case of Proceedings in the courts of any jurisdiction that will give effect to such conversion being made on such day, or (ii) the day on which the judgment is given in the case of Proceedings in the courts of the Province of Quebec or of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section being referred to as the "Judgment Conversion Date"). For this purpose, "Rate of Exchange" means the rate at which the Royal Bank of Canada would be prepared on the relevant date, to sell the Currency of the Agreement to obtain the Judgment Currency. In the event that there is a change in the Rate of Exchange prevailing between the Judgment Conversion Date and the date of payment of the amount due, the Party against which judgment is rendered shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the Rate of Exchange prevailing on the date of payment, is the amount then due under this Agreement in the Currency of the Agreement. Any additional amount due under this Section 12.13 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due or in respect of this Agreement.

12.14  Severability.

       If any one or more of the provisions contained in this Agreement, or any part thereof, should be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under the Laws of any jurisdiction, the validity, legality and enforceability of such provision or part thereof shall not in any way be affected or impaired thereby under the Laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

12.15  Counterparts.

       This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

12.16  Language.

       The Parties confirm that it is their wish that this Agreement as well as other documents relating hereto have been and shall be drawn up in English only.

       Les Parties aux presentes confirment leur volonte que cette convention de meme que tous les documents s'y rattachant soient rediges en anglais seulement.


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

       IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.



ID BIOMEDICAL CORPORATION


By:    /s/ Anthony F. Holler
       --------------------------
       Authorized Signatory



SHIRE BIOCHEM INC.


By:    /s/ Claude Perron
       --------------------------
       Authorized Signatory

                               List of Schedules


Schedule                             Description
--------                             -----------

Schedule 1.1(d)**                    Form of Adjustment Promissory Note
Schedule 1.1(f)**                    Affiliate Contracts
Schedule 1.1(i)**                    Form of Assignment and Assumption Agreement
Schedule 1.1(k)**                    Authorization
Schedule 1.1(x)**                    Closing Promissory Note
Schedule 1.1(jj)**                   Environmental Permits
Schedule 1.1(kk)**                   Form of Escrow Agreement
Schedule 1.1(mm)**                   Excluded Assets
Schedule 1.1(pp)**                   Government Contracts
Schedule 1.1(uu)**                   Form of Guarantee Agreements
Schedule 1.1(zz)**                   IT Equipment
Schedule 1.1(aaa)**                  IT Shared Network
Schedule 1.1(ddd)**                  Leased Real Property
Schedule 1.1(fff)                    Form of Loan Facility Agreement
Schedule 1.1(hhh)**                  Material Contracts
Schedule 1.1(nnn)**                  Form of Novation Agreement
Schedule 1.1(ooo)**                  Owned Real Property
Schedule 1.1(ttt)**                  Permitted Encumbrances
Schedule 1.1(bbbb)**                 Purchaser IT Equipment
Schedule 1.1(ffff)**                 Form of Registration Rights Agreement
Schedule 1.1(hhhh)**                 Required Consents
Schedule 1.1(kkkk)**                 Form of Subscription Receipt
Schedule 1.1(pppp)**                 Title Insurance Policy
Schedule 1.4(f)**                    Knowledge of the Vendor
Schedule 1.4(g)**                    Knowledge of the Purchaser
Schedule 2.2**                       Purchase Price Allocation
Schedule 6.2(b)**                    Budgets Relating to Projects


** These Schedules have not been filed and a copy will be furnished supplementally to the Commission upon request.











                                      -A1-

                                                              Schedule 1.1(fff)










                             LOAN FACILITY AGREEMENT

                                     BETWEEN

                            ID BIOMEDICAL CORPORATION

                                       AND

                                    SHIRE LLC

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


PART 1   INTERPRETATION........................................................1

         1.1      Definitions..................................................1
         1.2      Schedules....................................................8


PART 2   TERMS OF FACILITY.....................................................8

         2.1      Funding Facility.............................................8
         2.2      Purpose......................................................8
         2.3      Advances.....................................................9
         2.4      Conditions Precedent.........................................9
         2.5      Waiver......................................................10
         2.6      Evidence of Advances........................................10
         2.7      Existing Condition of the Business..........................10


PART 3   INTEREST, CALCULATION AND PAYMENT OF PRODUCTS PAYMENT................11

         3.1      Interest on Advances........................................11
         3.2      Calculation of Payments.....................................11
         3.3      Reporting and Payment.......................................11
         3.4      Application of Flu Principal Payments and Pipeline
                    Principal Payments........................................12
         3.5      Flu Principal Payment Termination...........................12
         3.6      Pipeline Principal Payment Termination......................13
         3.7      Termination.................................................13
         3.8      Pre-Payment.................................................14
         3.9      Minimum Flu Payments........................................14
         3.10     No Guarantee................................................14
         3.11     Records.....................................................15
         3.12     Currency Conversion.........................................15
         3.13     GAAP........................................................15
         3.14     Indemnity...................................................16


PART 4   REPRESENTATIONS AND WARRANTIES.......................................16

         4.1      General.....................................................16
         4.2      Status and Power............................................16
         4.3      Binding Effect..............................................16
         4.4      Contravention of Law........................................16
         4.5      Compliance with Undertaking and TPC Agreement...............17
         4.6      Financial Statements........................................17
         4.7      Leases, Licences, Permits and Consents......................17
         4.8      Ownership of Property; Liens................................17
         4.9      Government Regulation.......................................17
         4.10     Taxes.......................................................17
         4.11     Full Disclosure.............................................18


PART 5   COVENANTS............................................................18

         5.1      Continuing Covenant.........................................18
         5.2      Corporate Existence.........................................18
         5.3      Preservation of Permits and Licenses........................18
         5.4      Maintenance of Assets.......................................18

         5.5      Payment of Taxes and Duties.................................18
         5.6      Performance of Obligations..................................19
         5.7      Notice of Certain Events....................................19
         5.8      Registration of Security on Intellectual Property...........19
         5.9      Amalgamation, Merger........................................19
         5.10     Sale of Business and Collateral.............................19
         5.11     Change of Corporate Name....................................20
         5.12     Subsidiary..................................................20
         5.13     Forecast....................................................20
         5.14     Reporting and Audit.........................................20
         5.15     Misuse of Advances..........................................20
         5.16     Other Encumbrances..........................................21
         5.17     Expenses....................................................21
         5.18     Compliance..................................................22
         5.19     Product Development.........................................22
         5.20     Confidentiality.............................................22


PART 6   EVENTS OF DEFAULT AND REMEDIES.......................................23

         6.1      Events of Default...........................................23
         6.2      Remedies Upon Default.......................................24
         6.3      Remedies Upon Default - Payment of Advances.................25
         6.4      Extension of Last Funding Date..............................25
         6.5      Other Securities............................................26
         6.6      Remedies Non-Exclusive......................................26
         6.7      Assumption of Licenses......................................26

PART 7   MISCELLANEOUS........................................................26

         7.1      Notices.....................................................26
         7.2      Further Assurances..........................................28
         7.3      Amendments..................................................28
         7.4      Time of Essence.............................................28
         7.5      Absence of Set-Off..........................................29
         7.6      Assignment..................................................29
         7.7      Entire Agreement............................................29
         7.8      Payment Dates...............................................29
         7.9      Counterparts................................................29
         7.10     No Merger of Judgment.......................................29
         7.11     Governing Law...............................................29
         7.12     Relationship................................................30
         7.13     Severability................................................30
         7.14     Parties In Interest.........................................30
         7.15     Included Words..............................................30
         7.16     Headings....................................................30
         7.17     Judgement Currency..........................................30
         7.18     Dispute Resolution..........................................31
         7.19     References..................................................32
         7.20     English Language............................................32

       THIS LOAN FACILITY AGREEMENT dated as of [June] __, 2004,


BETWEEN:

       ID BIOMEDICAL CORPORATION, a corporation incorporated under the laws of British Columbia, having its registered office at Suite 1630 - 200 Burrard Street, Vancouver, British Columbia, V6C 3L6

       ("IDB")

AND:

       SHIRE LLC, a limited liability company formed under the laws of Kentucky, having its registered office at c/o Corporation Service Company, 421 West Main Street, Frankfort, Kentucky, 40601

       ("Shire")

       WHEREAS Shire has agreed to lend to IDB up to ONE HUNDRED MILLION UNITED STATES DOLLARS (US$100,000,000) and IDB has agreed to repay the principal of such loan facility and to pay to Shire interest thereon, all subject to the terms and conditions of this Agreement;

       NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises and covenants herein contained, the parties hereto mutually covenant and agree as follows:

PART 1 INTERPRETATION

1.1    Definitions.

Where used herein or in any amendment hereto, unless the context otherwise requires, each of the words and phrases set out below shall have the following meanings:

       (a)    "Advance" means an advance of the Facility made by Shire to IDB.

       (b) "Affiliate" means, with respect to any Person (including, without limitation, a party), any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with such first mentioned Person; and for the purposes of this definition, "control" with respect to any Person (including, without limitation, a party) by any other Person is deemed to occur if (a) securities or other ownership interests of the first mentioned Person to which are attached more than 50% of the votes that may be cast to elect members of the board of directors are held, other than by way of security only, by or for the benefit of that other Person; and (b) the votes attached to those securities or other ownership interests are sufficient, if exercised, to elect a majority of the members of the board of directors of the first mentioned Person.

       (c) "Agreement" means this Loan Facility Agreement including the Schedules hereto together with all amendments, supplements, modifications, extensions, renewals and restatements hereof.

       (d) "Asset Purchase Agreement" means both the asset purchase agreement dated [April] ___, 2004 among IDB, as purchaser, and Shire BioChem Inc., as vendor, for the purchase of the vaccine business of the vendor, as amended, restated, renewed, supplemented, modified or extended from time to time and the share purchase agreement dated [April] ___, 2004 among IDB, as purchaser, and Shire BioChem Inc., as vendor, for the purchase of the shares of Shire Biologics Inc., as amended, restated, renewed, supplemented, modified or extended from time to time.

       (e)    "Audit" has the meaning provided for in Section 5.14.

       (f) "Auditor" means any internationally recognized accounting firm mutually acceptable to IDB and Shire.

       (g) "Banking Day" means any day excluding Saturday, Sunday and any other day which in Vancouver, British Columbia or New York, New York is a legal holiday.

       (h) "Business" means the business acquired by IDB pursuant to the Asset Purchase Agreement as the same may be carried on from time to time by IDB.

       (i) "Calculation Date" means each of March 31, June 30, September 30 and December 31 of each year during the Term, commencing with the later of June 30, 2004 and the first such date after IDB draws down the initial Advance under this Agreement.

       (j)    "Canadian Dollars" means lawful currency of Canada.

       (k) "Collateral" means all of the property subject to the Security from time to time and at any time.

       (l) "Conditions Precedent" means collectively the conditions precedent set out in Section 2.4.

       (m) "Default" means an Event of Default and any event that, but for the giving of notice or passage of time or both, would constitute an Event of Default.

       (n) "Disclosure Letter" means the disclosure letter of Shire BioChem Inc. to IDB given under the Asset Purchase Agreement.

       (o)    "Dispute Notice" has the meaning provided for in Section 7.18.

       (p)    "Disputes" has the meaning provided for in Section 7.18.

       (q) "Distributor" means (a) a Person who buys bulk antigen; or (b) a Person that is not IDB or an Affiliate of IDB, a licensee of IDB or of an Affiliate of IDB, or a sub-licensee of IDB or of an Affiliate of IDB, but is a Person who purchases a Product for resale and does not materially modify or reformulate the Product before reselling.

       (r)    "Drawdown Notice" has the meaning provided for in Section 2.3.

       (s)    "Effective Date" means [June] o, 2004.

       (t)    "Event of Default" means any event set forth in Section 6.1.

       (u) "Excluded Approvals" means (i) *, (ii) prohibitions for making or selling influenza vaccine imposed by Health Canada as a result of the first inspection after the Effective Date in respect of any of the Products (other than in respect of any matter arising from the operation of the Business after the Effective Date) as long as such prohibitions are in effect, (iii) any leases, licences, permits, approvals, consents and authorizations required for the conduct of the Business by Shire BioChem Inc.
              or Shire Biologics Inc. on the Effective Date, to the extent that Shire BioChem Inc. or Shire Biologics Inc. did not have such in place on the Effective Date, (iv) any regulation required to be complied with for the conduct of the Business by Shire BioChem Inc. on the Effective Date, to the extent that Shire BioChem Inc. was not complying therewith on the Effective Date, (v) any new conditions imposed by any Governmental Body upon the transfer, or as part of such Governmental Body's consent to the transfer, of any licence, permit, approval, consent or authorization which is required to be transferred to IDB upon the purchase of the Business by IDB under the Asset Purchase Agreement, and (vi) any leases, licences, permits, approvals, consents, authorizations, regulations and other matters listed in Schedule 4.7 of the Disclosure Letter.

       (v) "Existing Contracts" means all the contracts transferred to IDB pursuant to the Asset Purchase Agreement, as such contracts existed on the Effective Date and without reference to any amendment, restatement, supplement, extension, renewal or modification thereof or thereto entered into after the Effective Date.

       (w)    "Facility" has the meaning provided for in Section 2.1.

       (x) "Fiscal Period" means the fiscal year of IDB comprising a period of 12 months ending December 31.

       (y)    "Flu Advance" has the meaning provided for in Section 2.3.

       (z)    "Flu Interest" has the meaning provided for in Section 3.1.

       (aa) "Flu Licensing Income" means the Net Licensing Income in respect of the Injectable Flu Vaccine Products.

       (bb) "Flu Net Sales" means Net Sales in respect of Injectable Flu Vaccine Products from any country other than Canada.

       (cc)   "Flu Principal Payment" has the meaning provided for in Section
              3.2.

       (dd) "Flu Purposes" means funding the research, development, clinical testing or regulatory approval of the Injectable Flu Vaccine Products, including, without limitation, expenditures relevant to the construction and maintenance of the Ste-Foy Facility and the Laval Upstream Processing Facility (listed in Schedule 1.1(o) of the Asset Purchase Agreement), funding the costs of obtaining or amending a Certificate of Authorization from the Government of Quebec for the production of vaccines at the Ste-Foy Facility and the Laval Upstream Processing Facility and for acquisition and maintenance of

*Confidential Treatment requested. Filed under separate cover with the Securities and Exchange Commission.

              equipment therefor and for related general administrative, overhead and other operating expenses fairly and reasonably associated with Injectable Flu Vaccine Products, as allocated in accordance with IDB's standard practices.

              For avoidance of doubt, funding for purposes that, at the time of the related expenditure, are undertaken with the reasonable expectation that such expenditures would only give rise to Net Sales or Net Licensing Income of Injectable Flu Vaccine Products in Canada and in no other jurisdiction, shall not constitute part of the Flu Purposes.

       (ee)   "Flu Suspension Date" has the meaning provided for in Section 3.5.

       (ff) "GAAP" means Canadian generally accepted accounting principles, consistently applied.

       (gg) "Governmental Body" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

       (hh) "Gross Licensing Income" means (a) in the event that IDB or any of its Affiliates license or sub-license all or any part of its rights in or to the relevant Product, any amount received by IDB or any of its Affiliates from any upfront fee, milestone fee, royalty or other payment or consideration (including, but not limited to, equity, securities and other forms of non-cash consideration) received from any such licensee or sub-licensee in respect of or in connection with the relevant Product; and (b) in the event that IDB or any of its Affiliates sells, transfers, assigns or otherwise disposes of all or any part of its rights in or to Product, the gross amount received by IDB or any of its Affiliates from any upfront fee, milestone fee, royalty or other payment or consideration (including, but not limited to, equity, securities and other forms of non-cash consideration) received from a third party in respect of or in connection with the relevant Product other than Net Sales of the relevant Product; and
              (c) in the event that IDB or any of its Affiliates uses a Distributor, the gross amount received by IDB or any of its Affiliates from such Distributor in respect of or in connection with the relevant Product, other than Net Sales of such Product, and (d) all damages or awards, net of all reasonable litigation costs associated therewith, in respect of or in connection with any litigation relating to the relevant Product.

              For the avoidance of doubt, any amount received by IDB after the execution of a licensing agreement as a reimbursement for any research or development costs actually incurred by IDB in collaboration with such licensee in respect of work performed after the execution of such licensing agreement associated with the relevant Product shall not be included in Gross Licensing Income, provided that such reimbursement is not in lieu of any licensing income.

       (ii) "Guarantor" means any Person that may become a guarantor pursuant to Section 5.12.

       (jj) "Injectable Flu Vaccine Products" means the products more particularly described in Schedule A hereto, all other products developed with Flu Advances and all other products agreed by the parties or deemed to be an Injectable Flu Vaccine Product pursuant to Section 5.19 in all cases with all improvements, derivatives, substitutions and modifications in respect thereof.

       (kk) "Intangibles" has the meaning provided for in the Personal Property Security Act (British Columbia).

       (ll) "Intellectual Property Rights" means the intellectual property rights in the Pipeline Products, including without limitation those more particularly described in Schedule B hereto, all continuations, continuations in parts, divisionals and re-issuances in respect thereof, all intellectual property generated from or arising out of the Pipeline Products and all intellectual property in all other products or Intangibles hereafter agreed by the parties or deemed to be a Pipeline Product pursuant to Section 5.19 in all cases with all improvements, derivatives, substitutions and modifications in respect thereof.

       (mm) "Last Funding Date" means the date that is the fourth anniversary of the date of the closing of the purchase and sale contemplated by the Asset Purchase Agreement as may be extended pursuant to
              Section 6.4(a).

       (nn) "Material Adverse Change" means a material adverse change in or effect on the Business or which adversely affects the ability of IDB or any Guarantor to perform any of its obligations under this Agreement, the Security or any guarantee or security agreement by such Guarantor contemplated hereunder in accordance with the terms hereof or thereof, or which adversely affects the validity or enforceability of such documents.

       (oo) "Minimum Flu Payment" means, for the twelve month period ending on December 31, 2007, US$1,000,000, for the twelve month period ending on December 31, 2008, US$2,000,000, for the twelve month period ending December 31, 2009, US$3,500,000, for each twelve month period ending on December 31 of each of 2010 and 2011, US$4,000,000, for each twelve month period ending on December 31 of each of the years from and including 2012 to and including 2016, US$5,000,000, and for the twelve month period ending on December 31, 2017, US$2,300,000.

       (pp) "Net Licensing Income" means Gross Licensing Income less unreimbursed direct costs and expenses resulting from the exercise or performance by IDB of any of its rights or obligations under a license for the relevant Product including reasonable labour and labour related expenses, audit and travel.

       (qq) "Net Sales" means the gross amount invoiced by IDB or any of its Affiliates to third parties in respect of sales (including sales by IDB or any of its Affiliates to Distributors) of the relevant Product and internal transfers or sales of antigen in bulk that would otherwise be used in Injectable Flu Vaccine Products to itself or to any of its Affiliates, less:

              (i) normal trade discounts or rebates actually allowed and taken, provided that such discounts or rebates are not applied disproportionately to the relevant Product as compared with similar products of the selling entity, including without limitation, those granted for rejected, damaged and recalled goods;

              (ii) tax or customs duties (other than income tax) levied on the sale of the relevant Product;

              (iii) amounts reserved or paid to the vaccine liability insurance fund as required under the National Childhood Vaccine-Injury Compensation Act or other similar legislation that requires vaccine manufacturers to contribute a portion of their vaccine sales revenue to a vaccine compensation fund that protects the manufacturer from liabilities associated with the vaccine product; and

              (iv) any amount invoiced by IDB or any of its Affiliates under an Existing Contract which was included in Net Sales as at a prior Calculation Date but which has not been actually received by IDB or its Affiliate within 180 days from the invoice date;

              For the avoidance of doubt, except in the case of internal transfers or sales of antigen in bulk that would otherwise be used in Injectable Flu Vaccine Products to itself or to any of its Affiliates, sales or other transfers between IDB and any of its Affiliates are not sales to third parties, but Net Sales shall include any subsequent sales of the relevant Product by any of such Affiliates to any third parties or Distributors. In the case of internal transfers or sales of antigen in bulk that would otherwise be used in Injectable Flu Vaccine Products to itself or to any of its Affiliates, and in each case where the relevant Product is sold otherwise than on an arms' length basis, the price that would have been charged in an arms' length sale shall be the invoice price for such relevant Product and where the relevant Product is disposed of for consideration other than cash, such consideration shall be valued at the fair market value.

       (rr) "Notes" means the Adjustment Promissory Note and the Closing Promissory Note, as such terms are defined in the Asset Purchase Agreement, as amended, restated, supplemented, extended, renewed or modified from time to time.

       (ss) "Person" means any corporation, limited liability company, unlimited liability company, cooperative, natural person, sole proprietorship, firm, joint venture, partnership, trust, unincorporated organization, government or any department, agency or instrumentality of any government.

       (tt)   "Pipeline Advance" has the meaning provided for in Section 2.3.

       (uu)   "Pipeline Interest" has the meaning provided for in Section 3.1.

       (vv) "Pipeline Licensing Income" means Net Licensing Income in respect of the Pipeline Products.

       (ww) "Pipeline Net Sales" means Net Sales in respect of the Pipeline Products.

       (xx)   "Pipeline Principal Payment" has the meaning provided for in
              Section 3.2.

       (yy) "Pipeline Products" means the near-term and pipeline products more particularly described in Schedule C hereto purchased by IDB from Shire BioChem Inc. pursuant to the Asset Purchase Agreement, all other products and Intangibles developed with Pipeline Advances and all other products and Intangibles hereafter agreed by the parties or deemed to be Pipeline Products pursuant to Section 5.19, and all products substituted therefore pursuant to the terms of the TPC Agreement, in all cases with all improvements, derivatives and modifications in respect thereof.

       (zz) "Pipeline Purposes" means funding the research, development, clinical testing, regulatory approval and manufacturing of the Pipeline Products, including, without limitation, expenditures relevant to the construction and maintenance of the Vaccine Research Centre and the Northborough Facility (listed in Schedule 1.1(o) of the Asset Purchase Agreement) purchased pursuant to the Asset Purchase Agreement, for acquisition and maintenance of equipment therefor and for related general administrative, overhead and other operating expenses fairly and reasonably associated with Pipeline Products as allocated in accordance with IDB's standard practices.

       (aaa) "Pipeline Suspension Date" has the meaning provided for in Section 3.6.

       (bbb) "Products" means Pipeline Products and Injectable Flu Vaccine Products.

       (ccc) "Products Payment" means the aggregate of all Pipeline Principal Payments, Flu Principal Payments and the aggregate of all payments made in respect of Pipeline Interest and Flu Interest.

       (ddd)  "Products Payment Statement" has the meaning provided for in
              Section 3.3(a).

       (eee) "Projects" means the research, development, clinical testing, regulatory approval or manufacturing of any of the Products.

       (fff) "Security" means the security agreement granted by IDB to Shire pursuant hereto creating a security interest in all of IDB's right, title and interest from time to time in and to the Intellectual Property Rights, all product registrations and regulatory approvals in respect of the research, development, clinical testing, manufacture, promotion and sale of any Pipeline Products, all claims arising from and all rights, title and interest of IDB in all contracts of sale, distribution, manufacture, use and license of any of the Pipeline Products and all proceeds of any of the foregoing, to secure IDB's obligations to pay the amounts to be paid pursuant hereto and to perform its obligations hereunder, substantially in the form attached as Schedule D hereto. The Security shall also contain a springing lien condition such that if IDB does not pay the amount due under
              Section 5.15 prior to the Time of Attachment, at the Time of Attachment the security interest shall attach to, and Shire will be able to file a financing statement in relation to, the Springing Collateral.

       (ggg) "Springing Collateral" means all goods, securities, instruments, documents of title, chattel paper, intangibles and money, as such terms are defined in the Personal Property Security Act (British Columbia), acquired or developed by IDB with Advances hereunder used for purposes not permitted hereby, all as determined by an Audit, including all such items or kinds of personal property as IDB may from time to time agree in writing shall constitute Springing Collateral.

       (hhh)  "Suspension Date" has the meaning provided for in Section 3.7.

       (iii) "Term" means the time period commencing on the Effective Date and ending upon termination of IDB's obligation to pay the Products Payment pursuant to Section 3.7.

       (jjj) "Time of Attachment" means 30 days after delivery of an Audit referred to in Section 5.15 for any amounts not in dispute, and 10 Banking Days after the release of an arbitrator's decision finding that IDB used all or any portion of an Advance for a purpose other than as permitted hereby, for amounts in dispute pursuant to
              Section 5.15.

       (kkk) "TPC Agreement" means the Technology Partnerships Canada Project no. 720-477045 agreement between Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, and Shire BioChem Inc. dated March 31, 2000, as amended pursuant to the amendment agreement made between such Minister and Shire BioChem Inc. on August 28, 2002, which has been assigned to and assumed by IDB as a result of IDB's acquisition of the Business, as has been and may further be amended, restated, supplemented, modified, extended or renewed from time to time.

       (lll) "Undertaking" means those certain undertakings by Shire Acquisition Inc. to Her Majesty the Queen in right of Canada as represented by the Minister of Industry dated as of April 7, 2004 which have been assigned to and assumed by IDB, as modified or replaced from time to time.

       (mmm) "US Base Rate" means, for any day, the rate of interest, expressed as an annual rate, quoted or announced by Citibank, N.A. as being its reference rate of interest then in effect for determining interest rates on its commercial loans made in the United States of America in US$.

       (nnn) "US Dollars" or "US$" means lawful currency of the United States of America.

1.2    Schedules.

The following Schedules attached hereto shall form part of this Agreement.

          Schedule                                       Reference
          --------                                       ---------
          A.  -   Injectable Flu Vaccine Products        Section 1.1(jj)
          B.  -   Intellectual Property Rights           Section 1.1(ll)
          C.  -   Pipeline Products                      Section 1.1(yy)
          D.  -   Security Agreement                     Section 1.1(fff)
          E.  -   Drawdown Notice                        Section 2.3
          F.  -   IDB's Counsel Legal Opinion            Section 2.4(c)

PART 2   TERMS OF FACILITY

2.1    Funding Facility.

Subject to and on the terms and conditions contained herein, Shire agrees to advance to IDB up to ONE HUNDRED MILLION UNITED STATES DOLLARS (US$100,000,000) by way of a loan facility (the "Facility") that shall be available to IDB from the date hereof until the Last Funding Date. Except as specifically set out herein, amounts repaid or deemed to be repaid hereunder may not be redrawn.

2.2    Purpose.

       (a) IDB agrees that it shall use the Flu Advances only for Flu Purposes and for no other purpose. IDB agrees that it shall use the Pipeline Advances only for Pipeline Purposes and for no other purpose.

       (b) IDB agrees it will not request any Advance and Shire shall not be required to make any Advance in connection with a Product or any Intellectual Property Right that is the subject of any interlocutory, interim or permanent injunction granted by a court of competent jurisdiction where the use of such Product or Intellectual Property Right is held to be an infringement or misappropriation by IDB of any intellectual property right of any other Person, and such injunction is not stayed within 30 days of the granting thereof, to the extent that such infringement or misappropriation did not arise prior to the Effective Date.

2.3    Advances.

       (a) Provided that no Default or Event of Default has occurred and is continuing, and subject to the satisfaction of the Conditions Precedent and subject to compliance with Section 2.2(b), if applicable, IDB may draw down amounts under the Facility from time to time on or prior to the Last Funding Date by providing to Shire a written notice substantially in the form attached hereto as Schedule E (a "Drawdown Notice") of its request for an Advance, setting out the amount requested and the date on which the funds are to be advanced. The Drawdown Notice shall be provided to Shire at least ten (10) Banking Days prior to the date IDB wishes to obtain an Advance. The Drawdown Notice shall also state if the Advance is to be used for the Pipeline Products (a "Pipeline Advance") or for the Injectable Flu Vaccine Products (a "Flu Advance") and shall constitute a representation, warranty and covenant by IDB that such Advance shall only be used for such purpose. A Drawdown Notice may only indicate that the relevant Advance is to be used for one type of the Products. Subject to the conditions hereof, Shire agrees that it shall advance to IDB the amount requested in the Drawdown Notice on the date set out therein up to the maximum principal amount of the Facility.

       (b) Only one Flu Advance and only one Pipeline Advance may be made in any three calendar month period. Subject to Section 2.3(c), such Advance shall be in an amount constituting IDB's reasonable estimate of expected expenditures for Pipeline Purposes or Flu Purposes in the three calendar month period immediately following the relevant Advance provided that, if any part of a previous Advance has not been used by IDB, then IDB shall only be permitted to request an additional Advance in an amount that, when added to the unused portion of such previous Advance, is necessary to meet IDB's reasonable estimate of expected expenditures for Pipeline Purposes or Flu Purposes to be incurred in the subsequent three calendar month period immediately following such new Advance.

       (c) From the maximum principal amount of the Facility, IDB agrees that it will request a minimum of Thirty Million United States Dollars (US$30,000,000) by way of Flu Advances prior to the Last Funding Date.

2.4    Conditions Precedent.

Subject to the requirements under Sections 2.2, 2.3 and 2.4, Shire agrees to make the initial Advance under the Facility available upon fulfillment of the following conditions:

       (a) execution by IDB and delivery to Shire of this Agreement and the Security;

       (b) delivery to Shire of certified copies of memorandum and articles of IDB as well as a good standing certificate for the jurisdiction of incorporation of IDB;

       (c) delivery to Shire of a legal opinion of IDB's counsel substantially in the form set out in Schedule E hereto including in respect of corporate matters, enforceability, creation of security and perfection and conflict of laws; and

       (d) receipt by Shire of certified copies of all documents evidencing all corporate action taken by IDB authorizing the execution and delivery of this Agreement and the Security.

Subject to the requirements under Section 2.3, Shire agrees to make the initial and subsequent Advances under the Facility available upon fulfillment of the following additional conditions:

       (y) the representations and warranties set out herein shall be true and accurate on the date of receipt by Shire of the Drawdown Notice and upon the date of the requested Advance; and

       (z) prior to any Advance, other than the initial Advance hereunder, if reasonably requested by Shire, delivery to Shire of consent, of third parties party to any contract forming part of or in respect of the Collateral, to the Security on any Collateral, other than the Springing Collateral prior to the delivery of an Audit in respect thereof and, after delivery of such Audit, such requirement with respect to the Springing Collateral shall only apply until IDB has paid the required amount in respect of any misuse identified therein.

2.5    Waiver.

Shire may waive any breach by IDB of this Agreement or the Security or of any default by IDB in the observance or performance of any covenant or condition required to be observed or performed by IDB hereunder or under the Security. No failure or delay on the part of Shire to exercise any right, power or remedy given herein or by statute or at law or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other exercise thereof or the exercise of any other right, power or remedy, nor shall any waiver by Shire be deemed to be a waiver of any subsequent similar or other event.

2.6    Evidence of Advances.

The obligation of IDB to repay the Advances and all interest hereunder shall be evidenced by this Agreement and by ledgers maintained by Shire. Such ledgers shall constitute, in the absence of manifest error, prima facie evidence of the whole and each constituant part of the obligations of IDB hereunder in respect of the Advances and interest, the date of any Advance and the aggregate amounts, from time to time, paid by IDB hereunder.

2.7    Existing Condition of the Business.

Notwithstanding any other provision or term of this Agreement to the contrary, including, without limitation, Sections 2.4 and 6.2, Shire acknowledges and agrees that it may not suspend Advances of the Facility or refuse to make an Advance of the Facility due to any Event of Default, failure to meet any Condition Precedent or for any other reason, arising solely out of:

       (a) the failure of the vendor of the Business under the Asset Purchase Agreement to transfer to IDB any of the assets or contracts required to be transferred to IDB pursuant thereto;

       (b) the failure of the vendor of the Business under the Asset Purchase Agreement to obtain any required approvals or consents to the transfer to IDB of any of the assets or contracts required to be transferred to IDB pursuant to the Asset Purchase Agreement; or

       (c) the operation of the Business by IDB in a manner substantially consistent with the manner in which it was operated by the vendors of the Business under the Asset Purchase Agreement immediately prior to the Effective Date and in any event in a manner no less compliant with all applicable laws, undertakings, rules and agreements than the manner in which the Business was operated by the vendor of the Business under the Asset Purchase Agreement immediately prior to the Effective Date.

PART 3 INTEREST, CALCULATION AND PAYMENT OF PRODUCTS PAYMENT

3.1    Interest on Advances.

The outstanding principal amount of all Pipeline Advances shall bear interest ("Pipeline Interest"), computed daily, at a rate of 20% per annum. The outstanding principal amount of all Flu Advances shall bear interest ("Flu Interest"), computed daily, at a rate of 10% per annum. Pipeline Interest and Flu Interest shall be payable as set out in Section 3.2. All accrued and unpaid interest shall be capitalized on December 31 of each calendar year and, for purposes of calculating interest thereon, shall be treated as part of the principal amount of the relevant Advance in respect of which such capitalized interest initially accrued thereon.

3.2    Calculation of Payments.

Subject to Sections 3.5, 3.6 and 3.7, IDB shall pay to Shire:

       (a) from and after the date of the first Pipeline Advance, the Pipeline Interest having accrued from the immediately preceding Calculation Date to the next Calculation Date up to a maximum of the amount equal to the sum of (i)* of Pipeline Net Sales for the same period and (ii)* of Pipeline Licensing Income for the same period; and

       (b) from and after the date of the first Flu Advance, the Flu Interest having accrued from the immediately preceding Calculation Date to the next Calculation Date up to a maximum of the amount equal to the sum of (i) * of Flu Net Sales for the same period and (ii) * of Flu Licensing Income for the same period.

If the sum of (i) and (ii) referred to in subsection 3.2(a) exceeds the Pipeline Interest payable for the relevant period, such excess amount shall be payable and applied to all accrued and unpaid but non-capitalized interest in respect of all outstanding Pipeline Advances and, thereafter, any further remaining excess amount (the "Pipeline Principal Payment") shall be payable and applied in accordance with Section 3.4. If the sum of (i) and (ii) referred to in subsection 3.2(b) exceeds the Flu Interest payable for the relevant period, such excess amount shall be payable and applied to all accrued and unpaid but non-capitalized interest in respect of all outstanding Flu Advances and, thereafter, any further remaining excess amount (the "Flu Principal Payment") shall be payable and applied in accordance with Section 3.4.

3.3    Reporting and Payment.

*Confidential Treatment requested. Filed under separate cover with the Securities and Exchange Commission.

No later than the end of the month following the first Calculation Date and the end of the month following each Calculation Date thereafter, IDB shall complete the calculation of the Products Payment as at that Calculation Date and deliver to Shire:

       (a) a statement (the "Products Payment Statement") showing detailed calculations in respect of the aggregate of all payments in respect of Pipeline Interest and all Flu Interest and the aggregate of all Pipeline Principal Payments and of all Flu Principal Payments including details, on a product-by-product basis, by territory and in both local currency and US Dollars, in respect of the relevant components of Net Sales, Net Licensing Income, foreign exchange, invoiced sales value, trade discounts and credits, sales taxes, bad debts on Net Sales arising from Existing Contracts and other permitted deductions and setting out the aggregate Products Payment paid by IDB up to and including that Calculation Date and details of amounts used in calculating amounts set out in subparagraphs 3.2(a) and (b);

       (b) a certificate of the principal financial officer of IDB certifying, on behalf of IDB, that the Products Payment Statement is true and correct and that the Products Payment as shown therein was calculated in accordance with this Agreement; and

       (c) payment of the Pipeline Interest, Flu Interest, Pipeline Principal Payment and Flu Principal Payment as required by Sections 3.2 and
              3.4 in accordance with the Products Payment Statement.

       All payments hereunder shall be in immediately available funds to the account of Shire communicated by Shire to IDB from time to time.

3.4    Application of Flu Principal Payments and Pipeline Principal
       Payments.

Each Flu Principal Payment paid in accordance herewith shall be firstly applied as a payment of the outstanding balance of all capitalized interest in respect of all Flu Advances in the immediately preceding Fiscal Period, secondly all other remaining capitalized interest in respect of all Flu Advances and lastly be applied as a repayment of the outstanding principal amount of all Flu Advances. Each Pipeline Principal Payment paid in accordance herewith shall be firstly applied as a payment of the outstanding balance of all capitalized interest in respect of all Pipeline Advances in the immediately preceding Fiscal Period, secondly all other remaining capitalized interest in respect of all Pipeline Advances and lastly be applied as a repayment of the outstanding principal amount of all Pipeline Advances.

3.5    Flu Principal Payment Termination.

Subject to Section 3.7, the obligation of IDB to pay the Flu Principal Payment, Flu Interest and any payments pursuant to Section 3.9 shall terminate upon the aggregate of all Flu Principal Payments paid by IDB to Shire equaling the sum of all Flu Advances plus all capitalized interest thereon, provided that if this
Section 3.5 would result in the termination of the obligation of IDB to pay the Flu Principal Payment and Flu Interest as at any date prior to the Last Funding Date (the "Flu Suspension Date"), such termination shall not be effective until:

       (a) the Last Funding Date, if between the Flu Suspension Date and the Last Funding Date, IDB does not draw down any further Flu Advances under this Agreement; or

       (b) the date after the Last Funding Date on which the obligation of IDB to pay the Flu Principal Payment and Flu Interest would otherwise terminate pursuant to this

              Section 3.5, if between the Flu Suspension Date and the Last Funding Date IDB does draw down any further Flu Advance under this Agreement; and

from the Flu Suspension Date until such time, prior to the Last Funding Date, as IDB draws down a further Flu Advance under this Agreement, the obligation of IDB to pay the Flu Principal Payment and Flu Interest shall be suspended and shall recommence at such time as IDB draws down a further Flu Advance.

3.6    Pipeline Principal Payment Termination.

Subject to Section 3.7, the obligation of IDB to pay the Pipeline Principal Payment and Pipeline Interest shall terminate upon the aggregate of all Pipeline Principal Payments paid by IDB to Shire equaling the sum of all Pipeline Advances plus all capitalized interest thereon, provided that if this Section
3.6 would result in the termination of the obligation of IDB to pay the Pipeline Principal Payment and Pipeline Interest as at any date prior to the Last Funding Date (the "Pipeline Suspension Date"), such termination shall not be effective until:

       (a) the Last Funding Date, if between the Pipeline Suspension Date and the Last Funding Date, IDB does not draw down any further Pipeline Advances under this Agreement; or

       (b) the date after the Last Funding Date on which the obligation of IDB to pay the Pipeline Principal Payment and Pipeline Interest would otherwise terminate pursuant to this Section 3.6, if between the Pipeline Suspension Date and the Last Funding Date IDB does draw down any further Pipeline Advance under this Agreement; and

from the Pipeline Suspension Date until such time, prior to the Last Funding Date, as IDB draws down a further Pipeline Advance under this Agreement, the obligation of IDB to pay the Pipeline Principal Payment and Pipeline Interest shall be suspended and shall recommence at such time as IDB draws down a further Pipeline Advance.

3.7    Termination.

Other than Sections 3.11, 3.14, 5.17, 5.20 and PART 7, this Agreement and the obligation of IDB to pay the Products Payment, including any payments under
Section 3.9, shall terminate upon the happening of any one of the following events:

       (a) the aggregate Products Payment paid by IDB to Shire equaling US$600,000,000; or

       (b) the aggregate of all Flu Principal Payments and all Pipeline Principal Payments paid by IDB to Shire equaling the sum of all Advances plus all capitalized interest thereon, provided that if this Section 3.7(b) would result in the termination of the obligation of IDB to pay the Products Payment as at any date prior to the Last Funding Date (the "Suspension Date"), such termination shall not be effective until:

              (i) the Last Funding Date, if between the Suspension Date and the Last Funding Date, IDB does not draw down any further Advances under this Agreement; or

              (ii) the date after the Last Funding Date on which the obligation of IDB to pay the Products Payment would otherwise terminate pursuant to this Section 3.7(b), if between the Suspension Date and the Last Funding Date IDB does draw down any further Advance under this Agreement; and from the Suspension Date until such time, prior to the Last Funding Date, as IDB draws down a further Advance under this Agreement, the obligation of IDB to pay the Products Payment shall be suspended and shall recommence at such time as IDB draws down a further Advance.

3.8    Pre-Payment.

Subject to compliance with any continuing funding requirements as contemplated by the Undertaking, IDB may, at any time and from time to time, upon two Banking Days' prior written notice, prepay the outstanding Flu Advances, in whole or in part, in a minimum amount of US$250,000 and whole increments thereof (unless the entire amount of outstanding Flu Advances, all accrued and unpaid interest thereon and all capitalized interest thereon is being paid) and accrued and capitalized interest thereon which prepayment shall be deemed to be a Flu Principal Payment. IDB may not prepay any outstanding amount of the Pipeline Advances without the prior written consent of Shire.

3.9    Minimum Flu Payments.

Subject to Sections 3.5, 3.7 and 3.8, on January 31st of each year from and including 2008 to and including 2018, IDB shall pay to Shire an amount equal to the greater of:

       (a)    zero, and

       (b) the Minimum Flu Payment for the twelve month period ending on December 31 of the previous year less

              (1) all Flu Principal Payments and Flu Interest paid during such period, other than:

                     (i) amounts paid during the twelve month period ending on December 31 of the previous year pursuant to this Section 3.9;

                     (ii) amounts repaid during the twelve month period ending on December 31 of the previous year pursuant to Section 6.4(a); and

                     (iii) amounts paid during the twelve month period ending on December 31 of the previous year pursuant to Section 5.15 which are not applied to Flu Advances or Pipeline Advances; and

              (2) any Flu Principal Payments or Flu Interest paid prior to 2007 and not previously deducted pursuant to this Section 3.9.

All such payments shall be applied to Flu Principal Payments according to
Section 3.4.

3.10   No Guarantee.

Notwithstanding any provision of the Civil Code of Quebec that may require the repayment of a loan, Shire hereby recognizes and agrees that there may not be any minimum amount, or any amount at all, of Products Payment made under this Agreement, except as set out in Section 3.9, and Shire hereby renounces any right it may have to apply to a court in respect of any matter contemplated in
Article 1512 of the Civil Code of Quebec. IDB shall have no obligation to repay Advances or to pay interest thereon other than:

       (a) payment by way of the Pipeline Principal Payment or the Flu Principal Payment (including by way of payment pursuant to Section 3.9);

       (b)    payment of Pipeline Interest and Flu Interest;

       (c)    payments pursuant to Sections 3.11, 5.10, 5.15 and 6.4(a);
              and

       (d)    in the circumstances set out in Section 6.3.

       Shire hereby recognizes and agrees that the rights of IDB subsequent to a default by Shire to make an Advance hereunder are not limited to the right to claim damages, and that upon such default by Shire, IDB may require the execution in nature of Shire's obligation to make Advances hereunder, subject to the terms and conditions hereof.

3.11   Records.

IDB shall retain all data (including, without limitation, computerized records), documents, agreements, formulae and information relating directly to, or maintained in connection with, the Projects, the Products and the calculation of the Products Payment at IDB's offices, and shall give Shire access to all such material at all reasonable times upon reasonable notice. All material required to be kept by IDB pursuant to the terms of this Agreement shall be kept and preserved and made available to Shire for a period of not less than three years. Shire shall have the right, at any time during normal business hours and upon five Banking Days' prior notice to IDB, to inspect and audit, or cause to be inspected and audited, the data, records and materials pertaining to the Projects, the Products and the calculation of the Products Payment. IDB shall fully co-operate with all representatives of Shire and any accountant hired by Shire to conduct any inspection or audit. If any such inspection or audit discloses that any payment in respect of any component of the Products Payment was less than the amount which should have been paid, that an amount should have been paid as a Pipeline Principal Payment instead of as a Flu Principal Payment or that the calculation of any payment in respect of any component of the Products Payment arises from Net Licensing Income instead of Net Sales, all payments required and all adjustments necessary to eliminate such discrepancies plus interest at the US Base Rate from time to time plus 2% per annum shall be made by IDB promptly and, if the positive difference between the amount that should have been paid in any year covered by such inspection or audit and the amount actually paid prior to such inspection or audit in respect of such year is 10% or more, IDB shall promptly reimburse Shire for the cost and expenses of such inspection or audit. All payments due pursuant to this Section 3.11 must be made within 15 Banking Days after IDB receives a notice thereof unless IDB delivers a Dispute Notice to Shire with respect to such payment within such 15 Banking Day period and in such event within 3 Banking Days after such Dispute is resolved in Shire's favour.

3.12   Currency Conversion.

Payment in respect of any component of the Products Payment shall be calculated and shall be paid in US Dollars. If IDB receives any Net Licensing Income or Net Sales in a currency other than US Dollars, such Net Licensing Income or Net Sales shall be converted to US Dollars in accordance with IDB's normal accounting practices existing on the date hereof, provided such practices are consistent with GAAP existing as of the date hereof.

3.13   GAAP.

The calculation of any component of the Products Payment shall be made in accordance with GAAP.

3.14   Indemnity.

IDB will defend and indemnify Shire, its officers, directors, employees, and agents and hold them harmless from all liability, loss, damage and cost arising out of (i) any claims of any nature arising out of the research, development, clinical testing, regulatory approval, promotion, sale or manufacturing of any Products by IDB, its Affiliates, Distributors, licensees or sublicensees, or
(ii) any breach of IDB's representations or warranties under this Agreement. This provision shall survive for three years after the Term.

PART 4   REPRESENTATIONS AND WARRANTIES

4.1    General.

IDB represents and warrants to Shire as set forth in this PART 4. All representations and warranties made hereunder shall survive the delivery of the Security to Shire and all Advances and no investigation at any time made by or on behalf of Shire shall diminish in any respect whatsoever its rights to rely thereon. The representations and warranties hereunder shall be deemed repeated upon each Advance hereunder and on each day that IDB must provide a forecast pursuant to Section 5.13.

4.2    Status and Power.

IDB is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified, in good standing and authorized to do business in all jurisdictions wherein the character of the properties owned by it or the nature of the business transacted by it makes such qualifications necessary except where the failure to be so qualified would not result in a Material Adverse Change. IDB has all requisite corporate capacity, power and authority to own its properties and to carry on its business as now conducted and proposed to be conducted and to enter into this Agreement and to create and issue the Security.

4.3    Binding Effect.

The execution and delivery of, performance of the obligations under and consummation of the transactions contemplated by, this Agreement and the Security have been duly and validly authorized by IDB. This Agreement and the Security have been duly executed and delivered by IDB to Shire and each of such documents constitutes legal, valid and binding obligations of IDB and is enforceable in accordance with its terms subject to (i) limitations under any bankruptcy, winding-up, insolvency, arrangement and other applicable laws affecting the rights of creditors generally and (ii) the discretion that a court of competent jurisdiction may exercise in granting extraordinary remedies, such as specific performance and injunction.

4.4    Contravention of Law.

Neither the execution and delivery of this Agreement or of the Security, nor the performance of or compliance with their respective terms or consummation of the transactions contemplated hereby or thereby, will (i) contravene any provision of any law, regulation, order or permit applicable to IDB, other than the Excluded Approvals, (ii) conflict with or contravene the constating documents of IDB, (iii) result in a breach or termination, or constitute a default under or accelerate or permit acceleration under any agreement or instrument to which IDB is a party, or by which IDB is bound, which would result in a Material Adverse Change, or (iv) require any registration, filing, notice, consent or approval of any Governmental Body, other than the registration or recording of the Security, or under the terms or conditions of any agreement or instrument to which IDB is a party or by which IDB is bound, which, if not obtained or made, would result in a Material Adverse Change.

4.5    Compliance with Undertaking and TPC Agreement.

No written notice from Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, or any successor Governmental Body, of any default under the Undertaking or the TPC Agreement has been received by IDB, which default has not been cured, to the extent that such default resulted from circumstances arising after the Effective Date.

4.6    Financial Statements.

The audited financial statements and related statements of income and cash flow of IDB for its Fiscal Period ended December 31, 2003 fairly and accurately set forth, in all material respects, the financial position of IDB as at December 31, 2003 and the results of its operations and cash flows for the period then ended in accordance with GAAP.

4.7    Leases, Licences, Permits and Consents.

Other than the Excluded Approvals, IDB has all leases, licences, permits, approvals and consents under any federal, provincial, state or municipal statute or by-law, or otherwise, as are requisite for the due carrying on of the business of IDB in the manner in which it is now carried on and which it is proposed to carry on which, if not held, would result in a Material Adverse Change and all such leases, licences, permits, approvals and consents are in full force and effect and no proceedings relating thereto are pending or known to be threatened which would result in a Material Adverse Change.

4.8    Ownership of Property; Liens.

IDB owns good and marketable title to the Collateral. None of the Collateral is subject to any mortgage, pledge, charge, assignment, trust, title retention or other security, lien or encumbrance granted by IDB or arising after the Effective Date other than as permitted under Section 5.16.

4.9    Government Regulation.

Other than the Excluded Approvals, IDB is not subject to regulation under federal, provincial, local, municipal or foreign law that restricts or limits its ability to enter into the transactions contemplated hereby or to perform its obligations hereunder or under the Security, which would result in a Material Adverse Change.

4.10   Taxes.

All federal, provincial or state or other material tax returns, reports and statements, other than Excluded Approvals, required by any Governmental Body to be filed by IDB have been filed with the appropriate Governmental Body which, if not so filed, would result in a Material Adverse Change and all such charges in respect of taxes which could form a lien on the Collateral in priority or ranking pari passu to the Security have been paid prior to the date on which such lien could attach. Proper and accrued amounts have been withheld by IDB from its respective employees for all relevant periods in full and complete compliance with all applicable federal, provincial, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Body which, if not so withheld or paid, would result in a Material Adverse Change.

4.11   Full Disclosure.

No information contained in this Agreement, the Security or in any forecast, report, certificate, Products Payment Statement or other written report or information from time to time prepared by IDB and delivered hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

PART 5   COVENANTS

5.1    Continuing Covenant.

IDB covenants and agrees that, except with the prior written consent of Shire, until all amounts due or to become due under this Agreement have been paid in full to Shire it will duly perform and observe each and all of its covenants and agreements herein set forth.

5.2    Corporate Existence.

IDB will at all times maintain its corporate existence. IDB will at all times carry on and conduct its business in a proper business-like manner and in accordance with good business practice and will keep or cause to be kept proper books and records of account in accordance with GAAP, which, if not so conducted or kept, would result in a Material Adverse Change.

5.3    Preservation of Permits and Licenses.

Other than the Excluded Approvals, IDB shall maintain in effect and obtain, where necessary, all authorizations, approvals, licenses or consents of such Governmental Bodies, whether federal, provincial or local, which may be or become necessary or required for IDB to carry on the Business and to satisfy its obligations hereunder and under the Security, and IDB shall comply with all the conditions attached to its permits, authorizations, licenses, certificates and approvals and shall comply with the Undertaking and the TPC Agreement, in each case if the failure to do so would result in a Material Adverse Change. IDB shall use commercially reasonable efforts to meet all milestones established pursuant to the TPC Agreement, which, if not so achieved, would result in a Material Adverse Change.

5.4    Maintenance of Assets.

IDB shall maintain or cause to be maintained in good operating condition all of its material assets used or useful in the conduct of the Business as would a prudent owner of similar property whether same are held under lease or under any agreement and shall from time to time make or cause to be made thereto all necessary and appropriate repairs, renewals, replacements, additions, improvements and other works, which, if not so maintained or made, would result in a Material Adverse Change.

5.5    Payment of Taxes and Duties.

IDB shall pay all taxes, assessments and other governmental duties which are imposed on it or on its income or profits or its assets when due and payable if such tax, assessment or duty could form a lien on the Collateral in priority or ranking pari passu to the Security, provided that no such tax assessments or duty need be paid if: (a) it is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (b) such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, and (c) the outcome of such contestation, if adversely determined, would not result in a Material Adverse Change.

5.6    Performance of Obligations.

IDB shall punctually pay all amounts due or to become due under this Agreement. IDB shall not assign any right, title or interest in the Undertaking or the TPC Agreement without the prior written consent of Shire, except in conjunction with a sale of all or part of the Business to a subsidiary in compliance with Section 5.12.

5.7    Notice of Certain Events.

IDB shall advise Shire forthwith upon the occurrence of any of the following events: (i) the commencement of any proceeding or investigation by or before any Governmental Body and any action or proceeding before any court or arbitrator against IDB or any of its property, assets or activities which, in the event a decision is rendered which is adverse to it, would result in a Material Adverse Change; (ii) the occurrence of any Material Adverse Change; and (iii) any Default or Event of Default, specifying in each case the relevant details and the action contemplated in respect of such Default or Event of Default.

5.8    Registration of Security on Intellectual Property.

IDB shall submit for registration the Security in the Canadian Intellectual Property Office and the equivalent in all other jurisdictions where the transfer of the Intellectual Property Rights will be registered, concurrently with the registration of the transfer of such Intellectual Property Rights pursuant to the Asset Purchase Agreement. IDB shall submit for registration the Security in the Canadian Intellectual Property Office and the equivalent office in the United States of America, Japan and the European Community in respect of Intellectual Property Rights which arise after the Effective Date and any other office agreed to by IDB and Shire. IDB shall make the submission within thirty
(30) days of the filing of said Intellectual Property Rights and shall provide Shire with a copy of such submissions within thirty (30) days of submission and resulting registrations within thirty (30) days of receipt.

5.9    Amalgamation, Merger.

IDB shall not directly or indirectly, by operation of law or otherwise, amalgamate or merge with, or consolidate with any Person where the same would result in a diminishing of the priority of the Security on the Collateral.

5.10   Sale of Business and Collateral.

Without Shire's prior written consent or unless permitted under this Section 5.10, IDB shall not sell all or any part of the Business other than (i) to a subsidiary of IDB in compliance with Section 5.12, and (ii) inventory or equipment in the ordinary course of business. IDB shall not sell any part of the Collateral other than, subject to this Section 5.10, (i) the Springing Collateral prior to the delivery of an Audit in respect thereof and, after delivery of such Audit, such restriction with respect to the Springing Collateral shall only apply until IDB has paid the required amount in respect of any misuse identified therein, and (ii) any Product to Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, or any successor Governmental Body, the development of which has stopped or otherwise ceased pursuant to Section 5.19. IDB may enter into a sale and leaseback arrangement on fair market and arms' length terms providing for cash consideration for such sale of any part of the assets of the Business, other than the aforesaid Collateral, provided that IDB pays, immediately following the closing of such transaction, ten per cent (10%) of an amount equal to (x) the proportion of the cost of such asset funded by Advances to the total cost of such assets, multiplied by (y) the net sale proceeds. Such proceeds shall be deemed to be a Flu Principal Payment if related to a Flu Advance and a Pipeline Principal Payment if not and shall be applied as set out in Section 3.4.

5.11   Change of Corporate Name.

IDB shall not, without giving Shire 20 days' prior written notice, change its corporate name or change its head office, chief executive office, principal place of business or domicile (within the meaning of the Civil Code of Quebec) to a location outside of the Province of British Columbia.

5.12   Subsidiary.

IDB shall not sell, transfer or assign all or any part of the Business or the Collateral to any subsidiary unless such subsidiary has granted to Shire a guarantee in form and content satisfactory to Shire as well as a security agreement charging its interest in any Collateral acquired by it, substantially in the same form as the Security. No Affiliate of IDB shall use any Advance or participate in any of the Projects unless it has granted to Shire a guarantee in form and content satisfactory to Shire as well as a security agreement charging its interest in property corresponding to the definition of Collateral, substantially in the same form as the Security.

5.13   Forecast.

On or before the first day of each month from the Effective Date to the earlier of the Last Funding Date and the date on which the Facility is fully advanced, IDB shall provide to Shire a detailed forecast of its expected operating and capital expenditures for Flu Purposes and Pipeline Purposes for the next three months. Such forecast shall include copies of detailed budgets for Flu Purposes and Pipeline Purposes.

5.14   Reporting and Audit.

Within 60 days of the end of each month, IDB shall provide to Shire a detailed accounting of its actual expenditures for Flu Purposes and Pipeline Purposes including, without limitation, a detailed analysis and comparison of actual expenditures to forecasted operating and capital expenditures and the use of the proceeds of the Advances made during that time, and IDB shall permit Shire, upon reasonable notice and at any reasonable time, within 90 days of Shire's receipt of such report, to audit (an "Audit") such expenditures to confirm that such expenditures were used for the purposes permitted hereby and for no other purpose and to confirm the use of the Advances. Subject to Section 5.15, if applicable, to the extent that an Audit indicates that an Advance indicated in the relevant Drawdown Notice was used, in whole or in part, in connection with the inappropriate Product, adjustments to the outstanding balances of the Advances shall be made as well as a recalculation of interest thereon and capitalization thereof, as the case may be, from the date of such Advance.

5.15   Misuse of Advances.

Should any Audit results delivered to IDB indicate that any portion of the Advances made during the month covered by a monthly report were used for purposes other than in connection with the Business, IDB shall, unless it disputes the results of such Audit pursuant to Section 7.18(d), pay to Shire, within 30 days of receipt of such Audit, five times the amount confirmed by such Audit to have been spent on purposes other than in connection with the Business. Twenty percent (20%) of such amount shall constitute a penalty for improper use of the Advances and the remaining amount shall be applied by Shire, as it determines in its sole discretion, in respect of any obligations of IDB hereunder or under the Security. If such amount is not paid as contemplated hereunder, it shall bear interest, before and after judgment, at the rate per annum applicable to the Pipeline Advances.

Should any Audit results delivered to IDB indicate that any portion of the Advances made during the month covered by a monthly report were used for purposes in connection with the Business but other than the specific Flu Purposes or Pipeline Purposes indicated in the relevant Drawdown Notice, IDB shall, unless it disputes the results of such Audit pursuant to Section 7.18(d), pay to Shire, within 30 days of receipt of such Audit, one hundred and twenty per cent (120%) of the amount confirmed by such Audit to have been spent on purposes in connection with the Business but other than the specific Flu Purposes or Pipeline Purposes indicated in the relevant Drawdown Notice. IDB shall have no obligation to pay any amount pursuant to this paragraph until the aggregate of all relevant amounts from all completed Audits indicating that Advances were used for purposes in connection with the Business but other than the specific Flu Purposes or Pipeline Purposes indicated in the relevant Drawdown Notice is greater than US$1,000,000. IDB shall pay an amount, indicated in the relevant Audit, in excess of such US$1,000,000 threshold and all other amounts indicated in any subsequent Audit. Twenty percent (20%) of the amounts paid under this paragraph shall constitute a penalty for improper use of the Advances. The remaining one hundred percent (100%) of amounts paid under this paragraph shall be deemed to be a Flu Principal Payment or a Pipeline Principal Payment, as Shire may determine, and applied as set out in Section 3.4, and shall, subject to the terms and conditions hereof, be available as an Advance hereunder, and further, such repayment shall not be taken into account for purposes of Section 3.7(a). If such amount is not paid as contemplated hereunder, it shall bear interest, before and after judgement, at the rate per annum applicable to the Pipeline Advances.

For the avoidance of doubt, IDB shall not be entitled to any further Advance hereunder until it has fulfilled its obligations under this Section 5.15.

5.16   Other Encumbrances.

IDB will not create, assume or have outstanding, except to Shire or its Affiliates, any mortgage, pledge, charge, assignment, trust, title retention or other security, lien or encumbrance, whether fixed or floating, arising after the Effective Date, or granted by IDB and arising on or before the Effective Date, on the Collateral or any part thereof other than:

       (a) in favour of a financial institution providing funding to IDB, provided the same ranks after the Security;

       (b) in favour of the holders of any debt instruments issued by IDB pursuant to a public offering of debt or any private placement of debt, provided the same ranks after the Security;

       (c) in favour of any commercial lender providing funding to IDB for general corporate purposes, provided the same ranks after the Security; or

       (d)    the Security.

5.17   Expenses.

All expenses incurred by Shire in respect of enforcing the Security or in realizing upon the Security, including expenses of taking possession, protecting and realizing upon the property charged by Collateral, shall immediately be payable by IDB to Shire without demand therefor.

5.18   Compliance.

IDB will observe and comply with all laws, regulations and provisions made by any Governmental Body relating to the conduct of its business which, if not observed or complied with, would result in a Material Adverse Change.

5.19   Product Development.

IDB will use commercially reasonable efforts to continue development of the Products in accordance with the TPC Agreement and the Undertaking, provided that IDB shall not be required to continue to develop any Product if and to the extent that IDB determines that prudent and reasonable business considerations dictate that development of the Product be reduced, delayed, suspended or stopped in its entirety. Prior to IDB reducing, delaying, suspending or stopping in its entirety or otherwise ceasing to develop any of the Products, IDB shall send a notice to Shire, which notice shall set out in detail the reasons for such proposed reduction, delay, suspension, stoppage or cessation and an indication of IDB's willingness and availability to meet with Shire. IDB shall thereafter meet with Shire in order to explain the reasons for such proposed reduction, delay, suspension, stoppage or cessation at which time IDB shall explain to Shire all proposed substitute products and Intangibles and the timing of such reduction, delay, stoppage, suspension or cessation. IDB shall not proceed with any such proposed reduction, delay, suspension, stoppage or cessation unless, where required, authorized by the applicable Governmental Body and, in the case of Pneumococcal Protein Vaccine or Meningococcal Protein Vaccine, until 60 days after the date that Shire has received the aforesaid notice. All substituted products and Intangibles shall be deemed to be included in Pipeline Products and treated as such for all purposes hereof and of the Security. IDB may, subject to the terms hereof, abandon any patent application or decline to maintain any patent other than patent applications filed or patents obtained in Canada, the United States of America, Japan, the European Community or any other jurisdiction agreed to by IDB and Shire, and which are required for Products being developed in accordance with this Section 5.19.

5.20   Confidentiality.

Shire acknowledges and agrees that all Products Payment Statements and the information contained therein and all data and records provided to Shire or its representatives or independent accountants pursuant to Section 3.11 constitute confidential information of IDB. Shire will not use any such confidential information for any purpose other than to ensure IDB's compliance with this Agreement and to enforce this Agreement or the Security against IDB, and shall not disclose such confidential information to any Person other than Shire's representatives, independent accountants and advisors who have a need to know such confidential information for such purpose. Notwithstanding any provision of this Section 5.20, Shire may disclose information (a) to any assignee or potential assignee that has agreed to comply with the covenant contained in this
Section 5.20 (and any such assignee or potential assignee may disclose such information to persons employed or engaged by them); (b) as required or requested by any Governmental Body, securities commission or exchange or other regulatory body or reasonably believed by Shire to be compelled by any court order, subpoena or legal order or process; (c) as, on the advise of counsel, is required by law; or (d) that ceases to be confidential through no fault of Shire. Shire shall instruct all of its representatives, independent accountants and advisors who have access to IDB's confidential information as to the confidential nature of that information and their obligation to maintain the confidentiality of that information and to use it only for the permitted purposes provided for in this Section 5.20 and Shire shall be responsible for any breach thereof. Shire may retain IDB's confidential information for up to three years after the Term, but thereafter shall destroy all documents, papers, records and other materials containing any of IDB's confidential information and delete IDB's confidential information from Shire's computer systems. Shire's obligations pursuant to this Section 5.20 shall terminate three (3) years after the Term.

PART 6   EVENTS OF DEFAULT AND REMEDIES

6.1    Events of Default.

Any one or more of the following events shall constitute an Event of Default (whether any such Event of Default shall be voluntary or involuntary or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body):

       (a) the failure by IDB to pay any of the Pipeline Interest, the Flu Interest, the Pipeline Principal Payment or the Flu Principal Payment as required hereby, which such failure shall continue unremedied for a period of three (3) Banking Days;

       (b) the failure by IDB to pay any amount required by Sections 3.11, 5.10, 5.15 or 6.4(a), which such failure shall continue unremedied for a period of three (3) Banking Days;

       (c) the failure by IDB to continue to develop the Products to the extent required by Section 5.19, which such failure shall continue unremedied for a period of 15 days after written notice thereof by Shire to IDB;

       (d) other than as set out in Sections 6.1(a), (b) or (c), the failure by IDB to fulfill any other covenant set out in this Agreement, other than under Section 2.2(a) hereof, or the Security, which such failure shall continue unremedied for a period of 30 days after written notice thereof by Shire to IDB;

       (e) a default or breach shall occur under (x) any other agreement, document or instrument to which IDB is a party that is not cured within any applicable grace period therefor and such default or breach (i) involves a failure to make one or more payments which individually or in the aggregate exceed US$500,000 when due in respect of any indebtedness of IDB, or (ii) causes any holder of such indebtedness or guarantee or an agent or a trustee therefor to cause, indebtedness or a portion thereof in excess of US$500,000 owing or guaranteed by IDB in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (y) any of the Notes and such default or breach involves a failure to make one or more payments which individually or in the aggregate exceed US$500,000 when due;

       (f) any involuntary case or proceeding (including the filing of any notice of intention in respect thereof) is commenced against IDB under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any other insolvency law, any incorporation law or other applicable law in any jurisdiction in respect of the (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, a substantial part of or all of the debts or obligations of IDB, (iii) appointment of a trustee, interim receiver, receiver, receiver and manager, liquidator, administrator, custodian, sequestrator, agent or other similar official for IDB or for all or a substantial part of the assets of IDB, (iv) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or a substantial part of the assets of IDB, and such case or proceeding shall remain undismissed or unstayed for 30 days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding;

       (g) IDB (i) commences on a voluntary basis, or fails to contest in a timely and appropriate manner or consents to the institution of any proceeding referred to in the preceding paragraph or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustee or sequestrator (or similar official) of IDB or of all or any substantial part of IDB's assets, or (ii) take any corporate (or analogous) action in furtherance of any of the foregoing or of any of the proceedings referred to in the preceding paragraph, or
              (iii) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or is otherwise insolvent;

       (h) IDB has received written notice from Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, or any successor Governmental Body, of a default under the Undertaking or the TPC Agreement, which default has not been cured, to the extent that such default resulted from circumstances arising after the Effective Date, or the TPC Agreement is terminated and such failure or termination continues unremedied for a period of 30 days after written notice thereof by Shire to IDB;

       (i) a final judgment or judgments from which no appeal is pending and for which time limits for appeal have expired for the payment of money in excess of US$500,000 in the aggregate, at any time, is entered or rendered against IDB and the same is or are not, no later than 30 days after the expiry of the time limit for appeal, paid, set aside, vacated, discharged or execution thereof stayed;

       (j) if any statement, attestation, financial statement, report, data, representation or warranty which was given by, for the account of or in the name of IDB to Shire with respect to this Agreement or the Security is revealed to be false, misleading or inexact in any material respect and shall remain so for a period of 30 days from the earlier of an officer of IDB having actual knowledge thereof or written notice thereof by Shire to IDB;

       (k) if any party holding an encumbrance on any of the Collateral, other than the Springing Collateral prior to the delivery of an Audit in respect thereof and, after delivery of such Audit, such exception with respect to the Springing Collateral shall only apply until IDB has paid the required amount in respect of any misuse identified therein, to secure amounts in excess of US$500,000 enforces its encumbrance and such enforcement proceedings are not dismissed, stayed or withdrawn within 30 days after IDB has notice or knowledge of the institution thereof.

6.2    Remedies Upon Default.

Upon the occurrence of any Event of Default and at any time thereafter, provided that IDB has not prior thereto remedied all outstanding Events of Default, Shire may, in its discretion, by notice to IDB, declare this Agreement to be in default. At any time thereafter, while IDB shall not have remedied all outstanding Events of Default, Shire, at its discretion and subject to compliance with any mandatory requirements of applicable law then in effect, may:

       (a) suspend Advances of the Facility until IDB has remedied all outstanding Events of Default; and

       (b)    declare all amounts then accrued and owing by IDB under
              PART 3 and Section 5.15 to be immediately due and payable and such amounts shall forthwith become due and payable without presentment, demand, protest or other notice of any kind to IDB, all of which are hereby expressly waived.

6.3    Remedies Upon Default - Payment of Advances.

Upon the occurrence of any event described in Section 6.1(f) or 6.1(g), or three Banking Days following the awarding of a final and conclusive judgment, from which no appeal is pending and for which time limits for appeal have expired, for an event described in Section 6.1(a) or 6.1(b), and at any time thereafter, provided that IDB shall not have remedied all outstanding Events of Default, Shire, at its discretion and subject to compliance with any mandatory requirements of applicable law then in effect, may:

       (a) declare all amounts then owing by IDB hereunder, including, without limitation, under PART 3 and Section 5.15 and under the Security, and the outstanding balance of all Advances and capitalized interest thereon, to be immediately due and payable and such amounts shall forthwith become due and payable without presentment, demand, protest or other notice of any kind to IDB, all of which are hereby expressly waived; and

       (b) if the Event of Default is capable of being cured, enforce the Security to the extent necessary to cure the Event of Default and return the Collateral to IDB once the Event of Default has been cured. If the Event of Default is not capable of being cured, enforce the Security to its full extent. During the time Shire is enforcing the Security, the obligation of IDB to pay any Products Payment that would otherwise become payable after the date of commencement of the enforcement of the Security shall be suspended.

6.4    Extension of Last Funding Date.

Notwithstanding Sections 6.2 and 6.3:

       (a) to the extent that Shire has received a Dispute Notice wherein IDB contests the occurrence or continuance of any one or more of the Events of Default under Sections 6.1(c), 6.1(d), 6.1(j) or Section 6.1(h) (but only, in such later case, in respect of a written default under the Undertaking or TPC Agreement), Shire shall not be entitled to refuse to fund any Advance solely on the basis of the occurrence or continuance of such one or more Events of Default and, to the extent that the final resolution of such Dispute is in IDB's favour, the Last Funding Date shall be extended for the number of days equaling the number of days starting from the date of receipt by Shire of such Dispute Notice until the date such Dispute is resolved pursuant to Section
              7.18 and, to the extent that the final resolution of such Dispute is not in IDB's favour, IDB shall repay all Advances funded by Shire during such period and all accrued and unpaid interest thereon within three Banking Days of the date of such resolution and such repaid Advances shall, subject to the terms and conditions hereof, be available as an Advance hereunder, and further, such repayment shall not be taken into account for purposes of Section 3.7(a); and

       (b) in respect of all other Events of Default, the occurrence or continuance of which IDB has notified Shire by a Dispute Notice it is contesting, Shire shall not be required to advance any further funds until the resolution of such Dispute and if such Dispute is resolved in IDB's favour, then Shire shall pay within 15 Banking Days of the date of the resolution of such Dispute the reasonable interest cost that IDB has incurred during the period that Advances were not available hereunder during such Dispute above the cost that IDB would have paid if such Advances had been available hereunder.

6.5    Other Securities.

The rights and powers conferred under this PART 6 are in addition to and not in substitution for the Security or any other security or securities which Shire now or from time to time may hold or take from IDB.

6.6    Remedies Non-Exclusive.

No remedy herein or in the Security conferred on Shire is intended to be exclusive. Each and every remedy shall be cumulative and shall be in addition to, except as otherwise stated herein, every other remedy given hereunder or now or hereafter existing at law or by statute or otherwise. The exercise or commencement of exercise by Shire of any one or more of such remedies shall not, except as otherwise stated herein, preclude the simultaneous or later exercise by Shire of any or all other such remedies.

6.7    Assumption of Licenses.

Upon request by IDB, unless, in good faith, Shire is of the view that the obligations to be performed by Shire under any agreement with any licensee or potential licensee of any of the Collateral licensed or proposed to be licensed by IDB are unreasonable, Shire will enter into a tri-party agreement with IDB and the licensee or proposed licensee in respect of such Collateral in a form and content reasonably acceptable to Shire.

PART 7   MISCELLANEOUS

7.1    Notices.

 All notices and demands required or permitted to be given hereunder shall be in writing and may be delivered personally, sent by facsimile or may be forwarded by first class prepaid registered mail to the addresses set forth below. Any notice delivered or sent by facsimile shall be deemed to have been given and received at the time of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the expiration of five Banking Days after it is posted, addressed as follows:



                  If to IDB:

                  ID Biomedical Corporation
                  Suite 1630 - 200 Burrard Street
                  Vancouver, British Columbia, V6C 3L6
                  Canada

                  Attention:  Chief Executive Officer
                  Fax No.:    604-431-9378


                  with a copy to

                  Borden Ladner Gervais LLP
                  1200 Waterfront Centre
                  200 Burrard Street

                  Vancouver, British Columbia, V7X 1T2
                  Canada

                  Attention:  Warren Learmonth
                  Fax No.:    604-687-1415


                  If to Shire:
                  Shire LLC

                  -----------------------
                  -----------------------
                  -----------------------

                  Attention:  Corporate Secretary
                  Fax No.:
                              -----------------------
                  with a copy to

                  Shire Pharmaceuticals Group plc
                  Hampshire International Business Park
                  Chineham
                  Basingstoke
                  Hampshire
                  RG24 8EP
                  United Kingdom

                  Attention:  General Counsel
                  Fax No.:    44-1256-894-710


                  and a further copy to

                  Stikeman Elliott LLP
                  1155, Rene-Levesque Blvd. West
                  Suite 4000
                  Montreal, Quebec
                  H3B 3V2

                  Attention:  Jean Marc Huot
                  Fax No.:    514-397-3222

or at such other address or addresses as may from time to time be notified in writing by the parties hereto provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall only be effective if actually delivered.

7.2    Further Assurances.

As and so often as Shire may require, IDB shall execute and deliver to Shire, and, as and so often as IDB shall require, Shire shall execute and deliver to IDB, such further and other documents, deeds, assurances and conveyances and shall undertake such further and other actions as may be necessary to properly carry out the intention of this Agreement including, without limitation, for registration in respect of any property constituting part of the Collateral, obtaining third party consents to the Security as required hereby and delivering a detailed description of the Springing Collateral.

7.3    Amendments.

Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

7.4    Time of Essence.

Time is expressly declared and stipulated to be of the essence of this Agreement in respect of all payments to be made hereunder and all covenants and agreements to be performed and fulfilled. Any extension of time hereunder shall not be deemed to be or to operate in law as a waiver on the part of Shire that time is to be of the essence of this Agreement. Except as expressly provided in this Agreement or the Security, IDB shall be "in default" hereunder and under the Security by the mere lapse of time for fulfillment of the relevant obligation without the necessity of any further action by Shire.
Except as specifically set out herein, the obligations of IDB under this Agreement and the Security shall not be reduced, limited or cancelled pursuant to the occurrence of an event of force majeure, IDB expressly assuming the risk of superior force.

7.5    Absence of Set-Off.

The obligation of IDB to make payments hereunder shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms thereof under all circumstances without any right of compensation or set-off. Notwithstanding the foregoing, Shire acknowledges and agrees that IDB may withhold from any payment hereunder any amounts required to be withheld by applicable law, and that IDB may remit any such amount to a Governmental Body as required by law.

If reasonably requested by Shire, IDB shall furnish to Shire the original or a certified copy of receipts evidencing payment of any amount withheld by IDB in connection herewith and remitted to the applicable Governmental Body and all other information in respect of such withholding.

7.6    Assignment.

IDB will not, without the prior written consent of Shire, assign any of its rights hereunder. Subject to this Section 7.6, Shire will not, without the prior written consent of IDB, assign any of its rights hereunder. From and after the date that the full amount of the Facility has been advanced and, in any event, after the Last Funding Date, Shire may assign any of its rights hereunder.

7.7    Entire Agreement.

This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings whether oral or written relative to the subject matter hereof.

7.8    Payment Dates.

If the date upon which any act or payment hereunder is required to be done or made falls on a non-Banking Day, then such act or payment shall be performed or made on the next Banking Day.

7.9    Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute an original, but all of the separate counterparts shall constitute one single document.

7.10   No Merger of Judgment.

The taking of a judgment on any covenant contained herein or on any covenant set forth in the Security does not operate as a merger of any such covenant or indebtedness of IDB to Shire or in any way suspend payment or affect or prejudice the rights, remedies and powers, which Shire may have in connection with such indebtedness.

7.11   Governing Law.

This Agreement shall in all respects be governed by and be construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein, excluding rules of private international law that form part of the laws of Quebec or Canada and that lead to the application of the laws of any other jurisdiction. For any matter not otherwise subject to arbitration pursuant to Section 7.18, each party attorns irrevocably and unconditionally to the non-exclusive jurisdiction of the courts of the Province of Quebec and the courts sitting in the City of Montreal and courts entitled to hear appeals therefrom, in respect of any action, suit or proceeding arising from, or relating to, this Agreement.

7.12   Relationship.

Shire and IDB hereby acknowledge that no provision hereof or of the Security shall constitute a relationship of mandate or fiduciary or establish any partnership amongst the parties.

7.13   Severability.

If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

7.14   Parties In Interest.

This Agreement shall enure to the benefit of and be binding on IDB and Shire and their respective successors and permitted assigns.

7.15   Included Words.

Wherever the singular or the masculine are used herein the same shall be deemed to include the plural or the feminine or the body politic or corporate where the context or the parties so require.

7.16   Headings.

The headings to the parts and sections of this Agreement are inserted for convenience only and shall not affect the construction hereof.

7.17   Judgement Currency.

All payments made under this Agreement shall be made in US Dollars. Any payment made in Canadian Dollars, pursuant to a judgment or order of a court or tribunal of any jurisdiction, shall constitute a discharge of the obligations of the payor only to the extent of Canadian Dollar obligations and the Equivalent Amount (as defined below) of US Dollar obligations thereof at the date of payment. If such Equivalent Amount is less than the amount of the US Dollar amount originally due, the payor shall indemnify and save the payee harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the payee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of any amount due hereunder or under any judgment or order. "Equivalent Amount" means, on any date, the amount of US Dollars into which an amount of Canadian

Dollars may be converted or the amount of Canadian Dollars into which an amount of US Dollars may be converted at the Bank of Canada noon spot rate in Toronto as at approximately 12:00 noon, Toronto time, on such date.

If for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert any amount payable in US Dollars under this Agreement into Canadian Dollars, the conversion shall be made on the basis of the Equivalent Amount prevailing on the Banking Day immediately preceding the date on which judgment is given and in any event, the payor shall be obliged to pay to the payee any deficiency.

7.18   Dispute Resolution

       (a) Except as expressly otherwise provided in this Agreement, all disputes, questions or controversies arising out of or connected with this Agreement and the business relationship arising from this Agreement (collectively, "Disputes") shall be resolved as provided in this Section 7.18 to the exclusion of the courts.

       (b) Where a Dispute arises, each party will within two Banking Days after receiving from or delivering to the other a written notice of dispute (a "Dispute Notice") setting out the matters in dispute, designate one of its senior management as its representative for the purposes of attempting to negotiate a resolution. The representatives so appointed shall meet in person at a mutually acceptable place or arrange alternate means of communication and attempt to resolve the Dispute.

       (c) Any Dispute that has not been resolved within 20 Banking Days of the delivery of a Dispute Notice shall be referred to and finally determined by arbitration. The date of commencement of the arbitration shall be deemed to be the date 20 Banking Days after the delivery of a Dispute Notice unless the parties agree on some other date. There shall be a single arbitrator, provided that, if the parties cannot agree on a person to be appointed as the single arbitrator within 10 Banking Days of the commencement of the arbitration, then the number of arbitrators will be three, one appointed by each of the parties within 14 Banking Days of the commencement of the arbitration and a third appointed by the two party appointees within 7 Banking Days thereafter. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be Montreal, Quebec. Unless otherwise determined by the arbitrator, legal costs of both parties and the other costs of the arbitration shall follow the award. Notwithstanding Section 7.18(b), either party shall be entitled to apply to the court for interim measures of protection at any time after a Dispute Notice has been delivered, whether or not arbitration proceedings have yet been commenced. An award or determination of the arbitrator or arbitrators or any two of the three arbitrators shall be final and binding upon the parties hereto, their successors and assigns.

       (d) Within 30 days after delivery of any inspection or audit (including, without limitation, an Audit), IDB will advise Shire in writing whether it agrees therewith and if not, IDB will specify the matters not agreed to and, in such case, the matters in dispute will be referred to the Auditors acting as experts and not arbitrators. IDB and Shire may make submissions to the Auditors and shall provide the Auditors with additional documents, materials and other presentations the Auditors might require in relation with the disputed matters. The determination of the Auditors shall be final and binding on IDB and Shire. The fees of the Auditors in respect of the dispute shall be borne as to one-half by Shire and as to one-half by IDB.

7.19   References.

Unless otherwise stated a reference herein to a numbered or lettered section or part refers to the section or part bearing that number or letter in this Agreement. A reference to this Agreement or herein means this Agreement, including the Schedules hereto, together with any amendments thereof.

7.20   English Language.

The parties hereto have expressly required that this Agreement and all deeds, documents and notices relating hereto be drafted in the English language. Les parties aux presentes ont expressement exige que la presente convention et tous les contrats, documents et avis qui y sont afferents soient rediges en langue anglaise.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Executed at Vancouver, British Columbia, Canada



ID BIOMEDICAL CORPORATION


         By:      ________________________________
                  Name:
                  Title:


         By:      ________________________________
                  Name:
                  Title:



Executed at __________________, _____________________, United States of America.



SHIRE LLC


         By:      ________________________________
                  Name:
                  Title:


         By:      ________________________________
                  Name:
                  Title: